Exhibit 10.1

CREDIT AGREEMENT

among

NETFLIX, INC.,

THE LENDERS NAMED HEREIN,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent and L/C Issuer,

and

WELLS FARGO SECURITIES, LLC,

as Lead Arranger and Sole Bookrunner

Dated as of September 16, 2009

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

		Page
8.10.	Confidentiality	109
8.11.	Counterparts	110
8.12.	Consent to Jurisdiction	110
8.13.	Relationship of Parties	111
8.14.	Time	111
8.15.	Waiver of Punitive Damages	111
8.16.	USA PATRIOT Act	111
8.17.	Clarification	111

SCHEDULES

SCHEDULE I -	THE LENDERS
SCHEDULE 3.01	CONDITIONS PRECEDENT

EXHIBITS

EXHIBIT A	NOTICE OF BORROWING
EXHIBIT B	NOTICE OF CONVERSION
EXHIBIT C	NOTICE OF INTEREST PERIOD SELECTION
EXHIBIT D	NOTE
EXHIBIT E	ASSIGNMENT AGREEMENT
EXHIBIT F	COMPLIANCE CERTIFICATE
EXHIBIT G	COLLATERAL CERTIFICATE
EXHIBIT H	NON-BANK CERTIFICATE
EXHIBIT I	GUARANTY

-iii-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of September 16, 2009, is entered into by and among: (1) NETFLIX, INC., a Delaware corporation (the “Borrower”); (2) each of the financial institutions party to this Agreement from time to time (each a “Lender” and, collectively, the “Lenders”); and (3) WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”)) and L/C Issuer. Wells Fargo Securities, LLC has been given the title of lead arranger and sole bookrunner in connection with this Agreement (in such capacity, the “Lead Arranger”).

RECITALS

A. The Borrower has requested that the Lenders provide the credit facility set forth in this Agreement to the Borrower.

B. The Lenders are willing to provide such credit facility upon the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the above Recitals and the mutual covenants herein contained, the parties hereto hereby agree as follows:

ARTICLE I. INTERPRETATION.

1.01. Definitions. Unless otherwise indicated in this Agreement or any other Credit Document, each term set forth below, when used in this Agreement or any other Credit Document, shall have the respective meaning given to that term below or in the provision of this Agreement or other document, instrument or agreement referenced below.

“Acquired Person” shall mean a Proposed Target that is the subject of a Permitted Acquisition after the Closing Date.

“Acquired Portion” shall have the meaning given to that term in Section 2.01(b)(v).

“Administrative Agent” shall have the meaning given to that term in clause (3) of the introductory paragraph hereof.

“Affiliate” shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, ten percent (10%) or more of any class of Equity Securities of such Person, (b) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (c) each of such Person’s officers, directors, managers, joint venturers and partners; provided, however, that in no case shall the Administrative Agent or any Lender be deemed to be an Affiliate of any Loan Party for purposes of this Agreement. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise. A Person will not be deemed to be an Affiliate of another Person as a result of an individual serving as a member of the Board of Directors of each such Person.

“Agreement” shall mean this Credit Agreement.

“Anti-Terrorism Law” shall mean each of: (a) the Executive Order; (b) the Patriot Act; (c) the Money Laundering Control Act of 1986, 18 U.S.C. Sect. 1956; and (d) any other Governmental Rule now or hereafter enacted to monitor, deter or otherwise prevent terrorism or the funding or support of terrorism.

“Applicable Lending Office” shall mean, with respect to any Lender, (a) in the case of its Base Rate Loans, its Domestic Lending Office, and (b) in the case of its LIBOR Loans, its Euro-Dollar Lending Office.

“Applicable Margin” shall mean, with respect to each Loan (and with respect to the calculation of Letter of Credit fees pursuant to Section 2.02(i)), the per annum margin which is determined pursuant to the Pricing Grid. The Applicable Margin shall be determined as provided in the Pricing Grid and may change as set forth in the definition of Pricing Grid.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Lender” shall have the meaning given to that term in Section 8.05(c).

“Assignment” shall have the meaning given to that term in Section 8.05(c).

“Assignment Agreement” shall have the meaning given to that term in Section 8.05(c).

“Assignment Effective Date” shall have, with respect to each Assignment Agreement, the meaning set forth therein.

“Assignor Lender” shall have the meaning given to that term in Section 8.05(c).

“Base Rate” shall mean, on any day, the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on the Business Day prior to such day plus one and one-half percent (1.50%) and (c) One Month LIBOR Rate for such day (determined on a daily basis as set forth below) plus one and one-half percent (1.50%). As used in this definition, “One Month LIBOR Rate” shall mean, with respect to any interest rate calculation for a Loan or other Obligation bearing interest at the Base Rate, a rate per annum equal to the quotient (rounded upward if necessary to the nearest 1/16 of one percent) of (a) the rate per annum referred to as the BBA (British Bankers Association) LIBOR RATE as reported on Reuters LIBOR page 1, or if not reported by Reuters, as reported by any service selected by the Administrative Agent, on the applicable day (provided that if such day is not a Business Day for which a LIBOR Rate is quoted, the next preceding Business Day for which a LIBOR Rate is quoted) at or about 11:00 a.m., London time (or as soon thereafter as practicable), for Dollar deposits being delivered in the London interbank eurodollar currency market for a term of one month commencing on such date of determination, divided by (b) one minus the Reserve Requirement in effect on such day.

If for any reason rates are not available as provided in clause (a) of the preceding sentence, the rate to be used in clause (a) shall be, at the Administrative Agent’s discretion (in each case, rounded upward if necessary to the nearest 1/16 of one percent), (i) the rate per annum at which Dollar deposits are offered to the Administrative Agent in the London interbank eurodollar currency market or (ii) the rate at which Dollar deposits are offered to the Administrative Agent in, or by the Administrative Agent to major banks in, any offshore interbank eurodollar market selected by the Administrative Agent, in each case on the applicable day (provided that if such day is not a Business Day for which Dollar deposits are offered to the Administrative Agent in the London or such offshore interbank eurodollar currency market, the next preceding Business Day for which Dollar deposits are offered to the Administrative Agent in the London or such offshore interbank eurodollar currency market) at or about 11:00 a.m., London time (or as soon thereafter as practicable) (for delivery on such date of determination) for a one month term.

“Base Rate Loan” shall mean, at any time, a Loan which then bears interest as provided in clause (i) of Section 2.01(d).

“Borrower” shall have the meaning given to such terms in clause (1) of the introductory paragraph hereof.

“Borrowing” shall mean a borrowing by the Borrower consisting of the Loans made by each of the Lenders to the Borrower on the same date and of the same Type pursuant to a single Notice of Borrowing.

“Business Day” shall mean any day on which (a) commercial banks are not authorized or required to close in San Francisco, California or New York, New York and (b) if such Business Day is related to a LIBOR Loan, dealings in Dollar deposits are carried out in the London interbank market.

“Capital Adequacy Requirement” shall have the meaning given to that term in Section 2.11(d).

“Capital Asset” shall mean, with respect to any Person, any tangible fixed or capital asset owned or leased (in the case of a Capital Lease) by such Person, or any expense incurred by such Person that is required by GAAP to be reported as a non-current asset on such Person’s balance sheet.

“Capital Expenditures” shall mean, with respect to any Person and any period, all amounts expended by such Person during such period to acquire or to construct Capital Assets (including renewals, improvements and replacements, but excluding repairs in the ordinary course) computed in accordance with GAAP (including all amounts paid or accrued on Capital Leases and other Indebtedness incurred or assumed to acquire Capital Assets).

“Capital Leases” shall mean any and all lease obligations that, in accordance with GAAP, are required to be capitalized on the books of a lessee.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for its own benefit and for the benefit of the L/C Issuer and/or the Lenders, as applicable, as collateral subject to a first priority, perfected security interest securing the Obligations or the obligations of a Deteriorating Lender, as applicable, cash or deposit account balances in an amount equal to the L/C Obligations or obligations of a Deteriorating Lender, as applicable, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term shall have a corresponding meaning.

“Cash Equivalents” shall mean:

(a) Direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed by, the United States of America or obligations of any agency of the United States of America to the extent such obligations are backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;

(b) Certificates of deposit maturing within six months from the date of acquisition thereof issued by a commercial bank or trust company organized under the laws of the United States of America or a state thereof or that is a Lender; provided that (i) such deposits are denominated in Dollars, (ii) such bank or trust company has capital, surplus and undivided profits of not less than $500,000,000 and (iii) such bank or trust company has certificates of deposit or other debt obligations rated at least A-1 (or its equivalent) by Standard and Poor’s Ratings Services or P-1 (or its equivalent) by Moody’s Investors Service, Inc.;

(c) Open market commercial paper maturing within 270 days from the date of acquisition thereof issued by a corporation organized under the laws of the United States of America or a state thereof; provided such commercial paper is rated at least A-1 (or its equivalent) by Standard and Poor’s Ratings Services or P-1 (or its equivalent) by Moody’s Investors Service, Inc.; and

(d) Any repurchase agreement entered into with a commercial bank or trust company organized under the laws of the United States of America or a state thereof or that is a Lender; provided that (i) such bank or trust company has capital, surplus and undivided profits of not less than $500,000,000, (ii) such bank or trust company has certificates of deposit or other debt obligations rated at least A-1 (or its equivalent) by Standard and Poor’s Ratings Services or P-1 (or its equivalent) by Moody’s Investors Service, Inc., (iii) the repurchase obligations of such bank or trust company under such repurchase agreement are fully secured by a perfected security interest in a security or instrument of the type described in clause (a), (b) or (c) above and (iv) such security or instrument so securing the repurchase obligations has a fair market value at the time such repurchase agreement is entered into of not less than 100% of such repurchase obligations.

Notwithstanding the foregoing, in no event shall “Cash Equivalents” include auction rate securities.

“Change of Control” shall mean the occurrence of any one or more of the following:

(a) The acquisition after the Closing Date of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Commission thereunder as in effect on the date hereof), of

Equity Securities representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Securities of the Borrower, or

(b) The occupation after the Closing Date of a majority of the seats (other than vacant seats) on the board of directors or other governing body of any Loan Party by persons who were neither (i) nominated by the board of directors or other governing body of such Loan Party nor (ii) appointed by directors or members of such other or other governing body so nominated, or

(c) A “change of control” or “change in control” or any similar term as defined in any document governing Indebtedness of the Borrower which gives the holders of such Indebtedness the right to accelerate or otherwise require payment of such Indebtedness prior to the maturity date thereof or the right to require the Borrower to redeem, purchase or otherwise defease, or offer to redeem, purchase or otherwise defease, all or any portion of such Indebtedness.

“Change of Law” shall have the meaning given to that term in Section 2.11(b).

“Closing Date” shall mean the first Business Day on which the satisfaction of all of the conditions contemplated in Section 3.01 occurs.

“Collateral” shall mean all property described in any Security Document in which the Administrative Agent or any Lender has a Lien to secure the Obligations or the Guaranty.

“Collateral Certificate” shall mean a Collateral Certificate in substantially the form of Exhibit G, appropriately completed and duly executed by the Borrower.

“Commission” means the Securities and Exchange Commission (or any successor agency thereto).

“Commitment” shall mean, with respect to each Lender, the Dollar amount set forth under the caption “Commitment” opposite such Lender’s name on Part A of Schedule I, or, if changed in accordance with this Agreement, such Dollar amount as may be set forth for such Lender in the Register.

“Commitment Fee” shall have the meaning given to that term in Section 2.05(b).

“Commitment Fee Percentage” shall mean, with respect to the Commitments at any time, the per annum percentage which is used to calculate Commitment Fees for such Commitments determined pursuant to the Pricing Grid.

“Communications” shall have the meaning set forth in Section 8.01(b).

“Compliance Certificate” shall have the meaning given to that term in Section 5.01(a)(iii).

“Confidential Information” shall mean information delivered to any Lender or the Administrative Agent by or on behalf of any Loan Party pursuant to the Credit Documents that is proprietary in nature and that is clearly marked or labeled as being confidential information of such Loan Party; provided; however, that such term does not include information that (a) was publicly known or otherwise known on an nonconfidential basis to the receiving party prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by the receiving party or any person acting on its behalf on a nonconfidential basis, (c) otherwise becomes known to the receiving party other than through disclosure by any Loan Party or (d) constitutes financial statements delivered to the Lenders and the Administrative Agent under Section 5.01(a) that are otherwise publicly available.

“Content Acquisition Obligations” means any obligations, liabilities, guaranties or commitments of the Borrower or any of its Subsidiaries arising under licenses or other agreements pursuant to which the Borrower or any of its Subsidiaries purchases, licenses or otherwise acquires or obtains rights or property with respect to entertainment content, regardless of the form of such content.

“Contingent Obligation” shall mean, with respect to any Person, (a) any Guaranty Obligation of that Person; and (b) any direct or indirect obligation or liability, contingent or otherwise, of that Person (i) in respect of any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments, (ii) as a general partner in any general partnership or as an equity holder in any type of entity in which the liability of such equity holder is not limited, (iii) to purchase any materials, supplies or other Property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other Property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other Property is ever made or tendered, or such services are ever performed or tendered, or (iv) in respect to any Rate Contract that is not entered into in connection with a bona fide hedging operation that provides offsetting benefits to such Person. The amount of any Contingent Obligation shall (subject, in the case of Guaranty Obligations, to the last sentence of the definition of “Guaranty Obligation”) be deemed equal to the maximum reasonably anticipated liability in respect thereof, and shall, with respect to item (b)(iv) of this definition be marked to market on a current basis.

“Contractual Obligation” of any Person shall mean, any indenture, note, lease, loan agreement, security, deed of trust, mortgage, security agreement, guaranty, instrument, contract, agreement or other form of contractual obligation or undertaking to which such Person is a party or by which such Person or any of its Property is bound.

“Credit Documents” shall mean and include this Agreement, the Notes, the Guaranty, the Security Documents, each Letter of Credit Application, each Notice of Borrowing, each Notice of Interest Period Selection, each Notice of Conversion, each Collateral Certificate, the Fee Letter, and all other documents, instruments and agreements delivered by the Borrower or any Guarantor to the Administrative Agent or any Lender pursuant to Section 3.01 and all other documents, instruments and agreements delivered by the Borrower or any Guarantor to the Administrative Agent or any Lender in connection with this Agreement or any other Credit Document on or after the date of this Agreement, including, without limitation, any amendments, consents or waivers, as the same may be amended, restated, supplemented or modified from time to time.

“Credit Event” shall mean the making of any Loan or the making of an L/C Credit Extension. “Credit Event” shall not include the conversion of any Loan into a LIBOR Loan or the selection of a new Interest Period for any LIBOR Loan.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Governmental Rules from time to time in effect affecting the rights of creditors generally.

“Decreasing Lender” shall have the meaning given to that term in Section 2.01(b)(v).

“Default” shall mean an Event of Default or any event or circumstance not yet constituting an Event of Default which, with the giving of any notice or the lapse of any period of time or both, would become an Event of Default.

“Default Rate” shall have the meaning given to that term in Section 2.07(c).

“Defaulting Lender” shall mean a Lender which (a) has failed to fund its portion of any Borrowing or any participations in Letters of Credit required to be funded by it under this Agreement within three (3) Business Days of the date when due, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a receivership, bankruptcy or insolvency proceeding.

“Designated Person” shall mean any Person who (a) is named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control and/or any other similar lists maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control pursuant to authorizing statute, executive order or regulation, (b) (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Executive Order or any related legislation or any other similar executive order(s) or (ii) engages in any dealings or transactions prohibited by Section 2 of the Executive Order or is otherwise associated with any such Person in any manner violative of Section 2 of the Executive Order or (c)(i) is an agency of the government of a country, (ii) is an organization controlled by a country, or (iii) is a Person resident in a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or as otherwise published from time to time, as such program may be applicable to such agency, organization or Person.

“Deteriorating Lender” shall mean (a) a Defaulting Lender or (b) a Lender as to which (i) the L/C Issuer has a good faith belief that such Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities or (ii) an entity that controls such Lender has been deemed insolvent or becomes subject to a receivership, bankruptcy or other similar proceeding. For the purpose of this definition, “control” of a Lender shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Disclosure Letter” shall mean the disclosure letter, dated the date hereof, and addressed to the Administrative Agent and the Lenders containing certain schedules referenced herein.

“Disqualified Equity Interests” means Equity Securities that (a) require the payment of any dividends (other than dividends payable solely in shares of Qualified Equity Interests), (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (in each case, other than for Qualified Equity Interests (and cash paid in lieu of fractional Qualified Equity Interests)), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (other than (i) upon payment in full of the Obligations, reduction of the LC Obligations to zero and termination of the Commitments or (ii) upon a “change in control”, provided that any payment required pursuant to this clause (ii) is contractually subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent), (c) require the maintenance or achievement of any financial performance standards other than as a condition to the taking of specific actions or provide remedies to holders thereof (other than voting and management rights and increases in pay-in-kind dividends) or (d) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Equity Securities or other assets other than Qualified Equity Interests, in each case with respect to the foregoing clauses (a) through (d) prior to the date that is 91 days after the Maturity Date.

“Distributions” shall mean the declaration or (without duplication) payment of any distributions or dividends (in cash, Property or obligations) on, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, repurchase, redemption, retirement or other acquisition of, any Equity Securities of any Loan Party (or to make any payments to any Person, such as “phantom membership” or “phantom stock” payments or similar payments, where the amount is calculated with reference to the fair market or equity value of any Loan Party), but excluding distributions or dividends payable solely in membership interests or shares of common stock of any Loan Party.

“Dollars” and “$” shall mean the lawful currency of the United States of America and, in relation to any payment under this Agreement, same day or immediately available funds.

“Domestic Lending Office” shall mean, with respect to any Lender, (a) initially, its office designated as such in Part B of Schedule I (or, in the case of any Lender which becomes a Lender pursuant to Section 2.01(b) or by an assignment pursuant to Section 8.05(c), its office designated as such in the applicable documentation executed pursuant to those Sections, as applicable) and (b) subsequently, such other office or offices as such Lender may designate to the Administrative Agent as the office at which such Lender’s Base Rate Loans will thereafter be maintained and for the account of which all payments of principal of, and interest on, such Lender’s Base Rate Loans will thereafter be made.

“Domestic Subsidiary” shall mean each direct or indirect Subsidiary of the Borrower which is organized under the laws of the United States of America or any state thereof.

“EBITDA” shall mean, for any period, (a) Net Income for such period, plus (b) to the extent deducted in determining such Net Income for such period, the sum of the following for such period (without duplication): (i) Interest Expense for such period, (ii) income tax expense for such period (whether or not payable during that period), (iii) depreciation and amortization (excluding amortization related to content) for such period, (iv) non-cash expenses related to stock-based compensation for such period, (v) non-cash in-process research and development expenses or losses for such period, (vi) extraordinary or non-recurring non-cash expenses or losses for such period, and minus (c) to the extent added in determining such Net Income for such period, the sum of the following for such period (without duplication): (w) interest income for such period, (x) the aggregate amount of extraordinary income or gains or non-recurring non-cash income or gains during such period, (y) income tax credits (to the extent not netted from income tax expense) for such period, and (z) any other non-cash income or gains for such period.

Pro forma credit shall be given for an Acquired Person’s EBITDA as if owned on the first day of the applicable period; companies (or identifiable business units or divisions) sold, transferred or otherwise disposed of during any period will be treated as if not owned during the entire applicable period.

“Effective Amount” shall mean (i) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans, and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Eligible Assignee” shall mean (a) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender; and (b) a Person that is (i) a commercial bank, savings and loan association or savings bank organized under the laws of the United States of America, or any state thereof, and having a combined capital and surplus of at least $500,000,000, (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $500,000,000; provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD, (iii) a finance company, insurance company or other financial institution that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $500,000,000, or (iv) a Person that is primarily engaged in the business of commercial lending and that is (x) a Subsidiary of a Lender, (y) a Subsidiary of a Person of which a Lender is a Subsidiary, or (z) a Person of which a Lender is a Subsidiary; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Loan Party or any Affiliate of a Loan Party or any natural person.

“Environmental Damages” shall mean all claims, judgments, damages, losses, penalties, liabilities (including strict liability), costs and expenses, including costs of investigation, remediation, defense, settlement and attorneys’ fees and consultants’ fees, that are incurred at any time (a) as a result of the existence of any Hazardous Materials upon, about or beneath any real property owned by any Loan Party or migrating or threatening to migrate to or from any such real property, (b) arising from any investigation, proceeding or remediation of any location at which any Loan Party or any predecessors are alleged to have directly or indirectly disposed of Hazardous Materials or (c) arising in any manner whatsoever out of any violation of Environmental Laws by any Loan Party or with respect to any real property owned or used by any Loan Party.

“Environmental Laws” shall mean the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980 (including the Superfund Amendments and Reauthorization Act of 1986, “CERCLA”), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all other Governmental Rules relating to the protection of human health and safety and the environment, including all Governmental Rules pertaining to the reporting, licensing, permitting, transportation, storage, disposal, investigation or remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Materials.

“Equity Securities” of any Person shall mean (a) all common stock, preferred stock, participations, shares, partnership interests, limited liability company interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing, excluding any debt securities the terms of which provide for conversion into any of the stock, shares or interests described in clause (a) hereof, cash or a combination thereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any Person which is treated as a single employer with any Loan Party under Sections 414(b) and (c) of the IRC (and Sections 414(m) and (o) of the IRC for purposes of the provisions relating to Section 412 of the IRC).

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, which could reasonably be expected to give rise to the incurrence by any Loan Party or any ERISA Affiliate of any material liability with respect to such withdrawal; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer

Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate.

“Euro-Dollar Lending Office” shall mean, with respect to any Lender, (a) initially, its office designated as such in Part B of Schedule I (or, in the case of any Lender which becomes a Lender pursuant to Section 2.01(b) or by an assignment pursuant to Section 8.05(c), its office designated as such in the applicable documentation executed pursuant to those Sections, as applicable) and (b) subsequently, such other office or offices as such Lender may designate to the Administrative Agent as the office at which such Lender’s LIBOR Loans will thereafter be maintained and for the account of which all payments of principal of, and interest on, such Lender’s LIBOR Loans will thereafter be made.

“Event of Default” shall have the meaning given to that term in Section 6.01.

“Evergreen Letter of Credit” shall have the meaning given to that term in Section 2.02(b)(iii).

“Excluded Subsidiary” means (a) any Subsidiary of the Borrower existing on the Closing Date or acquired or formed after the Closing Date that has as of any date of determination assets with an aggregate book value of $10,000,000 or less and (b) any Domestic Subsidiary of a Foreign Subsidiary.

“Executive Order” shall mean Executive Order No. 13224 on Terrorist Financings: - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on 23rd September, 2001.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Wells Fargo on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Fee Letter” shall mean the letter agreement dated as of August 18, 2009 between the Borrower and the Administrative Agent regarding certain fees payable by the Borrower to the Administrative Agent and the Lenders as expressly indicated therein.

“Financial Statements” shall mean, with respect to any accounting period for any Person, statements of income and cash flows (and, in the case of financial statements in respect of a fiscal year, statements of retained earnings, or stockholders’ equity or members’ equity or partners’ capital) of such Person for such period, and a balance sheet of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual audited financial statements and, in each case, prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes in the case of financial statements for periods less than a full fiscal year).

“Foreign IP Holding Company” shall mean, from and after the date of any such notice, the Pledged Foreign Subsidiary that has been identified in a written notice from the Borrower to the Administrative Agent as the “Foreign IP Holding Company.”

“Foreign Plan” shall mean any employee benefit plan maintained or contributed to by any Loan Party or any ERISA Affiliate which is mandated or governed by any Governmental Rule of any Governmental Authority other than the United States.

“Foreign Subsidiary” shall mean each direct or indirect Subsidiary of a Loan Party which is organized in a jurisdiction other than the United States of America or any state thereof.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles and practices as in effect in the United States of America from time to time, consistently applied.

“Governmental Authority” shall mean any international, domestic or foreign national, state or local government, any political subdivision thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory, tax or administrative functions of or pertaining to government, including, without limitation, the Federal Trade Commission, the Federal Deposit Insurance Corporation, the Federal Reserve Board, the Comptroller of the Currency, any central bank or any comparable authority.

“Governmental Authorization” shall mean any permit, license, registration, approval, finding of suitability, authorization, plan, directive, order, consent, exemption, waiver, consent order or consent decree of or from, or notice to, action by or filing with, any Governmental Authority.

“Governmental Charges” shall mean, with respect to any Person, all levies, assessments, fees, claims or other charges imposed by any Governmental Authority upon such Person or any of its Property or otherwise payable by such Person.

“Governmental Rule” shall mean any applicable law, rule, regulation, ordinance, order, binding code interpretation, judgment, decree, directive, Governmental Authorization, guidelines, policy or similar form of decision of any Governmental Authority.

“Guarantor” shall mean each now existing or hereafter acquired or created direct or indirect Domestic Subsidiary which becomes a party to the Guaranty.

“Guaranty” shall mean the Guaranty Agreement substantially in the form of Exhibit I, among each direct or indirect Domestic Subsidiary party thereto, delivered pursuant to Section 5.01(i).

“Guaranty Obligation” shall mean, with respect to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any Property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase Property, securities or services primarily for the purpose of assuring the beneficiary of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof, provided that the term “Guaranty Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum liability in respect thereof.

“Hazardous Materials” shall mean all pollutants, contaminants and other materials, substances and wastes which are hazardous, toxic, caustic, harmful or dangerous to human health or the environment, including petroleum and petroleum products and byproducts, radioactive materials, asbestos, polychlorinated biphenyls and all materials, substances and wastes which are classified or regulated as “hazardous,” “toxic” or similar descriptions under any Environmental Law.

“Headquarters Lease” means, collectively, the lease agreement(s) entered into by the Borrower with respect to one or more buildings at its location at 100 Winchester Circle, Los Gatos, California.

“Honor Date” shall have the meaning given to that term in Section 2.02(c)(i).

“Increasing Lenders” shall have the meaning given to that term in Section 2.01(b)(i).

“Indebtedness” of any Person shall mean, without duplication:

(a) All obligations of such Person evidenced by notes, bonds, debentures or other similar instruments and all other obligations of such Person for borrowed money (including all Loans, all L/C Obligations and all obligations to repurchase receivables and other assets sold with recourse);

(b) All obligations of such Person for the deferred purchase price of property or services (including obligations under letters of credit and other credit facilities which secure or finance such purchase price);

(c) All obligations of such Person under conditional sale or other title retention agreements with respect to property acquired by such Person (to the extent of the value of such property if the rights and remedies of the seller or the lender under such agreement in the event of default are limited solely to repossession or sale of such property);

(d) All obligations of such Person as lessee under or with respect to Capital Leases and synthetic leases and all other off-balance sheet financing;

(e) All obligations of such Person, contingent or otherwise, under or with respect to Surety Instruments;

(f) All Unfunded Pension Liabilities of such Person;

(g) All obligations of such Person arising under acceptance facilities or under facilities for the discount of accounts receivable of such Person;

(h) With respect to any Rate Contracts, the Termination Value thereof (if negative);

(i) All obligations of such Person with respect to letters of credit, whether drawn or undrawn, contingent or otherwise;

(j) All obligations in respect of accrued expenses, accounts payable, trade payables, deferred revenue, deferred rent or credit or purchase cards to the extent such obligations bear interest;

(k) All Guaranty Obligations of such Person with respect to the obligations of other Persons of the types described in clauses (a) - (j) above; and

(l) All obligations of other Persons of the types described in clauses (a) - (k) above to the extent secured by (or for which any holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property (including accounts and contract rights) of such Person, even though such Person has not assumed or become liable for the payment of such obligations.

In no event shall the term “Indebtedness” include (i) any indebtedness under any overdraft or cash management facilities so long as any such indebtedness is repaid in full no later than two Business Days following the date on which it was incurred, (ii) any obligations in respect of Federal, state, local or other taxes, (iii) any obligations in respect of accrued expenses, accounts payable, trade payables, deferred revenue, deferred rent incurred in the ordinary course of business or credit or purchase cards, in each case, to the extent such obligations do not bear interest, (iv) any obligations in respect of a lease properly classified as an operating lease in accordance with GAAP, (v) any customer deposits or advance payments received in the ordinary course of business, (vi) any Content Acquisition Obligations or (vii) any obligations arising under the Headquarters Lease.

“Indemnifiable Taxes” shall have the meaning given to that term in Section 2.12(a).

“Indemnitees” shall have the meaning given to that term in Section 8.03.

“Interest Expense” shall mean, for any period, the sum, for the Loan Parties (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest, fees, charges and related expenses payable during such period to any Person in connection with Indebtedness or the deferred purchase price of assets that is treated as interest in accordance with GAAP, (b) the portion of rent actually paid during such period under Capital Leases that should be treated as interest in accordance with GAAP and (c) the net amounts payable (or minus the net amounts receivable) under Rate Contracts accrued during such period (whether or not actually paid or received during such period).

“Interest Period” shall mean, with respect to any LIBOR Loan, the time periods selected by the Borrower pursuant to Section 2.01(c) or Section 2.01(e) which commences on the first day of such Loan or the effective date of any conversion and ends on the last day of such time period, and thereafter, each subsequent time period selected by the Borrower pursuant to Section 2.01(f) which commences on the last day of the immediately preceding time period and ends on the last day of that time period.

“Investment” of any Person shall mean any loan or advance of funds by such Person to any other Person (other than advances to employees of such Person for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business consistent with past practice), any purchase or other acquisition of any Equity Securities or Indebtedness of any other Person, any capital contribution by such Person to or any other investment by such Person in any other Person (including any Guaranty Obligations of such Person); provided, however, that Investments shall not include (a) accounts receivable or other indebtedness owed by customers of such Person (other than any Loan Party) which are current assets and arose from sales or rentals of inventory in the ordinary course of such Person’s business or (b) prepaid expenses of such Person incurred and prepaid in the ordinary course of business.

“IRC” shall mean the U.S. Internal Revenue Code of 1986.

“L/C Advance” shall mean, with respect to each Lender, such Lender’s payment or participation in any L/C Borrowing in accordance with its Proportionate Share.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” shall mean, with respect to any Letter of Credit, the issuance thereof, the amendment thereof, the extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” shall mean Wells Fargo (or Trade Bank, as agent for Wells Fargo) in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” shall mean, as at any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

“Lead Arranger” shall have the meaning given to such term in the introductory paragraph hereto. Except as expressly set forth in Sections 8.02, 8.03 and 8.04(e), the capacity of the Lead Arranger is titular in nature, and Wells Fargo Securities, LLC shall have no special rights or obligations over those of a Lender by reason thereof.

“Lender” and “Lenders” shall have the meaning given to such terms in clause (2) of the introductory paragraph hereof and includes the L/C Issuer and each Affiliate of a Lender that is party to a Lender Rate Contract (unless the context otherwise requires).

“Lender Rate Contract(s)” shall mean one or more Rate Contracts with respect to the Indebtedness evidenced by this Agreement between the Borrower and one or more of the Lenders or Affiliates of a Lender (but, in each case, only so long as such Person remains a Lender or an Affiliate of a Person that remains a Lender), on terms acceptable to the Borrower and that Lender or Lenders (or Affiliate(s)). Each Lender Rate Contract shall be a Credit Document and shall be secured by the Liens created by the Security Documents to the extent set forth in Section 2.14(a).

“Letter of Credit” shall mean any Standby Letter of Credit issued hereunder.

“Letter of Credit Application” shall mean an application and agreement (including any master letter of credit agreement) for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” shall mean the day that is thirty days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” shall mean an amount equal to the lesser of (a) $10,000,000 and (b) the Total Commitment. The Letter of Credit Sublimit is part of, and not in addition to, the Total Commitment.

“LIBOR Loan” shall mean, at any time, a Loan which then bears interest as provided in clause (ii) of Section 2.01(d).

“LIBOR Rate” shall mean, with respect to any Interest Period for the LIBOR Loans in any Borrowing consisting of LIBOR Loans, a rate per annum equal to the quotient (rounded upward if necessary to the nearest 1/16 of one percent) of (a) the rate per annum referred to as the BBA (British Bankers Association) LIBOR RATE as reported on Reuters LIBOR page 1, or if not reported by Reuters, as reported by any service selected by the Administrative Agent, on the first day of such Interest Period at or about 11:00 a.m., London time (or as soon thereafter as practicable), for delivery on the second Business Day prior to the first day of such Interest Period for a term comparable to such Interest Period, divided by (b) one minus the Reserve Requirement for such Loans in effect from time to time. If for any reason rates are not available as provided in clause (a) of the preceding sentence, the rate to be used in clause (a) shall be, at the Administrative Agent’s discretion (in each case, rounded upward if necessary to the nearest 1/16 of one percent), (i) the rate per annum at which Dollar deposits are offered to the Administrative Agent in the London interbank eurodollar currency market or (ii) the rate at which Dollar deposits are offered to the Administrative Agent in, or by the Administrative Agent to major banks in, any offshore interbank eurodollar market selected by the Administrative Agent, in each case on the second Business Day prior to the commencement of such Interest Period at or about 10:00 a.m. (for delivery on the first day of such Interest Period) for a term comparable to such Interest Period and in an amount approximately equal to the amount of the Loan to be made or funded by the Administrative Agent as part of such Borrowing. The LIBOR Rate shall be adjusted automatically as to all LIBOR Loans then outstanding as of the effective date of any change in the Reserve Requirement.

“Lien” shall mean, with respect to any Property, any security interest, mortgage, pledge, lien, charge or other encumbrance in, of, or on such Property or the income therefrom, including the interest of a vendor or lessor under a conditional sale agreement, Capital Lease or other title retention agreement.

“Loan” shall have the meaning given to that term in Section 2.01(a).

“Loan Account” shall have the meaning given to that term in Section 2.08(a).

“Loan Parties” shall mean, collectively, the Borrower and all Subsidiaries of the Borrower.

“Mandatory Debt Prepayment Date” shall mean the first date upon which prepayment or Cash Collateral is required under Section 2.06(c)(v).

“Margin Stock” shall have the meaning given to that term in Regulation U issued by the Federal Reserve Board.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, condition (financial or otherwise), assets, or liabilities (whether actual or contingent) of the Borrower and its Subsidiaries (taken as a whole); (b) the ability of the Borrower to pay or perform the Obligations in accordance with the terms of this Agreement and the other Credit Documents or the ability of the Guarantors, collectively, to pay or perform any portion of their obligations in accordance with the terms of the Guaranty and the other Credit Documents; (c) the rights and remedies of the Administrative Agent or any Lender under this Agreement, the other Credit Documents or any related document, instrument or agreement; (d) the value of the Collateral (taken as a whole), the Administrative Agent’s or any Lender’s security interest in the Collateral or the perfection or priority of such security interests; or (e) the validity or enforceability of any of the Credit Documents.

“Material Contract” shall mean any agreement or arrangement to which any Loan Party is a party (other than the Credit Documents) with respect to which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Subsidiary” shall mean any Subsidiary of the Borrower that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act of 1933, as amended.

“Maturity” or maturity” shall mean, with respect to any Loan, interest, fee or other amount payable by the Borrower under this Agreement or the other Credit Documents, the date such Loan, interest, fee or other amount becomes due, whether upon the stated maturity or due date, upon acceleration or otherwise.

“Maturity Date” shall mean September 16, 2012.

“Multiemployer Plan” shall mean any multiemployer plan within the meaning of Section 3(37) of ERISA maintained or contributed to by any Loan Party or any ERISA Affiliate.

“Negative Pledge” shall mean a Contractual Obligation which contains a covenant binding on Borrower or any of its Subsidiaries that prohibits Liens on any of its Property, other than (a) any such covenant contained in a Contractual Obligation granting or relating to a particular Lien which affects only the Property that is the subject of such Lien and (b) any such covenant that does not apply to Liens securing the Obligations.

“Net Condemnation Proceeds” shall mean an amount equal to: (a) any cash payments or proceeds received by a Loan Party or the Administrative Agent as a result of any condemnation or other taking or temporary or permanent requisition of any Property of a Loan Party, any interest therein or right appurtenant thereto, or any change of grade affecting such Property, as the result of the exercise of any right of condemnation or eminent domain by a Governmental Authority (including a transfer to a Governmental Authority in lieu or anticipation of a condemnation), minus (b) (i) any actual and reasonable costs and expenses incurred by a Loan Party in connection with any such condemnation or taking (including reasonable fees and expenses of counsel), and (ii) provisions for all taxes payable as a result of such condemnation, without regard to the consolidated results of operations of the Loan Parties, taken as a whole.

“Netflix Core Trademark” shall have the meaning given to such term in Section 4.01(m).

“Net Income” shall mean with respect to any fiscal period, the net income of the Loan Parties determined on a consolidated basis in accordance with GAAP, consistently applied; provided, however, that Net Income shall not include the net income of any Person that is not a Wholly-Owned Subsidiary (other than the Borrower) except to the extent the Borrower has actually received, during such period, distributions of cash from such Person.

“Net Insurance Proceeds” shall mean an amount equal to: (a) any cash payments or proceeds received by a Loan Party or the Administrative Agent under any casualty policy in respect of a covered loss thereunder with respect to any property, minus (b) (i) any actual and reasonable costs incurred by a Loan Party in connection with the adjustment or settlement of any claims of a Loan Party in respect thereof (including reasonable fees and expenses of counsel) and (ii) provisions for all taxes payable as a result of such event without regard to the consolidated results of operations of Loan Parties, taken as a whole.

“Net Proceeds” shall mean,

(a) With respect to any sale of any asset or property by any Person, the aggregate consideration received by such Person from such sale less the sum of (i) the actual amount of the reasonable fees and commissions payable to Persons other than such Person or any Affiliate of such Person, the reasonable legal expenses and other costs and expenses directly related to such sale that are to be paid by such Person, (ii) the amount of any Indebtedness (other than the Obligations) which is secured by such asset and is required to be repaid or prepaid by such Person as a result of such sale and (iii) provisions for all Taxes payable as a result of such sale, without regard to the consolidated results of operations of the Loan Parties, taken as a whole; and

(b) With respect to any issuance or incurrence of any Indebtedness by any Person, the aggregate consideration received by such Person from such issuance or incurrence less the sum of the actual amount of the reasonable fees and commissions payable to Persons other than such Person or any Affiliate of such Person, the reasonable legal expenses and the other reasonable costs and expenses directly related to such issuance or incurrence that are to be paid by such Person.

“New Lender” shall have the meaning given to that term in Section 2.01(b)(ii).

“Non-Bank Certificate” shall have the meaning given to that term in Section 2.12(e).

“Non-Bank Lender” shall have the meaning given to that term in Section 2.12(e).

“Non-Consenting Lender” shall have the meaning given to that term in Section 8.04.

“Nonrenewal Notice Date” shall have the meaning given to that term in Section 2.02(b)(iii).

“Non-Wholly-Owned Subsidiary” shall mean a direct or indirect Subsidiary of the Borrower that is not a Wholly-Owned Subsidiary.

“Note” shall have the meaning given to that term in Section 2.08(b).

“Notice” shall have the meaning set forth in Section 8.01(b).

“Notice of Borrowing” shall have the meaning given to that term in Section 2.01(c).

“Notice of Conversion” shall have the meaning given to that term in Section 2.01(e).

“Notice of Interest Period Selection” shall have the meaning given to that term in Section 2.01(f)(ii).

“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed or owing by the Borrower to the Administrative Agent or any Lender (or in the case of any Lender Rate Contract, any Affiliate of a Lender, as applicable) of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of this Agreement or any of the other Credit Documents or any Lender Rate Contract, including without limitation all interest (including interest that accrues after the commencement of any bankruptcy or other insolvency proceeding by or against the Borrower, whether or not allowed or allowable), fees, charges, expenses, attorneys’ fees and accountants’ fees chargeable to and payable by the Borrower hereunder and thereunder.

“Organizational Documents” shall mean the articles of incorporation, certificate of incorporation, certificate of organization, limited liability company agreement, by-laws and other organizational documents of the Loan Parties.

“Other Taxes” shall have the meaning given to such term in Section 2.12(a).

“Participant” shall have the meaning given to that term in Section 8.05(b).

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act).

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan and a Foreign Plan, that is subject to Title IV of ERISA and is sponsored or maintained by a Loan Party or any ERISA Affiliate or to which a Loan Party or any ERISA Affiliate contributes or has an obligation to contribute.

“Permitted Acquisition” shall mean any acquisition permitted under Section 5.02(d)(ii).

“Permitted Indebtedness” shall have the meaning given to that term in Section 5.02(a).

“Permitted Liens” shall have the meaning given to that term in Section 5.02(b).

“Permitted Stock Repurchase” shall mean any repurchase of the Equity Securities of the Borrower permitted pursuant to Section 5.02(f)(xi).

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, an unincorporated association, a limited liability company, a joint venture, a trust or other entity or a Governmental Authority.

“Platform” shall have the meaning set forth in Section 8.01(b).

“Pledge Agreement” shall mean that certain Pledge Agreement, dated as of the date hereof, among the Borrower, each Guarantor party thereto and the Administrative Agent.

“Pledged Foreign Subsidiary” shall mean each first-tier Foreign Subsidiary that is a Wholly-Owned Subsidiary so long as the Equity Securities of such Foreign Subsidiary have been pledged by the Borrower and/or the applicable Guarantor(s) pursuant to a pledge agreement (or foreign equivalent thereof) governed by the laws of the jurisdiction of formation of such Foreign Subsidiary in form and substance reasonably acceptable to the Administrative Agent as contemplated by Section 5.01(i) and the other requirements of Section 5.01(i) have been satisfied in respect thereof.

“Pricing Grid” shall mean,

Pricing Grid
Tier	Total Leverage Ratio	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans	Commitment Fee Percentage
I	< 0.75	2.75%	1.75%	0.375%
II	> 0.75 < 1.50	3.00%	2.00%	0.500%
III	> 1.50	3.25%	2.25%	0.625%

Any increase or decrease in the Applicable Margin and Commitment Fee Percentage resulting from a change in the Total Leverage Ratio shall become effective as of the tenth day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.01(a)(iii); provided, however, that if no Compliance Certificate is delivered when due in accordance with such Section, then Tier III shall apply as of the date of the failure to deliver such Compliance Certificate until such date as the Borrower delivers such Compliance Certificate in form and substance reasonably acceptable to the Administrative Agent and thereafter the Applicable Margin shall be based on the Total Leverage Ratio indicated on such Compliance Certificate until such time as the Applicable Margin is further adjusted as set forth in this definition. Notwithstanding anything to the contrary herein, the Applicable Margin and Commitment Fee Percentage in effect as of the Closing Date shall be Tier II and thereafter until the first adjustment to occur after March 31, 2010. If the Total Leverage Ratio reported in any Compliance Certificate shall be determined to have been incorrectly reported and if correctly reported would have resulted in a higher Applicable Margin or Commitment Fee Percentage, then the Applicable Margin and Commitment Fee Percentage shall be retroactively adjusted to reflect the higher rate that would have been applicable had the Total Leverage Ratio been correctly reported in such Compliance Certificate and the additional amounts resulting therefrom shall be due and payable upon demand from the Administrative Agent or any Lender (the Borrower’s obligations to pay such additional amounts shall survive the payment and performance of all other Obligations and the termination of this Agreement).

“Prime Rate” shall mean the per annum rate of interest most recently announced within Wells Fargo at its principal office in San Francisco, California as its Prime Rate, with the understanding that Wells Fargo’s Prime Rate is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate. Any change in the Base Rate resulting from a change in the Prime Rate shall become effective on the Business Day on which each such change in the Prime Rate occurs.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Proportionate Share” shall mean:

(a) With respect to any Lender so long as the Commitments are in effect, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) such Lender’s Commitment at such time to (ii) the Total Commitment at such time; and

(b) With respect to any Lender at any other time, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) the sum of (A) the aggregate Effective Amount of such Lender’s Loans and (B) such Lender’s pro rata share of the Effective Amount of all L/C Obligations to (ii) the sum of (A) the aggregate Effective Amount of all Loans and (B) the Effective Amount of all L/C Obligations.

The initial Proportionate Share of each Lender is set forth under the caption “Proportionate Share” opposite such Lender’s name on Schedule I.

“Proposed Change” shall have the meaning given to that term in Section 8.04.

“Proposed Target” shall have the meaning given to that term in Section 5.02(d).

“Qualified Equity Interests” means Equity Securities of the Borrower other than Disqualified Equity Interests.

“Rate Contract” shall mean any agreement with respect to any swap, cap, collar, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Receipt Date” shall have the meaning given to that term in Section 2.06(c)(iii).

“Register” shall have the meaning given to that term in Section 8.05(d).

“Reduction Notice” shall have the meaning given to that term in Section 2.04(a).

“Relevant Sale” shall have the meaning given to that term in Section 2.06(c)(ii).

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA and applicable regulations thereunder (other than events for which the thirty (30) day notice period has been waived).

“Required Lenders” shall mean, at any time, the Lenders whose Proportionate Shares then exceed fifty percent (50%) of the total Proportionate Shares of all Lenders; provided that at any time any Lender is a Defaulting Lender, such Defaulting Lender shall be excluded in determining “Required Lenders”, and “Required Lenders” shall mean at such time non-Defaulting Lenders having total Proportionate Shares exceeding fifty percent (50%) of the total

Proportionate Shares of all non-Defaulting Lenders; provided that, in no event shall Required Lenders consist of fewer than two non-Defaulting Lenders at any time at which there shall be at least two non-Defaulting Lenders party to this Agreement.

“Requirement of Law” applicable to any Person shall mean (a) any Governmental Rule applicable to such Person, (b) any Governmental Authorization granted by or obtained from any Governmental Authority or under any Governmental Rule for the benefit of such Person or (c) any judgment, decision, award, decree, writ or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirement” shall mean, with respect to any day in an Interest Period for a LIBOR Loan and any calculation of the One Month LIBOR Rate, the aggregate of the maximum of the reserve requirement rates (expressed as a decimal) in effect on such day for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Federal Reserve Board) maintained by a member bank of the Federal Reserve System. As used herein, the term “reserve requirement” shall include, without limitation, any basic, supplemental or emergency reserve requirements imposed on any Lender by any Governmental Authority.

“Responsible Officer” shall mean, with respect to a Loan Party, the chief executive officer, president, chief operating officer, chief financial officer, vice president or treasurer of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party and any request or other communication conveyed telephonically or otherwise by a Responsible Officer of a Loan Party (or any Person reasonably believed by the Administrative Agent to be a Responsible Officer of a Loan Party) shall be conclusively presumed to have been authorized by all necessary corporate, company, partnership and/or other action on the part of such Loan Party and such Responsible Officer (or such Person reasonably believed by the Administrative Agent to be a Responsible Officer) shall be conclusively presumed to have acted on behalf of such Loan Party.

“Security Documents” shall mean and include the Pledge Agreement and all other instruments, agreements (including any foreign pledge agreement or equivalent) and documents delivered by any Loan Party to the Administrative Agent or any Lender to secure the Obligations or the obligation of a Guarantor under the Credit Documents.

“Solvent” shall mean, with respect to any Person on any date, that on such date (a) the fair value of the Property of such Person is greater than the fair value of the liabilities (including contingent, subordinated, matured and unliquidated liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in and has not proposed to engage in business or transactions for which such Person’s Property would constitute an unreasonably small capital.

“Standby Letter of Credit” shall mean any of the standby letters of credit issued by the L/C Issuer under this Agreement, either as originally issued or as the same may be supplemented, modified, amended, extended, restated or supplanted.

“Subordinated Obligations” shall mean, as of any date of determination, all Indebtedness of the Borrower or its Subsidiaries on that date which has been contractually subordinated in right of payment to the Obligations in a manner reasonably satisfactory to the Required Lenders and contains such other protective terms with respect to senior debt (such as amount, maturity, amortization, interest rate, covenants, defaults, remedies, payment blockage and terms of subordination) as the Required Lenders may reasonably require.

“Subsidiary” of any Person shall mean (a) any corporation of which more than 50% of the issued and outstanding Equity Securities having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, (b) any partnership, joint venture, limited liability company or other association of which more than 50% of the equity interests having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time owned and controlled by such Person, by such Person and one or more of the other Subsidiaries or by one or more of such Person’s other Subsidiaries or (c) any other Person included in the Financial Statements of such Person on a consolidated basis. Unless otherwise indicated in this Agreement, “Subsidiary” shall mean a Subsidiary of a Loan Party.

“Surety Instruments” shall mean all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

“Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all U.S. federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

“Tax Return” shall mean all returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information returns) for Taxes.

“Termination Value” shall mean, in respect of any one or more Rate Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Rate Contracts, (a) for any date on or after the date such Rate Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-

market value(s) for such Rate Contracts, as determined by the Administrative Agent based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Rate Contracts which may include any Lender.

“Total Debt” shall mean all Indebtedness of the Loan Parties on a consolidated basis.

“Total Leverage Ratio” shall mean, at any time, the ratio of (a) Total Debt at such time, to (b) EBITDA for the four quarter period most recently ended for which financial statements are available.

“Total Commitment” shall mean, at any time, One Hundred Million Dollars ($100,000,000) or, if such amount is reduced pursuant to Section 2.04(a) or (b), the amount to which so reduced and in effect at such time or, if such amount is increased pursuant to Section 2.01(b), the amount to which it is increased and in effect at such time.

“Trade Bank” shall mean Wells Fargo HSBC Trade Bank, N.A.

“Type” shall mean, with respect to any Loan or Borrowing at any time, the classification of such Loan or Borrowing by the type of interest rate it then bears, whether an interest rate based upon the Base Rate or the LIBOR Rate.

“Unfunded Pension Liability” shall mean the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the IRC for the applicable plan year.

“Unreimbursed Amount” shall have the meaning set forth in Section 2.02(c)(i).

“Unused Commitment” shall mean, at any time, the remainder of (a) the Total Commitment at such time minus (b) the sum of the Effective Amount of all Loans and the Effective Amount of all L/C Obligations outstanding at such time.

“Wells Fargo” shall have the meaning given to that term in clause (3) of the introductory paragraph hereof.

“Wholly-Owned Subsidiary” shall mean any Person in which 100% of the Equity Securities of each class having ordinary voting power (other than, with respect to a Foreign Subsidiary, a de minimis amount of directors’ qualifying shares) and 100% of the Equity Securities of every other class (other than, with respect to a Foreign Subsidiary, a de minimis amount of directors’ qualifying shares), in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Borrower, or by one or more Wholly-Owned Subsidiaries of the Borrower, or both.

1.02. GAAP. Unless otherwise indicated in this Agreement or any other Credit Document, all accounting terms used in this Agreement or any other Credit Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP applied in a consistent manner with the principles used in the preparation of the Financial Statements for the fiscal year ended December 31, 2008 used in

Section 4.01(i). Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof. If GAAP changes, as applicable, during the term of this Agreement such that any covenants contained herein would then be calculated in a different manner or with different components, other than changes in GAAP that require items to be included in the definition of Indebtedness that were not so required before such change in GAAP, the Borrower, the Lenders and the Administrative Agent agree to negotiate in good faith to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating the Loan Parties’ financial condition to substantially the same criteria as were effective prior to such change in GAAP; provided, however, that, until the Borrower, the Lenders and the Administrative Agent so amend this Agreement, all such covenants shall be calculated in accordance with GAAP, as in effect immediately prior to such change in GAAP.

1.03. Headings. The table of contents, captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

1.04. Plural Terms. All terms defined in this Agreement or any other Credit Document in the singular form shall have comparable meanings when used in the plural form and vice versa.

1.05. Time. All references in this Agreement and each of the other Credit Documents to a time of day shall mean San Francisco, California time, unless otherwise indicated.

1.06. Governing Law. This Agreement and, unless otherwise expressly provided in any such Credit Document, each of the other Credit Documents shall be governed by and construed in accordance with the laws of the State of New York without reference to conflicts of law rules other than Section 5-1401 of the General Obligations Law of the State of New York. The scope of the foregoing governing law provision is intended to be all-encompassing of any and all disputes that may be brought in any court or any mediation or arbitration proceeding and that relate to the subject matter of the Credit Documents, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.

1.07. Construction. This Agreement is the result of negotiations among, and has been reviewed by, the Borrower, the Lenders, the Administrative Agent and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against the Borrower, any Lender or the Administrative Agent.

1.08. Entire Agreement. This Agreement and each of the other Credit Documents, taken together, constitute and contain the entire agreement of the Borrower, the Lenders and the Administrative Agent and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof including, except to the extent expressly set forth therein, the commitment letter dated as of August 18, 2009 between the Borrower and the Administrative Agent but excluding the Fee Letter.

1.09. Calculation of Interest and Fees. All calculations of interest and fees under this Agreement and the other Credit Documents for any period (a) shall include the first day of such period and exclude the last day of such period; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day and (b) shall be calculated on the basis of a year of 360 days for actual days elapsed, except that during any period any Loan bears interest based upon the Base Rate, such interest shall be calculated on the basis of a year of 365 or 366 days, as appropriate, for actual days elapsed.

1.10. References.

(a) References in this Agreement to “Recitals,” “Sections,” “Paragraphs,” “Exhibits” and “Schedules” are to recitals, sections, paragraphs, exhibits and schedules herein and hereto unless otherwise indicated.

(b) References in this Agreement or any other Credit Document to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments hereto or thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof if such replacement is permitted hereby or thereby, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, restated, modified and supplemented from time to time and in effect at any given time if such amendment, restatement, modification or supplement is permitted hereby or thereby.

(c) References in this Agreement or any other Credit Document to any Governmental Rule (i) shall include any successor Governmental Rule, (ii) shall include all rules and regulations promulgated under such Governmental Rule (or any successor Governmental Rule), and (iii) shall mean such Governmental Rule (or successor Governmental Rule) and such rules and regulations, as amended, modified, codified or reenacted from time to time and in effect at any given time.

(d) References in this Agreement or any other Credit Document to any Person in a particular capacity (i) shall include any successors to and permitted assigns of such Person in that capacity and (ii) shall exclude such Person individually or in any other capacity.

1.11. Other Interpretive Provisions. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Credit Document shall refer to this Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Credit Document, as the case may be. The words “include” and “including” and words of similar import when used in this Agreement or any other Credit Document shall not be construed to be limiting or exclusive. In the event of any inconsistency between the terms of this Agreement and the terms of any other Credit Document, the terms of this Agreement shall govern.

1.12. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

ARTICLE II. CREDIT FACILITY.

2.01. Loan Facility.

(a) Loan Availability. On the terms and subject to the conditions of this Agreement, each Lender severally agrees to advance to the Borrower from time to time during the period beginning on the Closing Date up to, but not including the Maturity Date such loans in Dollars as the Borrower may request under this Section 2.01(a) (individually, a “Loan”); provided, however, that (i) the sum of (A) the Effective Amount of all Loans made by such Lender at any time outstanding and (B) such Lender’s Proportionate Share of the Effective Amount of all L/C Obligations at any time outstanding shall not exceed such Lender’s Commitment at such time and (ii) the sum of (A) the Effective Amount of all Loans made by all the Lenders at any time outstanding and (B) the Effective Amount of all L/C Obligations at any time outstanding shall not exceed the Total Commitment at such time. All Loans shall be made on a pro rata basis by the Lenders in accordance with their respective Proportionate Shares, with each Borrowing to be comprised of a Loan by each Lender equal to such Lender’s Proportionate Share of such Borrowing. Except as otherwise provided herein, the Borrower may borrow, repay and reborrow Loans until the Maturity Date.

(b) Optional Increases.

(i) On the terms and subject to the conditions set forth below, Borrower may, at any time before the Maturity Date, increase the Total Commitment; provided that:

(A) after giving effect to the requested increase, the aggregate amount of the increases in the Total Commitment shall not exceed $50,000,000;

(B) all required third party consents and approvals in respect of such increase by the Borrower shall have been obtained;

(C) there shall be no more than three (3) increases in the Total Commitment pursuant to this Section 2.01(b);

(D) prior to the date of any proposed increase, the Total Commitment shall not have been decreased pursuant to Section 2.04(a);

(E) each such increase in the Total Commitment shall be equal to $10,000,000 or an integral multiple of $5,000,000 in excess thereof;

(F) no Default shall have occurred and be continuing or shall occur as a result of such increase;

(G) Wells Fargo and Bank of America, N.A. (the “Permitted Increase Lenders”) shall be the only Lenders permitted to increase their Commitment pursuant to this Section 2.01(b); and

(H) the Borrower and the Guarantors shall have executed and delivered such documents and instruments and taken such other actions as may be reasonably requested by the Administrative Agent in connection with such increases in the Total Commitment (including documents related to insurance endorsements, new or amended Notes, any related fee letters, documents evidencing the increased Commitment held by any applicable Permitted Increase Lender, any joinder agreements related to the New Lender, reaffirmations of the Guaranty, resolutions regarding the increase in the Total Commitment and related actions taken by the Borrower and the Guarantors, certified as true and correct by a Responsible Officer and legal opinions, all in form and substance reasonably satisfactory to the Administrative Agent).

Any request under this Section 2.01(b) shall be submitted by the Borrower to the Administrative Agent (which shall promptly forward copies to the Permitted Increase Lenders), specify the proposed effective date and amount of such increase (and whether such increase shall be an increase in the Total Commitment) and be accompanied by a certificate of a Responsible Officer stating that no Default exists or will occur as a result of such increase. If any fees are to be paid or offered in connection with such increase, the Administrative Agent (with the consent of Borrower) may also specify any fees offered to those Permitted Increase Lenders (the “Increasing Lenders”) which agree to increase the amount of their respective Commitment, which fees may be variable based upon the amount by which any such Permitted Increase Lender is willing to increase the amount of its Commitment; no Lender which is not an Increasing Lender shall be entitled to receive any such fees. No Lender shall have any obligation, express or implied, to offer to increase the amount of its Commitment. Only the consent of each Increasing Lender shall be required for an increase in the amount of the Total Commitment pursuant to this Section 2.01(b)(i). No Lender which elects not to or is not permitted to increase the amount of its Commitment may be replaced in respect of its existing Commitment as a result thereof without such Lender’s written consent.

(ii) Each Lender shall, within ten (10) days (or such longer period as may be approved by the Borrower) after the Borrower has submitted its request under Section 2.01(b)(i), specify the amount of the proposed increase in its Commitment which it is willing to offer; provided that if any Lender does not specify such an increase amount within the time period set forth above, such Lender shall be deemed to not have offered an increase to its Commitment. To the extent the increased Commitment of the Increasing Lenders is insufficient or there are no Increasing Lenders, the Borrower may designate JPMorgan Chase Bank, N.A. as an additional Lender hereunder in accordance with this Section 2.01(b)(ii) (such new Lender, the “New Lender”); the New Lender may assume all or a portion of the increase in the amount of the Total Commitment. The Borrower and the Administrative Agent shall have discretion jointly to adjust the allocation of the increased aggregate principal amount of the Total Commitment among Increasing Lenders and the New Lender.

(iii) The New Lender shall become an additional party hereto as a New Lender concurrently with the effectiveness of the proposed increase in the amount of the Total

Commitment upon its execution of an instrument of joinder (which may contain such modifications to this Agreement and terms and conditions relating thereto as may be necessary to ensure that such Commitments are treated as Commitments for all purposes under the Credit Documents), in each case prepared by the Administrative Agent and otherwise in form and substance reasonably satisfactory to the Administrative Agent. The New Lender shall provide the documentation required by Section 2.12(e).

(iv) Subject to the foregoing, any increase in the Total Commitment requested by the Borrower shall be effective as of the date proposed by the Borrower (the “Increase Effective Date”) and shall be in the principal amount equal to (i) the amount which the Increasing Lenders are willing to assume as increases to the amount of their Commitments plus (ii) the amount offered by the New Lender with respect to the Total Commitment, in either case not to exceed the increase requested by the Borrower and as adjusted by the Borrower and the Administrative Agent pursuant to the last sentence of Section 2.01(b)(ii).

(v) On or prior to the Increase Effective Date, with respect to any increase in the Total Commitment, the Administrative Agent shall notify each Lender of the amount required to be paid by or to such Lender so that the Loans held by the Lenders on the Increase Effective Date (before giving effect to any new Loans made on such date) shall be held by each Lender pro rata in accordance with the Commitments of the Lenders as adjusted pursuant to the last sentence of Section 2.01(b)(ii). Each Lender which is required to reduce the amount of Loans held by it (each such Lender, a “Decreasing Lender”) shall irrevocably assign, without recourse or warranty of any kind whatsoever (except that each Decreasing Lender warrants that it is the legal and beneficial owner of the Loans assigned by it under this Section 2.01(b)(v) and that such Loans are held by such Decreasing Lender free and clear of adverse claims), to each Increasing Lender and to the New Lender, as applicable, participating in the applicable increase in the Total Commitment, and each Increasing Lender and the New Lender, as applicable, shall irrevocably acquire from the Decreasing Lenders, a portion of the principal amount of the Loans of each Decreasing Lender (collectively, the “Acquired Portion”) outstanding on the Increase Effective Date (before giving effect to any new Loans made on such date) in an amount such that the principal amount of the Loans held by each Increasing Lender, Decreasing Lender and the New Lender, as applicable, as of the Increase Effective Date shall be held in accordance with each such Lender’s Proportionate Share (if any) as of such date. Such assignment and acquisition shall be effective on the Increase Effective Date automatically and without any action required on the part of any party other than the payment by the Increasing Lenders and the New Lender, as applicable, to the Administrative Agent for the account of the Decreasing Lenders of an aggregate amount equal to the Acquired Portion, which amount shall be allocated and paid by the Administrative Agent at or before 12:00 p.m. on the Increase Effective Date to the Decreasing Lenders pro rata based upon the respective reductions in the principal amount of the Loans held by such Lenders on the Increase Effective Date (before giving effect to any new Loans made on such date). Each of the Administrative Agent and the Lenders shall adjust its records accordingly to reflect the payment of the Acquired Portion. The payments to be made in respect of the Acquired Portion shall be made by the Increasing Lenders and the New Lender, as applicable, to the Administrative Agent in Dollars in immediately available funds at or before 11:00 a.m. on the Increase Effective Date, such payments to be made by the Increasing Lenders and the New Lender, as applicable, pro rata based upon the respective increases in the amount of the Commitments held by such Lenders on the Increase Effective Date.

(vi) To the extent any of the Loans acquired by the Increasing Lenders and the New Lender, as applicable, from the Decreasing Lenders pursuant to Section 2.01(b)(v) above are LIBOR Loans and the Increase Effective Date is not the last day of an Interest Period for such LIBOR Loans, the Decreasing Lenders shall be entitled to compensation from the Borrower as provided in Section 2.13 (as if Borrower had prepaid such Loans in an amount equal to the Acquired Portion on the Increase Effective Date).

(c) Notice of Borrowing. The Borrower shall request each Borrowing by delivering to the Administrative Agent an irrevocable written notice substantially in the form of Exhibit A (a “Notice of Borrowing”), duly executed by a Responsible Officer of the Borrower and appropriately completed (or shall deliver a signed and completed Notice of Borrowing by facsimile or by e-mail containing a PDF of such signed and completed Notice of Borrowing), which specifies, among other things:

(i) The principal amount of the requested Borrowing, which shall be in the amount of (A) $5,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of a Borrowing consisting of Base Rate Loans; or (B) $10,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of a Borrowing consisting of LIBOR Loans;

(ii) In the case of a Borrowing, whether the requested Borrowing is to consist of Base Rate Loans or LIBOR Loans;

(iii) In the case of a Borrowing, if the requested Borrowing is to consist of LIBOR Loans, the initial Interest Periods selected by the Borrower for such LIBOR Loans in accordance with Section 2.01(f); and

(iv) In the case of a Borrowing, the date of the requested Borrowing, which shall be a Business Day.

The Borrower shall give each Notice of Borrowing for Loans to the Administrative Agent not later than 10:00 a.m. at least three (3) Business Days before the date of the requested Borrowing in the case of a Borrowing consisting of LIBOR Loans and not later than 10:00 a.m. on the date of the requested Borrowing in the case of a Borrowing consisting of Base Rate Loans. The Administrative Agent shall promptly notify each Lender of the contents of each Notice of Borrowing for Loans and of the amount and Type of (and, if applicable, the Interest Period for) the Loan to be made by such Lender as part of the requested Borrowing. Notwithstanding the foregoing, the Loans advanced on the Closing Date shall be Base Rate Loans.

(d) Interest Rates. The Borrower shall pay interest on the unpaid principal amount of each Borrowing from the date of such Borrowing until paid in full, at one of the following rates per annum:

(i) During such periods as such Borrowing consists of Base Rate Loans, at a rate per annum equal to the Base Rate plus the Applicable Margin therefor, such rate to change from time to time as the Applicable Margin or Base Rate shall change; and

(ii) During such periods as such Borrowing consists of LIBOR Loans, at a rate per annum equal at all times during each Interest Period for such LIBOR Loans to the LIBOR Rate for such Interest Period plus the Applicable Margin therefor, such rate to change from time to time during such Interest Period as the Applicable Margin shall change.

All Loans in each Borrowing shall, at any given time prior to maturity, bear interest at one, and only one, of the above rates. The number of Borrowings consisting of LIBOR Loans shall not exceed five (5) in the aggregate at any time.

(e) Conversion of Loans. Subject to Section 2.13, the Borrower may convert any Borrowing from one Type of Borrowing to the other Type; provided, however, that any conversion of a Borrowing consisting of Base Rate Loans into a Borrowing consisting of LIBOR Loans shall be in the amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and any conversion of a Borrowing consisting of LIBOR Loans into a Borrowing consisting of Base Rate Loans shall be in the amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof ; provided, further, that no Base Rate Loan may be converted into a LIBOR Loan after the occurrence and during the continuance of an Event of Default and provided, further, that any conversion of a LIBOR Loan on any day other than the last day of the Interest Period therefor shall be subject to the payments required under Section 2.13. The Borrower shall request such a conversion by delivering to the Administrative Agent an irrevocable written notice to the Administrative Agent substantially in the form of Exhibit B (a “Notice of Conversion”), duly executed by a Responsible Officer of the Borrower and appropriately completed (or shall deliver a signed and completed Notice of Conversion by facsimile or by e-mail containing a PDF of such signed and completed Notice of Conversion), which specifies, among other things:

(i) The Borrowing which is to be converted;

(ii) The Type of Borrowing into which such Borrowing is to be converted;

(iii) If such Borrowing is to be converted into a Borrowing consisting of LIBOR Loans, the initial Interest Period selected by the Borrower for such LIBOR Loans in accordance with Section 2.01(f), as applicable; and

(iv) The date of the requested conversion, which shall be a Business Day.

The Borrower shall give each Notice of Conversion to the Administrative Agent not later than 10:00 a.m. at least three (3) Business Days before the date of the requested conversion of a Base Rate Loan into a LIBOR Loan or 10:00 a.m. on the date of the requested conversion of a LIBOR Loan into a Base Rate Loan. The Administrative Agent shall promptly notify each Lender of the contents of each Notice of Conversion relating to Loans.

(f) LIBOR Loan Interest Periods.

(i) The initial and each subsequent Interest Period selected by the Borrower for a Borrowing consisting of LIBOR Loans shall be one (1), three (3), or six (6) months; provided, however, that (A) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such next Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; (B) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; (C) no Interest Period shall end after the Maturity Date; and (D) no Borrowing consisting of LIBOR Loan shall be made or continued for an additional Interest Period after the occurrence and during the continuance of an Event of Default.

(ii) The Borrower shall notify the Administrative Agent of the Borrower’s selection of a new Interest Period for a Borrowing by an irrevocable written notice substantially in the form of Exhibit C (a “Notice of Interest Period Selection”), duly executed by a Responsible Officer of the Borrower and appropriately completed (or shall notify the Administrative Agent by telephone, to be promptly confirmed by the delivery to the Administrative Agent of a signed Notice of Interest Period Selection, which may be delivered by facsimile or by e-mail containing a PDF of such signed and completed Notice of Conversion), not later than 10:00 a.m. at least three (3) Business Days prior to the last day of each Interest Period for a Borrowing consisting of LIBOR Loans; provided, however, that no LIBOR Loan shall be continued for an additional Interest Period after the occurrence and during the continuance of an Event of Default. If (A) the Borrower shall fail to notify the Administrative Agent of the next Interest Period for a Borrowing consisting of LIBOR Loans in accordance with this Section 2.01(f) or (B) an Event of Default has occurred and is continuing on the last date of an Interest Period for any Borrowing consisting of LIBOR Loans, such LIBOR Loans shall automatically convert to Base Rate Loans on the last day of the current Interest Period therefor. The Administrative Agent shall promptly notify each Lender of the contents of each Notice of Interest Period Selection for the Loans.

(g) Scheduled Payments.

(i) Interest – All Loans. The Borrower shall pay accrued interest on the unpaid principal amount of each Borrowing thereof in arrears (i) in the case of a Borrowing consisting of Base Rate Loans, on the last Business Day of each fiscal quarter, (ii) in the case of a Borrowing consisting of LIBOR Loans, on the last day of each Interest Period therefor (and, if any such Interest Period is longer than three (3) months, every three (3) months after the first day of such Interest Period); and (iii) in the case of all Borrowings, at maturity. All interest that is not paid when due shall be due on demand.

(ii) Scheduled Principal Payments - Loans. The Borrower shall repay the principal amount of the Loans on the Maturity Date. The Borrower shall also make the mandatory prepayments required by Section 2.06(c).

2.02. Letters of Credit.

(a) The Letter of Credit Commitment.

(i) On the terms and subject to the conditions set forth herein, (A) the L/C Issuer (1) may, in its sole and absolute discretion and regardless of whether one of the clauses set forth in Section 2.02(a)(ii) is applicable, in reliance upon the agreements of the Lenders set forth in this Section 2.02, from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, issue Letters of Credit in Dollars for the account of the Borrower in support of the obligations of the Borrower or any other Loan Party, and amend or renew Letters of Credit previously issued by it, in accordance with Section 2.02(b) below, and (2) shall honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower in support of the obligations of the Borrower or any other Loan Party; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Effective Amount of all Loans and L/C Obligations would exceed the Total Commitment at such time, (y) the aggregate Effective Amount of the Loans of any Lender, plus such Lender’s Proportionate Share of the Effective Amount of all L/C Obligations would exceed such Lender’s Commitment, or (z) the Effective Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Each Letter of Credit shall be in a form acceptable to the L/C Issuer. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Requirement of Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) subject to Section 2.02(b)(iii), in the case of any Standby Letter of Credit, the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

(D) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer or the terms and conditions of the applicable Letter of Credit Application;

(E) such Letter of Credit is in a face amount less than $100,000, or denominated in a currency other than Dollars;

(F) a default of any Lender’s obligations to fund under Section 2.02(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into arrangements satisfactory to the L/C Issuer with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender; or

(G) any Lender is at such time a Deteriorating Lender, unless the Administrative Agent has received (as set forth below) Cash Collateral or similar security satisfactory to the L/C Issuer (in its sole discretion) from either the Borrower or such Deteriorating Lender in respect of such Deteriorating Lender’s obligation to fund under Section 2.02(c).

(iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Evergreen Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower, and in the sole and absolute discretion of the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 10:00 a.m., at least three Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which date shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the account party thereunder, and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which date shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the

Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer may, in its sole and absolute discretion, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a participation in such Letter of Credit in an amount equal to the product of such Lender’s Proportionate Share times the amount of such Letter of Credit. The Administrative Agent shall promptly notify each Lender upon the issuance of a Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Evergreen Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to a date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the Business Day immediately preceding the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 3.02 is not then satisfied. Notwithstanding anything to the contrary contained herein, the L/C Issuer shall have no obligation to permit the renewal of any Evergreen Letter of Credit at any time.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent of the amount to be paid by the L/C Issuer as a result of such drawing and the date on which payment is to be made by the L/C Issuer to the beneficiary of such Letter of Credit in respect of such drawing. Not later than 10:00 a.m., on the date of any payment by the L/C Issuer under a Letter of Credit (each such date of payment, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing, which may be effected through the debiting of one or more deposit accounts maintained with the Administrative Agent. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and such Lender’s Proportionate Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Business Day following the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.01 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Total Commitment and the conditions set forth in Section 3.02 (other than the delivery of a Notice of Borrowing for Loans). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.02(c)(i) may be given by telephone if immediately confirmed in writing; provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.02(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Proportionate Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.02(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing because the conditions set forth in Section 3.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate applicable to Loans upon the occurrence and during the continuance of an Event of Default. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.02(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.02.

(iv) Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.02(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Proportionate Share of such amount shall be solely for the account of the L/C Issuer. For the avoidance of doubt, interest shall accrue beginning on the Honor Date for any such draw under a Letter of Credit.

(v) Each Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for, or participate in, amounts drawn under Letters of Credit, as contemplated by this Section 2.02(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of

Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.02(c) by the time specified in Section 2.02(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the daily Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.02(c), if the Administrative Agent receives for the account of the L/C Issuer any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), or any payment of interest thereon, the Administrative Agent will distribute to such Lender its Proportionate Share thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.02(c)(i) is required to be returned, each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Proportionate Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the daily Federal Funds Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit, and to repay each L/C Borrowing and each drawing under a Letter of Credit that is refinanced by a Borrowing of Loans, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and the other Credit Documents under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of, or any consent to departure from, all or any of the Credit Documents;

(iii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower or any other Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iv) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(v) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(vi) the existence, character, quality, quantity, condition, packing, value or delivery of any Property purported to be represented by documents presented in connection with any Letter of Credit or any difference between any such Property and the character, quality, quantity, condition, or value of such Property as described in such documents;

(vii) the time, place, manner, order or contents of shipments or deliveries of Property as described in documents presented in connection with any Letter of Credit or the existence, nature and extent of any insurance relative thereto;

(viii) the solvency or financial responsibility of any party issuing any documents in connection with a Letter of Credit;

(ix) any failure or delay in notice of shipments or arrival of any Property;

(x) any error in the transmission of any message relating to a Letter of Credit not caused by the Issuing Lender, or any delay or interruption in any such message;

(xi) any error, neglect or default of any correspondent of the L/C Issuer in connection with a Letter of Credit;

(xii) any consequence arising from acts of God, war, insurrection, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of the L/C Issuer;

(xiii) the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to the L/C Issuer in connection with a Letter of Credit; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. The Borrower and the Lenders agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Neither the Administrative Agent nor the L/C Issuer nor any of their respective affiliates, directors, officers, employees, agents or advisors nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. Solely for purposes of allocating risks between the Borrower and the Administrative Agent, the Lenders and the L/C Issuer, the Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement and may not be relied upon or asserted by any Person not a party hereto. Neither the Administrative Agent nor the L/C Issuer nor any of their respective affiliates, directors, officers, employees, agents or advisors nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (xiv) of Section 2.02(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which are determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from the L/C Issuer’s gross negligence or willful misconduct or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral.

(i) Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall promptly, and in any event no later than two (2) Business Days after such request, Cash Collateralize the Obligations in an amount equal to 105% of the then Effective Amount of the L/C Obligations. The Borrower hereby grants the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a Lien on all such cash and deposit account balances described in the definition of “Cash Collateralize” as security for the Obligations. The Lien held by the Administrative Agent in such cash collateral to secure the Obligations shall be released upon the satisfaction of each of the following conditions: (a) no Letters of Credit shall be outstanding, (b) all L/C Obligations shall have been repaid in full and (c) no Default shall have occurred and be continuing.

(ii) In addition to the provisions set forth in Section 2.02(a)(ii)(G), if at any time during which one or more Letters of Credit are outstanding, any Lender is at such time a Deteriorating Lender, then no later than five (5) Business Days of written demand thereof from the L/C Issuer the Borrower and/or the Deteriorating Lender (or just the Borrower to the extent the Deteriorating Lender fails to do so) shall provide the Administrative Agent with Cash Collateral or similar security satisfactory to the L/C Issuer (in its sole discretion) in respect of such Deteriorating Lender’s obligation to fund under Section 2.02(c). in an amount not less than the aggregate amount of such obligations. The Borrower and/or such Deteriorating Lender hereby grants to the Administrative Agent, for the benefit of the L/C Issuer, a security interest in all such Cash Collateral (and the Cash Collateral described in Section 2.02(a)(ii)(G)) and all proceeds of the foregoing. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate L/C Obligations in respect of such Deteriorating Lender, the Borrower will, promptly upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate L/C Obligations over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Governmental Approvals, to reimburse the L/C Issuer.

(iii) Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Wells Fargo and may be invested in Cash Equivalents reasonably acceptable to the Administrative Agent. Such accounts must be subject to control agreements pursuant to which the Administrative Agent has “control” as such term is used in the Uniform Commercial Code, sufficient to perfect on a first priority basis a security interest in such cash collateral.

(h) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Standby Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay, to the Administrative Agent for the account of each Lender in accordance with its Proportionate Share, a Letter of Credit fee for each such Letter of Credit for the period from the date of issuance of such Letter of Credit until the expiry thereof, at a per annum rate equal to the Applicable Margin for LIBOR Loans (plus three percent (3.00%) upon the occurrence and during the continuation of any Event of Default until the time when such Event of Default shall have been cured or waived in writing by the Required Lenders or all the Lenders, as may be required by this Agreement) applicable from time to time during such period multiplied by the actual daily maximum amount available to be drawn under such Letter of Credit. Such fee for each Letter of Credit shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit and on the Letter of Credit Expiration Date. Each such fee, when due, shall be fully earned and when paid, shall be non-refundable. If there is any change in the Applicable Margin for LIBOR Loans during any quarter, the Applicable Margin used for the calculation of the Letter of Credit fee shall be the Applicable Margin for LIBOR Loans on each day during such quarter.

(j) Issuance Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account the Issuance Fee (as defined in the Fee Letter) applicable to each Letter of Credit, due and payable as set forth in the Fee Letter. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, transfer, negotiation, presentation, amendment, documentation and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such fees and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(l) Trade Bank as L/C Issuer. The parties hereto acknowledge and agree that, at its option, Wells Fargo, as L/C Issuer may arrange for Letters of Credit to be issued by Trade Bank as agent for Wells Fargo. All parties hereto understand and agree that to the extent any Letters of Credit are issued by Trade Bank as agent for Wells Fargo, (i) Trade Bank is agent only to Wells Fargo and not to the Borrower and has no obligations to the Borrower, (ii) the Letters of Credit issued by Trade Bank will be deemed Letters of Credit issued by the L/C Issuer for all purposes hereunder and (iii) any of the obligations performed or rights exercised pursuant to or in connection with the issuance of any Letter of Credit by Trade Bank shall be deemed obligations performed or rights exercised by Wells Fargo as L/C Issuer. To the extent that the L/C Issuer is required to provide any notices to, or take any other actions for the benefit of, the Administrative Agent hereunder, with respect to any Letter of Credit issued by Trade Bank, no such notice or action shall be required.

2.03. Intentionally Omitted.

2.04. Amount Limitations, Commitment Reductions, Etc.

(a) Optional Reduction or Cancellation of Commitments. The Borrower may, upon three (3) Business Days written notice to the Administrative Agent (each a “Reduction Notice”), permanently reduce the Total Commitment by the amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof or cancel the Total Commitment in its entirety; provided, however, that:

(i) The Borrower may not reduce the Total Commitment prior to the Maturity Date, if, after giving effect to such reduction, the Effective Amount of all Loans and L/C Obligations then outstanding would exceed the Total Commitment as so reduced; and

(ii) The Borrower may not cancel the Total Commitment prior to the Maturity Date, if, after giving effect to such cancellation, any Loan would then remain outstanding.

Any Reduction Notice shall be irrevocable; provided that notwithstanding the foregoing, any Reduction Notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the issuance of equity or debt securities, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date previously provided in the applicable Reduction Notice) if such condition is not satisfied.

(b) Mandatory Reduction of Commitments. The Total Commitment shall be automatically and permanently reduced to zero on the earlier of (i) the Maturity Date and (ii) the Mandatory Debt Prepayment Date.

(c) Effect of Commitment Adjustments. From the effective date of any reduction or increase of the Total Commitment, the Commitment Fees payable pursuant to Section 2.05(b) shall be computed on the basis of the Total Commitment as so reduced or increased. Once reduced or cancelled, the Total Commitment may not be increased or reinstated without the prior written consent of all Lenders. Any reduction of the Total Commitment pursuant to Section 2.04 shall be applied ratably to reduce each Lender’s Commitment in accordance with clause (i) of Section 2.10(a).

2.05. Fees.

(a) Administrative Agent’s Fee; Other Fees. The Borrower shall pay to the Administrative Agent, for its own account, agent’s fees and other compensation in the amounts and at the times set forth in the Fee Letter and any fees set forth in any fee letter or agreement executed in connection with any increase under Section 2.01(b).

(b) Commitment Fee. The Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders (other than any Defaulting Lender with respect to the period during which it is a Defaulting Lender) as provided in clause (iv) of Section 2.10(a), a commitment fee (collectively, the “Commitment Fee”) equal to the Commitment Fee Percentage of the daily average Unused Commitment for the period beginning on the date of this Agreement and ending on the Maturity Date. The Borrower shall pay the Commitment Fee in arrears on the last Business Day in each March, June, September and December (commencing September 30, 2009) and on the Maturity Date (or if the Total Commitment is cancelled on a date prior to the Maturity Date, on such prior date).

2.06. Prepayments.

(a) Terms of All Prepayments. Upon the prepayment of any Loan (whether such prepayment is an optional prepayment under Section 2.06(b), a mandatory prepayment required by Section 2.06(c) or a mandatory prepayment required by any other provision of this Agreement or the other Credit Documents, including a prepayment upon acceleration), the Borrower shall pay (i) if a LIBOR Loan is being prepaid under Section 2.06(b) or Section 2.06(c), to the Administrative Agent for the account of the Lender that made such LIBOR Loan all accrued interest to the date of such prepayment on the amount prepaid, (ii) if a prepayment is made upon acceleration, to the Administrative Agent for the account of the Lender that made such Loan all accrued interest and fees to the date of such prepayment on the amount prepaid and (iii) to such Lender if such prepayment is the prepayment of a LIBOR Loan on a day other than the last day of an Interest Period for such LIBOR Loan, all amounts payable to such Lender pursuant to Section 2.13.

(b) Optional Prepayments. At its option, the Borrower may, without premium or penalty but subject to Section 2.13 in the case of LIBOR Loans, upon one (1) Business Day’s notice from the Borrower to the Administrative Agent in the case of Base Rate Loans or three (3) Business Days’ notice from the Borrower to the Administrative Agent in the case of LIBOR Loans, prepay the Base Rate Loans in any Borrowing and all accrued but unpaid interest thereon in part, in a minimum principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, or in whole and prepay the LIBOR Loans in any Borrowing and all accrued but unpaid interest thereon in part, in a minimum principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof, or in whole. Each such notice shall specify the date and amount of such prepayment; provided that if such prepayment is on any day other than on the last day of the Interest Period applicable to such LIBOR Loan, the Borrower shall be subject to the payments required by Section 2.13. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that if such notice is given in connection with a conditional Reduction Notice, no prepayment will be required if the condition set forth in such Reduction Notice is not satisfied. If no Default has occurred and is continuing, all prepayments under this Section 2.06(b) which are applied to reduce the principal amount of the Loans shall be applied to the Loans as directed by the Borrower. If the Borrower fails to direct the application of any such prepayments, then such prepayments shall be applied first to the accrued but unpaid interest on and then any principal of the Loans until paid in full, and second to Cash Collateralize the Obligations in an amount equal to the Effective Amount of the L/C Obligations. In each case, to the extent possible, such principal payment shall be first applied to prepay Base Rate

Loans and then if any funds remain, to prepay LIBOR Loans; provided that if an Event of Default has occurred and is continuing at the time any such prepayment is made, the Lenders shall apply such prepayments to such Obligations as the Administrative Agent may determine in its discretion which determination shall be effective as to all Lenders (but for regulatory purposes, the Lenders may apply such payments internally as they shall determine).

(c) Mandatory Prepayments. The Borrower shall prepay (or Cash Collateralize, as applicable) the Obligations as follows:

(i) If, at any time, the Effective Amount of all Loans and L/C Obligations then outstanding exceeds the Total Commitment at such time, the Borrower shall immediately (A) prepay the Loans to the extent Loans in a sufficient amount are then outstanding and (B) Cash Collateralize the Obligations in an amount equal to the then Effective Amount of the L/C Obligations, in an aggregate principal amount equal to such excess.

(ii) If, at any time after the Closing Date any Loan Party sells or otherwise disposes of any assets (other than dispositions or sales permitted under Section 5.02(c)), the Borrower shall, immediately after the completion of each sale or other disposition, prepay (or Cash Collateralize, as applicable) the Obligations in the manner set forth in Section 2.06(d), in each case, in an aggregate principal amount equal to one hundred percent (100%) of the Net Proceeds from any such sale or disposition; provided that so long as the cash portion of the consideration for any such disposed assets is not less than 90% of all consideration for such disposed assets only the cash portion of such Net Proceeds at the time of sale will be counted for purposes of any prepayment required under this sentence and the remaining consideration shall be counted when received as cash; otherwise 100% of all Net Proceeds (cash and non-cash) shall be counted. Notwithstanding the foregoing, the Borrower shall not be required to make a prepayment pursuant to this clause (ii) with respect to any sale (a “Relevant Sale”) if (x) (A) no Default or Event of Default shall exist and (B) the Net Proceeds of such Relevant Sale, when added to the Net Proceeds of all such sales by all Loan Parties during such fiscal year, in the aggregate, do not exceed $10,000,000 or (y) the Borrower advises the Administrative Agent in writing within four (4) Business Days after the time the Net Proceeds from such Relevant Sale are received that the applicable Loan Party intends to reinvest all or any portion of such Net Proceeds in replacement assets to the extent (A) such Net Proceeds are in fact committed to be reinvested by the Borrower pursuant to a purchase contract providing for the acquisition of such replacement assets that is executed by such Loan Party and the related seller within 90 days after the date of such Relevant Sale and (B) the acquisition of such replacement assets occurs within 180 days after the date of such Relevant Sale. If, at any time after the occurrence of a Relevant Sale and prior to the acquisition of the related replacement assets, the 90 or 180-day period provided in clause (A) or (B) of the preceding sentence shall elapse without execution of the related purchase contract (in the case of clause (A)) or the occurrence of the related acquisition (in the case of clause (B)) or an Event of Default shall occur, then the Borrower shall immediately prepay (or Cash Collateralize, as applicable) the Obligations in the amount and in the manner described in the first sentence of this clause (ii).

(iii) Not later than five (5) Business Days following the date of receipt (each a “Receipt Date”) by a Loan Party (or the Administrative Agent) of any Net Insurance Proceeds or Net Condemnation Proceeds, the Borrower shall prepay (or Cash Collateralize, as applicable) the Obligations in the manner set forth in Section 2.06(d) in an amount equal to the aggregate amount of such Net Insurance Proceeds and Net Condemnation Proceeds, as applicable. Notwithstanding the foregoing, the Borrower shall not be required to make a prepayment pursuant to this clause (iii) with respect to any particular Net Insurance Proceeds or Net Condemnation Proceeds if (x) (A) no Default or Event of Default shall exist and (B) the aggregate amount of such Proceeds is less than $40,000,000 in any fiscal year or (y) the Borrower advises the Administrative Agent in writing within five (5) Business Days after the related Receipt Date that it or another Loan Party intends to repair, restore or replace the assets from which such Net Insurance Proceeds or Net Condemnation Proceeds derived to the extent (A) such Net Insurance Proceeds and Net Condemnation Proceeds or portion thereof are in fact utilized or committed to be utilized to repair, restore or replace such assets pursuant to one or more contracts providing for such repair, restoration or replacement that is executed by a Loan Party and the relevant counterparty(ies) within 90 days after the related Receipt Date and (B) such repair, restoration or replacement is completed within 180 days after the related Receipt Date. If, at any time after the occurrence of a Receipt Date and prior to the completion of the corresponding repair, restoration or replacement, the 90 or 180-day period provided in clause (A) or (B) of the preceding sentence shall elapse without utilization or execution of the related contract (in the case of clause (A)) or the completion of the related repair, restoration or replacement (in the case of clause (B)), or an Event of Default shall occur, then the Borrower shall immediately prepay (or Cash Collateralize, as applicable) the Obligations in the amount equal to the unexpended Net Insurance Proceeds or Net Condemnation Proceeds, as applicable, and in the manner described in the first sentence of this clause (iii).

(iv) If, at any time after the Closing Date, any Loan Party issues or incurs any Indebtedness for borrowed money, including Indebtedness evidenced by notes, bonds, debentures or other similar instruments but excluding Permitted Indebtedness, the Borrower shall, immediately after such issuance or incurrence, prepay (or Cash Collateralize) the outstanding Obligations (in accordance with the provisions of Section 2.06(d)) in an aggregate principal amount equal to one hundred percent (100%) of the Net Proceeds of such Indebtedness.

(v) In addition to the foregoing, if, at any time after the Closing Date, any portion of any Indebtedness under any senior unsecured notes or any Subordinated Obligations of a Loan Party is required to be prepaid, redeemed, purchased, defeased, acquired or otherwise satisfied, then the Borrower shall, immediately after the occurrence or the existence of the event or circumstance that gave rise to such requirement and in any event prior to prepaying, redeeming, purchasing, defeasing, acquiring or otherwise satisfying any portion of any such Indebtedness or Subordinated Obligations, prepay all Obligations (including all Loans, L/C Borrowings, all unpaid interest, fees, costs and expenses) and Cash Collateralize the Obligations in an amount equal to 105% of the then Effective Amount of the L/C Obligations, and the Total Commitment shall be automatically and permanently reduced to zero as set forth in Section 2.04(b).

(vi) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.06(c), (A) a certificate signed by the chief financial officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (B) to the extent practicable, at least three days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date and the Type and principal amount of each Loan to be prepaid. In the event that the Borrower shall subsequently determine that the actual amount required to be prepaid was greater than the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans (and/or, if applicable, the Commitments shall be permanently reduced) in an amount equal to the amount of such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate signed by the chief financial officer of the Borrower demonstrating the derivation of the additional amount resulting in such excess.

(d) Application of Loan Prepayments. All prepayments required under Sections 2.06(c)(ii)-(iv) shall be applied as follows: (A) to prepay the Loans to the extent Loans are then outstanding and (B) then to Cash Collateralize the Obligations in an amount equal to the then Effective Amount of the L/C Obligations. Without modifying the order of application of prepayments set forth in the preceding sentence, all such prepayments shall, to the extent possible, be first applied to prepay Base Rate Loans and then if any funds remain, to prepay LIBOR Loans.

2.07. Other Payment Terms.

(a) Place and Manner. All payments to be made by the Borrower under this Agreement or any other Credit Document shall be made in Dollars without condition or deduction for any counterclaim, defense, recoupment or setoff. The Borrower shall make all payments due to each Lender or the Administrative Agent under this Agreement or any other Credit Document by payments to the Administrative Agent at the Administrative Agent’s office located at the address specified in Section 8.01, with each payment due to a Lender to be for the account of such Lender and such Lender’s Applicable Lending Office. The Borrower shall make all payments under this Agreement or any other Credit Document in lawful money of the United States and in same day or immediately available funds not later than 12:00 noon on the date due. The Administrative Agent shall promptly disburse to each Lender each payment received by the Administrative Agent for the account of such Lender.

(b) Date. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c) Default Rate. Upon the occurrence and during the continuation of any Event of Default other than an Event of Default described in Sections 6.01(a), (f) or (g), at the option of the Required Lenders, from and after the date of such Event of Default until the time when such Event of Default shall have been cured or waived in writing by the Required Lenders or all the Lenders (as may be required by this Agreement) or otherwise cease to exist, the Borrower shall pay interest on the aggregate, outstanding principal amount of all Obligations hereunder at a per annum rate equal to the otherwise applicable interest rate plus three percent (3.00%) or, if no such per annum rate is applicable to any such Obligations, at a per annum rate equal to the Base Rate, plus the Applicable Margin for Base Rate Loans, plus three percent (3.00%) (the “Default Rate”) payable on demand. Upon the occurrence and during the continuation of an Event of Default described in Sections 6.01(a), (f) or (g) until the time when such Event of Default shall have been cured or waived in writing by the Required Lenders or all the Lenders (as may be required by this Agreement) or otherwise cease to exist, the Borrower shall pay interest on the aggregate, outstanding principal amount of all Obligations hereunder at a per annum rate equal to the Default Rate (such Default Rate becoming effective on such date of occurrence of such Event of Default without notice and shall be immediately due and payable without notice or demand). Overdue interest shall itself bear interest at the Default Rate, and shall be compounded with the principal Obligations daily, to the fullest extent permitted by applicable Governmental Rules.

(d) Application of Payments. Except as otherwise expressly provided herein, all payments hereunder shall be applied first to unpaid fees, costs and expenses then due and payable under this Agreement or the other Credit Documents, second to accrued interest then due and payable under this Agreement or the other Credit Documents and finally to reduce the principal amount of outstanding Loans and L/C Borrowings. The proceeds of the Collateral will be applied as set forth in Section 6.02.

(e) Failure to Pay the Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower at least one (1) Business Day prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent shall be entitled to assume that the Borrower has made or will make such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be paid to the Lenders on such due date an amount equal to the amount then due such Lenders. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at a per annum rate equal to the daily Federal Funds Rate from time to time in effect. A certificate of the Administrative Agent submitted to any Lender with respect to any amount owing by such Lender under this Section 2.07(e) shall be conclusive absent manifest error.

2.08. Loan Accounts; Notes.

(a) Loan Accounts. The obligation of the Borrower to repay the Loans made to it by each Lender and to pay interest thereon at the rates provided herein shall be evidenced by an account or accounts maintained by such Lender on its books (individually, a “Loan Account”), except that any Lender may request that its Loans be evidenced by a note or notes pursuant to Section 2.08(b). Each Lender shall record in its Loan Account (i) the date and amount of each Loan made by such Lender, (ii) the interest rates applicable to each such Loan and the effective dates of all changes thereto, (iii) the Interest Period for each LIBOR Loan, (iv) the date and amount of each principal and interest payment on each Loan and (v) such other information as such Lender may determine is necessary for the computation of principal and interest payable to it by the Borrower hereunder; provided, however, that any failure by a Lender to make, or any error by any Lender in making, any such notation shall not affect the Borrower’s Obligations. The Loan Accounts shall be conclusive absent manifest error as to the matters noted therein. In addition to the Loan Accounts, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control.

(b) Notes. If requested by a Lender, such Lender’s Loans shall be evidenced by a promissory note in the form of Exhibit D (individually, a “Note”) which note shall be (i) payable to the order of such Lender, (ii) in the amount of such Lender’s Commitment, (iii) dated the Closing Date and (iv) otherwise appropriately completed. The Borrower authorizes each Lender to record on the schedule annexed to such Lender’s Note the date and amount of each Loan made by such Lender and of each payment or prepayment of principal thereon made by the Borrower, and agrees that all such notations shall be conclusive absent manifest error with respect to the matters noted; provided, however, that any failure by a Lender to make, or any error by any Lender in making, any such notation shall not affect the Borrower’s Obligations. The Borrower further authorizes each Lender to attach to and make a part of such Lender’s Note continuations of the schedule attached thereto as necessary. If, because any Lender designates separate Applicable Lending Offices for Base Rate Loans and LIBOR Loans, such Lender requests that separate promissory notes be executed to evidence separately such Loans, then each such note shall be in the form of Exhibit D, mutatis mutandis to reflect such division, and shall be (w) payable to the order of such Lender, (x) in the amount of such Lender’s Commitment, (y) dated the Closing Date and (z) otherwise appropriately completed. Such notes shall, collectively, constitute a Note.

2.09. Loan Funding.

(a) Lender Funding and Disbursement to the Borrower. Each Lender shall, before 11:00 a.m. on the date of each Borrowing, make available to the Administrative Agent at the Administrative Agent’s office specified in Section 8.01, in same day or immediately available funds, such Lender’s Proportionate Share of such Borrowing. After the Administrative Agent’s receipt of such funds and upon satisfaction of the applicable conditions set forth in Section 3.02 (and, if such Borrowing is the initial Loan or Letter of Credit, Section 3.01), the Administrative Agent shall promptly make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the joint account of the Borrower maintained by the Borrower on the books of Wells Fargo with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided, however, that if, on the date of the Borrowing there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings and second, to the Borrower as provided above.

(b) Lender Failure to Fund. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Proportionate Share of such Borrowing, the Administrative Agent shall be entitled to assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.09(a), and the Administrative Agent may on such date, in reliance upon such assumption, disburse or otherwise credit to the Borrower a corresponding amount. If any Lender does not make the amount of such Lender’s Proportionate Share of any Borrowing available to the Administrative Agent on or prior to the date of such Borrowing, such Lender shall pay to the Administrative Agent, on demand, interest which shall accrue on such amount from the date of such Borrowing until such amount is paid to the Administrative Agent at rates equal to the daily Federal Funds Rate from time to time in effect. A certificate of the Administrative Agent submitted to any Lender with respect to any amount owing by such Lender under this Section 2.09(b) shall be conclusive absent manifest error with respect to such amount. If the amount of any Lender’s Proportionate Share of any Borrowing is not paid to the Administrative Agent by such Lender within three (3) Business Days after the date of such Borrowing, the Borrower shall repay such amount to the Administrative Agent, on demand, together with interest thereon, for each day from the date such amount was disbursed to the Borrower until the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to the Loans comprising such Borrowing.

(c) Lenders’ Obligations Several. The failure of any Lender to make the Loan to be made by it as part of any Borrowing or to fund participations in Letters of Credit shall not relieve any other Lender of its obligation hereunder to make its Loan as part of such Borrowing or fund its participations in Letters of Credit, but no Lender shall be obligated in any way to make any Loan or fund any participation in Letters of Credit which another Lender has failed or refused to make or otherwise be in any way responsible for the failure or refusal of any other Lender to make any Loan required to be made by such other Lender on the date of any Borrowing or to fund any participation required to be funded by such other Lender.

2.10. Pro Rata Treatment.

(a) Borrowings, Commitment Reductions, Etc. Except as otherwise provided herein:

(i) Each Borrowing and reduction of the Total Commitment shall be made or shared among the Lenders pro rata according to their respective Proportionate Shares;

(ii) Each payment of principal on Loans in any Borrowing shall be shared among the Lenders which made or funded the Loans in such Borrowing pro rata according to the respective unpaid principal amounts of such Loans then owed to such Lenders;

(iii) Each payment of interest on Loans in any Borrowing shall be shared among the Lenders which made or funded the Loans in such Borrowing pro rata according to (A) the respective unpaid principal amounts of such Loans so made or funded by such Lenders and (B) the dates on which such Lenders so made or funded such Loans;

(iv) Each payment of Commitment Fees and Letter of Credit fees payable under Section 2.02(i) shall be shared among the Lenders with Commitments (except for Defaulting Lenders) pro rata according to (A) their respective Proportionate Shares and (B) in the case of each Lender which becomes a Lender hereunder after the date hereof, the date upon which such Lender so became a Lender;

(v) Each payment of interest (other than interest on Loans) shall be shared among the Lenders and the Administrative Agent owed the amount upon which such interest accrues pro rata according to (A) the respective amounts so owed such Lenders and the Administrative Agent and (B) the dates on which such amounts became owing to such Lenders and the Administrative Agent; and

(vi) All other payments under this Agreement and the other Credit Documents (including, without limitation, fees paid in connection with any amendment, consent, waiver or the like) shall be for the benefit of the Person or Persons specified.

(b) Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Loans made by it, or the participations in L/C Obligations held by it, in excess of its ratable share of payments on account of the Loans and the L/C Obligations obtained by all Lenders entitled to such payments, such Lender shall forthwith purchase from the other Lenders such participations in the Loans and/or participations in L/C Obligations as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

2.11. Change of Circumstances.

(a) Inability to Determine Rates. If, on or before the first day of any Interest Period for any LIBOR Loan, (i) any Lender shall advise the Administrative Agent that the LIBOR Rate for such Interest Period cannot be adequately and reasonably determined due to the unavailability of funds in or other circumstances affecting the London interbank market or (ii) any Lender shall advise the Administrative Agent that the rate of interest for such Loan does not adequately and fairly reflect the cost to such Lender of making or maintaining such LIBOR Loan, the Administrative Agent shall immediately give notice of such condition to the Borrower and the other Lenders. After the giving of any such notice and until the Administrative Agent shall otherwise notify the Borrower that the circumstances giving rise to such condition no longer exist, the Borrower’s right to request the making of, conversion to or a new Interest Period for LIBOR Loans shall be suspended. Any LIBOR Loans outstanding at the commencement of any such suspension shall be converted at the end of the then current Interest Period for such LIBOR Loans into Base Rate Loans, unless such suspension has then ended.

(b) Illegality. If, after the date of this Agreement, the adoption of any Governmental Rule, any change in any Governmental Rule or the application or requirements thereof (whether such change occurs in accordance with the terms of such Governmental Rule as enacted, as a result of amendment or otherwise), any change in the interpretation or administration of any Governmental Rule by any Governmental Authority, or compliance by any

Lender with any request or directive (whether or not having the force of law) of any Governmental Authority (a “Change of Law”) shall make it unlawful or impossible for any Lender to make or maintain any LIBOR Loan, such Lender shall immediately notify the Administrative Agent and the Borrower in writing of such Change of Law. Upon receipt of such notice, (i) the Borrower’s right to request the making of, conversion to or a new Interest Period for LIBOR Loans with respect to such Lender shall be terminated, and (ii) the Borrower shall, at the request of such Lender, either (A) pursuant to Section 2.01(e), as the case may be, convert any such then outstanding LIBOR Loans of such Lender into Base Rate Loans at the end of the current Interest Period for such LIBOR Loans or (B) immediately repay or convert any such LIBOR Loans of such Lender if such Lender shall notify the Borrower that such Lender may not lawfully continue to fund and maintain such LIBOR Loans. Any conversion or prepayment of LIBOR Loans made pursuant to the preceding sentence prior to the last day of an Interest Period for such LIBOR Loans shall be deemed a prepayment thereof for purposes of Section 2.13. After any Lender notifies the Administrative Agent and the Borrower of such a Change of Law and until such Lender notifies the Administrative Agent and the Borrower that it is no longer unlawful or impossible for such Lender to make or maintain a LIBOR Loan, all Loans of such Lender shall be Base Rate Loans.

(c) Increased Costs. If, after the date of this Agreement, any Change of Law:

(i) Shall subject any Lender to any tax, duty or other charge with respect to any Loan or Letter of Credit, or shall change the basis of taxation of payments by the Borrower to any Lender on such a Loan or Letter of Credit or in respect to such a Loan or Letter of Credit under this Agreement (except for (i) Indemnifiable Taxes for which a Lender is indemnified pursuant to Section 2.12 and (ii) changes in the rate of taxation on the overall net income of any Lender imposed by its jurisdiction of incorporation or the jurisdiction in which its principal executive office is located); or

(ii) Shall impose, modify or hold applicable any reserve (excluding any Reserve Requirement or other reserve to the extent included in the calculation of the LIBOR Rate for any Loans), special deposit or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any Lender for any LIBOR Loan; or

(iii) Shall impose on any Lender any other condition related to any LIBOR Loan or such Lender’s Commitment;

and the effect of any of the foregoing is to increase the cost to such Lender of making, renewing, or maintaining any such LIBOR Loan or its Commitment or to reduce any amount receivable by such Lender hereunder; then the Borrower shall from time to time, within five (5) Business Days after demand by such Lender, pay to such Lender additional amounts sufficient to reimburse such Lender for such increased costs or to compensate such Lender for such reduced amounts. Provided, however, that in the case of a Change in Law occurring prior to the date of an Assignment to an Assignee Lender, such Assignee Lender shall not be entitled to be paid additional amounts under this Section 2.11(c) greater than that to which its assignor was entitled immediately preceding such Assignment. A certificate setting forth in reasonable detail the amount of such increased costs or reduced amounts, submitted by such Lender to the Borrower shall be conclusive absent manifest error. The obligations of the Borrower under this Section 2.11(c) shall survive the payment and performance of the Obligations and the termination of this Agreement.

(d) Capital Requirements. If, after the date of this Agreement, any Lender determines that (i) any Change of Law affects the amount of capital required or expected to be maintained by such Lender or any Person controlling such Lender (a “Capital Adequacy Requirement”) and (ii) the amount of capital maintained by such Lender or such Person which is attributable to or based upon the Loans, the Letters of Credit, the Commitments or this Agreement must be increased as a result of such Capital Adequacy Requirement (taking into account such Lender’s or such Person’s policies with respect to capital adequacy), the Borrower shall pay to such Lender or such Person, within five (5) Business Days after demand of such Lender, such amounts as such Lender or such Person shall determine are necessary to compensate such Lender or such Person for the increased costs to such Lender or such Person of such increased capital. A certificate setting forth in reasonable detail the amount of such increased costs, submitted by any Lender to the Borrower shall be conclusive absent manifest error. The obligations of the Borrower under this Section 2.11(d) shall survive the payment and performance of the Obligations and the termination of this Agreement.

(e) Delay in Requests. The Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Borrower of the Change of Law or Capital Adequacy Requirement giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change of Law or Capital Adequacy Requirement giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.12. Taxes on Payments.

(a) Except as otherwise expressly provided in this Section 2.12, all payments by the Borrower under this Agreement or any other Credit Document shall be made free and clear of, and without deduction for, any and all present or future federal, state, local and foreign taxes, levies, imposts, duties, deductions, fees, assessments, withholdings, or other charges of whatever nature imposed by any Governmental Authority and all interest, penalties and other liabilities with respect thereto, including withholding taxes imposed by any jurisdiction or any political subdivision thereof, but excluding (i) taxes imposed on a Lender’s overall net income and franchise taxes imposed on such Lender, in each case, by the jurisdiction under the laws of which such Lender is organized or in which such Lender’s principal office or Applicable Lending Office is located or any political subdivision thereof and (ii) the branch profits tax imposed under section 884 of the IRC (all such nonexcluded taxes, levies, imposts, duties, deductions, fees, assessments, withholdings, or other charges of whatever nature imposed by any Governmental Authority and all interest, penalties and other liabilities being referred to herein as “Indemnifiable Taxes”). If Indemnifiable Taxes are imposed in respect of any sum payable hereunder to any Lender, then (i) subject to the penultimate sentence of Section 2.12(e), the sum payable shall be increased by the amount necessary so that after making all required deductions such Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make all required deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes and any excise, transfer, sales and use, value added or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Credit Document (hereinafter referred to as “Other Taxes”).

(b) Subject to the penultimate sentence of Section 2.12(e), the Borrower will indemnify the Administrative Agent and each Lender for the full amount of all Indemnifiable Taxes and Other Taxes (including any Indemnifiable Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) paid by such Lender, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnifiable Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within 30 days following the date the Administrative Agent or such Lender makes written demand therefor.

(c) Within 30 days after the date of any payment of Indemnifiable Taxes or Other Taxes, the Borrower will furnish to the Administrative Agent, at the Administrative Agent’s Office, the original or a certified copy of a receipt evidencing payment thereof (in the case of Taxes that have been paid), a copy of a Tax Return reporting such payment (in the case of accrued but unpaid Taxes) or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.12 shall survive the payment in full of principal, interest and all other Obligations hereunder.

(e) On or prior to the date of the initial Loans or, if such date does not occur within thirty (30) days after the date of this Agreement, by the end of such 30-day period, (I) each Lender which is not organized under the laws of the United States of America or a state thereof shall deliver to the Borrower and the Administrative Agent (A) two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI (or successor applicable form), as the case may be, certifying in each case that such Lender is entitled to receive payments of interest under this Agreement without deduction or withholding of any United States federal income taxes, or (B) if the Lender cannot deliver either United States Internal Revenue Service Form W-8BEN or Form W-8ECI (with respect to a complete exemption under an income tax treaty) pursuant to clause (A) above and is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code (any such lender, a “Non-Bank Lender”), (x) a certificate substantially in the form of Exhibit H (any such certificate, a “Non-Bank Certificate”) and (y) two accurate and complete original signed copies of United States Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from deduction or withholding of United States federal income tax with respect to payments of interest to be made under this Agreement, and (II) each Lender shall deliver such other documentation as prescribed by applicable law and reasonably requested by the Borrower or the Administrative

Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each such Lender further agrees thereafter (i) promptly to notify the Borrower and the Administrative Agent of any change of circumstances which would prevent such Lender from receiving payments hereunder without any deduction or withholding of United States federal income taxes and (ii) if such Lender has not so notified the Borrower and the Administrative Agent of any change of circumstances which would prevent such Lender from receiving payments hereunder without any deduction or withholding of United States federal income taxes, then on or before the date that any certificate or other form delivered by such Lender under this Section 2.12(e) expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent such certificate or form previously delivered by such Lender, to deliver to the Borrower and the Administrative Agent a new certificate or form, certifying that such Lender is entitled to receive payments under this Agreement without deduction of United States federal income taxes, but only if and to the extent such Lender is legally entitled to do so. If a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.15) fails to provide to the Borrower or the Administrative Agent pursuant to this Section 2.12(e) (or, in the case of an Assignee Lender, Section 8.05(c)) any certificates or other evidence required by such provision to establish that such Lender is, at the time it becomes a Lender hereunder, entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, such Lender shall not be entitled to any indemnification under Section 2.12(a) or Section 2.12(b) for any such Taxes imposed on such Lender as a result of such failure, except to the extent that the assignor to such Lender (if any) was entitled, at the time such Lender became a Lender by assignment hereunder, to receive additional amounts from the Borrower with respect to such Tax pursuant to Section 2.12(a) or Section 2.12(b). Notwithstanding anything to the contrary contained in this Section 2.12, the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.12(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes.

(f) Any Lender claiming any additional amounts in respect of Indemnifiable Taxes payable pursuant to this Section 2.12 shall use reasonable efforts (consistent with legal and regulatory restrictions and such Lender’s internal policies) to file any certificate or document reasonably requested by the Borrower, if the making of such a filing would avoid the need for or reduce the amount of any such Indemnifiable Taxes attributable to the Loans and would not, in the sole determination of such Lender, result in any unreimbursed loss, cost or expense or otherwise be disadvantageous to such Lender.

(g) If the Administrative Agent or a Lender determines, in its sole discretion that it has received a refund of any Indemnifiable Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.12, for the taxable year with respect to which such indemnification or additional amounts are paid, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.12 with respect to the Indemnifiable Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses and Taxes of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.

(h) Nothing contained in this Section 2.12 shall require the Administrative Agent or any Lender to make available any of its Tax Returns or any other information that it deems to be confidential or proprietary.

2.13. Funding Loss Indemnification. If the Borrower shall (a) repay, prepay or convert any LIBOR Loan on any day other than the last day of an Interest Period therefor (whether a scheduled payment, an optional prepayment or conversion, a mandatory prepayment or conversion, a payment upon acceleration or otherwise), (b) fail to borrow any LIBOR Loan or for which a Notice of Borrowing has been delivered to the Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise) or (c) fail to convert any Loans into LIBOR Loans in accordance with a Notice of Conversion delivered to the Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise), the Borrower shall pay to the appropriate Lender within five (5) Business Days after demand a prepayment fee, failure to borrow fee or failure to convert fee, as the case may be (determined as though 100% of the LIBOR Loan had been funded in the London interbank eurodollar currency market) equal to the sum of:

(a) $250; plus

(b) the amount, if any, by which (i) the additional interest that would have accrued on the amount prepaid or not borrowed at the LIBOR Rate plus the Applicable Margin for LIBOR Loans if that amount had remained or been outstanding through the last day of the applicable Interest Period exceeds (ii) the interest that such Lender could recover by placing such amount on deposit in the London interbank eurodollar currency market for a period beginning on the date of the prepayment or failure to borrow and ending on the last day of the applicable Interest Period (or, if no deposit rate quotation is available for such period, for the most comparable period for which a deposit rate quotation may be obtained); plus

(c) all out-of-pocket expenses incurred by such Lender reasonably attributable to such payment, prepayment or failure to borrow.

Each Lender’s determination of the amount of any prepayment fee payable under this Section 2.13 shall be conclusive in the absence of manifest error. The obligations of the Borrower under this Section 2.13 shall survive the payment and performance of the Obligations and the termination of this Agreement.

2.14. Security.

(a) Security Documents. The Loans, together with all other Obligations, shall be secured by the Liens granted by the Borrower under the Security Documents. All obligations of a Guarantor under the Credit Documents shall be secured by the Liens granted by such Guarantor under the Security Documents. So long as the terms thereof are in compliance with this Agreement, each Lender Rate Contract shall be secured by the Lien of the Security Documents (a) on a pari passu basis to the extent of the associated Termination Value, and (b) to the extent of any excess, on a basis which is in all respects subordinated to all other Obligations.

(b) Further Assurances. The Borrower shall deliver, and shall cause each Guarantor to deliver, to the Administrative Agent such security agreements, pledge agreements and other instruments, agreements, certificates, opinions and documents (including Uniform Commercial Code financing statements) as the Administrative Agent may reasonably request to:

(i) grant, perfect, maintain, protect and evidence security interests in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in any or all Equity Securities pledged or required to be pledged to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, prior to the Liens or other interests of any Person; and

(ii) otherwise establish, maintain, protect and evidence the rights provided to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, pursuant to the Security Documents.

The Borrower shall fully cooperate with the Administrative Agent and the Lenders and perform all additional acts reasonably requested by the Administrative Agent or any Lender to effect the purposes of this Section 2.14.

2.15. Replacement of the Lenders. If (a) any Lender shall become a Deteriorating Lender, (b) any Lender shall suspend its obligation to make or maintain LIBOR Loans pursuant to Section 2.11(b) for a reason which is not applicable to any other Lender, or (c) any Lender shall demand any payment under Section 2.11(c), 2.11(d), 2.12(a) or 2.12(b) for a reason which is not applicable to any other Lender, then the Administrative Agent may (or upon the written request of the Borrower if the Borrower has located or identified a replacement Lender that is an Eligible Assignee and is reasonably acceptable to the Administrative Agent as contemplated below, shall use commercially reasonable efforts to) replace such Lender (the “affected Lender”), or cause such affected Lender to be replaced, with another lender (the “replacement Lender”) satisfying the requirements of an Assignee Lender under Section 8.05(c), by having the affected Lender sell and assign all of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this Section 2.15, participations in L/C Obligations) to the replacement Lender pursuant to Section 8.05(c); provided, however, that if the Borrower seeks to exercise such right, it must do so within sixty (60) days after it first knows of the occurrence of the event or events giving rise to such right, and neither the Administrative Agent nor any Lender shall have any obligation to identify or locate a replacement Lender for the Borrower (it being expressly agreed that in such circumstances it is the Borrower’s obligation to identify or locate a replacement Lender that is an Eligible Assignee and is acceptable to the Administrative Agent). Upon receipt by any affected Lender of a written notice from the Administrative Agent stating that the Administrative Agent is exercising the replacement right set forth in this Section 2.15, such affected Lender shall sell and assign all of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this

Section 2.15, participations in L/C Obligations) to the replacement Lender pursuant to an Assignment Agreement and Section 8.05(c) for a purchase price equal to the sum of the principal amount of the affected Lender’s Loans so sold and assigned or such other amount is agreed to by such affected Lender and such replacement Lender), all accrued and unpaid interest thereon and its ratable share of all fees and other amounts to which it is entitled.

ARTICLE III. CONDITIONS PRECEDENT.

3.01. Initial Conditions Precedent. The obligations of the Lenders to make the Loans comprising the initial Borrowing are subject to the satisfaction of the conditions set forth on Schedule 3.01 and receipt by the Administrative Agent, on or prior to the Closing Date, of each item listed on Schedule 3.01, each in form and substance satisfactory to the Administrative Agent and each Lender, and with sufficient copies for, the Administrative Agent and each Lender.

3.02. Conditions Precedent to each Credit Event. The occurrence of each Credit Event (including the initial Borrowing) is subject to the further conditions that:

(a) The Borrower shall have delivered to the Administrative Agent and, if applicable, the L/C Issuer, the Notice of Borrowing or Letter of Credit Application, as the case may be, for such Credit Event in accordance with this Agreement; and

(b) On the date such Credit Event is to occur and after giving effect to such Credit Event, the following shall be true and correct:

(i) The representations and warranties of the Loan Parties set forth in Article IV and in the other Credit Documents are true and correct in all material respects (except to the extent that such representation and warranty is qualified by materiality, in which case such representation and warranty must be true in all respects) as if made on such date (except for representations and warranties expressly made as of a specified date, which shall be true and correct in all material respects (except to the extent that such representation and warranty is qualified by materiality, in which case such representation and warranty must be true in all respects) as of such specified date); and

(ii) No Default has occurred and is continuing or will result from such Credit Event.

The submission by the Borrower to the Administrative Agent of each Notice of Borrowing and each Letter of Credit Application shall be deemed to be a representation and warranty by the Borrower that each of the statements set forth above in this Section 3.02(b) is true and correct as of the date of such notice.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES.

4.01. Representations and Warranties. In order to induce the Administrative Agent and the Lenders to enter into this Agreement, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders for itself and each of the other Loan Parties as follows:

(a) Due Formation, Qualification, etc. Each Loan Party (i) is duly organized, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of incorporation or formation, except where the failure to be in good standing could not reasonably be expected to have a Material Adverse Effect; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation, partnership or limited liability company, as applicable, in each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license and where the failure to be so qualified or licensed, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

(b) Authority. The execution, delivery and performance by each Loan Party of each Credit Document executed, or to be executed, by such Loan Party and the consummation of the transactions contemplated thereby (i) are within the power of such Loan Party and (ii) have been duly authorized by all necessary actions on the part of such Loan Party.

(c) Enforceability. Each Credit Document executed, or to be executed, by each Loan Party has been, or will be, duly executed and delivered by such Loan Party and constitutes, or will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in equity or at law).

(d) Non-Contravention. The execution and delivery by each Loan Party of the Credit Documents executed by such Loan Party and the performance and consummation of the transactions (including the use of loan and letter of credit proceeds) contemplated thereby do not (i) violate any Requirement of Law applicable to or the Organizational Documents of such Loan Party; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any material Contractual Obligation of such Loan Party; (iii) result in the creation or imposition of any Lien (or the obligation to create or impose any Lien) upon any Property, asset or revenue of such Loan Party (except such Liens as may be created in favor of the Administrative Agent for the benefit of itself and the Lenders pursuant to this Agreement or the other Credit Documents) or (iv) violate any provision of any existing law, rule, regulation, order, writ, injunction or decree of any court or Governmental Authority to which it is subject.

(e) Approvals.

(i) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including, without limitation, the equity holders of any Person) is required with respect to any Loan Party in connection with (A) the borrowing of Loans, the granting of Liens under the Credit Documents, the execution and delivery of the Credit Documents (or any documents executed in connection therewith) by any Loan Party or the performance or consummation by the Loan Parties of the transactions contemplated hereby and thereby or (B) the exercise by the Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Security Documents or created or provided for by any Governmental Rule), except for (x) those which have been made or obtained and are in full force and effect or those filings that are required in connection with the perfection of Liens granted under the Credit Documents and (y) as to clause (B), those required by applicable law which are applicable to all Persons.

(ii) All Governmental Authorizations necessary for each Loan Party to carry on its business as currently conducted have been duly obtained and are in full force and effect without any known conflict with the rights of others and free from any unduly burdensome restrictions, except where any such failure to obtain such Governmental Authorizations or any such conflict or restriction could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No Loan Party has received any written notice or other written communications from any such Governmental Authority regarding (A) any revocation, withdrawal, suspension, termination or modification of, or the imposition of any material conditions with respect to, any Governmental Authorization, or (B) any other limitations on the conduct of business by any Loan Party, except where any such revocation, withdrawal, suspension, termination, modification, imposition or limitation could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(iii) No Governmental Authorization is required for the pledge or grant by any Loan Party as applicable of the Liens purported to be created in favor of the Administrative Agent in connection herewith or any other Credit Document, except for (1) such Governmental Authorizations that have been obtained and are in full force and effect and fully disclosed to Administrative Agent in writing, and (2) filings or recordings contemplated by this Agreement or any Security Document.

(f) No Violation or Default. No Loan Party is in violation of or in default with respect to any Requirement of Law applicable to or Organizational Document of such Person where such violation or default could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, no Loan Party (A) has violated any Environmental Laws, (B) has any liability under any Environmental Laws or (C) has received notice or other communication of an investigation or is under investigation by any Governmental Authority having authority to enforce Environmental Laws, where such violation, liability or investigation could reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.

(g) Litigation. Except as set forth in Schedule 4.01(g) to the Disclosure Letter, no actions (including derivative actions), suits, proceedings (including arbitration proceedings or mediation proceedings) or investigations are pending or, to the knowledge of any Loan Party, threatened against any Loan Party at law or in equity in any court, arbitration proceeding or before any other Governmental Authority which (i) could reasonably be expected to (alone or in the aggregate) have a Material Adverse Effect or (ii) seek to enjoin, either directly or indirectly, the execution, delivery or performance by any Loan Party of the Credit Documents (or any documents executed in connection therewith) or the transactions contemplated thereby.

(h) Real Property, Etc.

(i) All real property owned or leased by the Loan Parties as of the date hereof is described (including, as to real property owned, a legal description) in Schedule 4.01(h) to the Disclosure Letter. The Loan Parties have a valid leasehold interest in the real property leased under the Headquarters Lease (to the extent such lease has not been terminated).

(ii) No Loan Party (A) has violated any Environmental Laws, (B) has any liability under any Environmental Laws or (C) has received notice or other communication of an investigation or is under investigation by any Governmental Authority having authority to enforce Environmental Laws, where such violation, liability or investigation could have, individually or in the aggregate, a Material Adverse Effect.

(i) Financial Statements. The Financial Statements of the Loan Parties which have been delivered to the Administrative Agent (i) are in accordance with the books and records of the Loan Parties, which have been maintained in accordance with good business practice; (ii) have been prepared in conformity with GAAP (subject to the absence of footnotes and normal year-end audit adjustments in the case of quarterly financial statements); and (iii) fairly present in all material respects the financial condition and results of operations of the Loan Parties as of the date thereof and for the period covered thereby. No Loan Party has any Contingent Obligations, liability for taxes or other outstanding obligations which, in any such case, are material in the aggregate, except as disclosed in the audited Financial Statements for the fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008 and unaudited Financial Statements for the fiscal year to date ended as of June 30, 2009, furnished by each Loan Party to the Administrative Agent prior to the date hereof, or in the Financial Statements delivered to the Administrative Agent pursuant to clause (i) or (ii) of Section 5.01(a).

(j) Creation, Perfection and Priority of Liens; Equity Interests.

(i) As of the Closing Date (or as of the date any Loan Party becomes party to the Credit Documents after the Closing Date, as to such Loan Party), the execution and delivery of the Security Documents by the Loan Parties party thereto, together with the filing of any Uniform Commercial Code financing statements, are effective to create in favor of the Administrative Agent for the benefit of itself and the Lenders, as security for the Obligations, a valid and perfected first priority Lien on all of the Collateral existing as of the Closing Date (or as of the date any Loan Party becomes party to the Credit Documents after the Closing Date, as to such Loan Party) (subject only to Permitted Liens). All filings and other actions necessary or desirable to perfect and maintain the perfection and first priority status of the Liens in favor of the Administrative Agent on the Collateral have been duly made or taken and remain in full force and effect.

(ii) All outstanding Equity Securities of the Borrower’s Subsidiaries are duly authorized, validly issued, and to the extent applicable, fully paid and non-assessable. Except as set forth on Schedule 4.01(j)(ii) to the Disclosure Letter, as of the Closing Date there are no outstanding subscriptions, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (firm or conditional) obligating any Subsidiary of the Borrower to issue, deliver or sell, or cause to be issued, delivered or sold, any additional Equity Securities of such Subsidiary, or obligating any Subsidiary of the Borrower to grant, extend or enter into any such agreement or commitment.

(k) ERISA. Except as set forth on Schedule 4.01(k) to the Disclosure Letter:

(i) Based upon the actuarial assumptions specified for funding purposes in the latest valuation of each Pension Plan that any Loan Party or any ERISA Affiliate maintains or contributes to, or has any obligation under, the aggregate benefit liabilities of such Pension Plan within the meaning of Section 4001 of ERISA did not exceed the aggregate value of the assets of such Pension Plan. Neither any Loan Party nor any ERISA Affiliate has any liability with respect to any post-retirement benefit under any employee welfare plan (as defined in Section 3(1) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, which liability for health plan continuation coverage could not have a Material Adverse Effect.

(ii) Each Pension Plan complies, in both form and operation, in all material respects, with its terms, ERISA and the IRC, and no condition exists or event has occurred with respect to any such Pension Plan which would result in the incurrence by any Loan Party or any ERISA Affiliate of any material liability, fine or penalty. Each Pension Plan, related trust agreement, arrangement and commitment of any Loan Party or any ERISA Affiliate is legally valid and binding and in full force and effect. No Pension Plan is being audited or investigated by any government agency or is subject to any pending or threatened claim or suit. No Loan Party or ERISA Affiliate has engaged in a prohibited transaction under Section 406 of ERISA or Section 4975 of the IRC with respect to any Pension Plan which would result in the incurrence by any Loan Party or ERISA Affiliate of any material liability.

(iii) None of the Loan Parties and the ERISA Affiliates contributes to or has any material contingent obligations to any Multiemployer Plan. None of the Loan Parties and the ERISA Affiliates has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section 4201 of ERISA or as a result of a sale of assets described in Section 4204 of ERISA. None of the Loan Parties and the ERISA Affiliates has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of Section 4241 or Section 4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA.

(iv) No Loan Party has (A) engaged in any transaction prohibited by any Governmental Rule applicable to any Foreign Plan; (B) failed to make full payment when due of all amounts due as contributions to any Foreign Plan; or (C) otherwise failed to comply with the requirements of any Governmental Rule applicable to any Foreign Plan, where singly or cumulatively, the above could reasonably be expected to have a Material Adverse Effect.

(l) Margin Stock; Other Regulations. No Loan Party owns any Margin Stock which, in the aggregate, would constitute a substantial part of the assets of the Borrower or the Loan Parties (taken as a whole), and not more than 25% of the value (as determined by any reasonable method) of the assets of any Loan Party is represented by Margin Stock, and no proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, to purchase, acquire or carry any Margin Stock or to extend credit, directly or indirectly, to any Person for the purpose of purchasing or carrying any Margin Stock (other than for a Permitted Stock Repurchase consummated in compliance with this Agreement and applicable

Governmental Rules). No Loan Party is subject to regulation under the Investment Company Act of 1940, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or to any other Governmental Rule limiting its ability to incur indebtedness.

(m) Netflix Trademarks. The Borrower owns the trademark for the name “NETFLIX” in the United States of America, and the corresponding logo and character marks for such name (collectively, the “Netflix Core Trademark”). The Loan Parties each utilize the Netflix Core Trademark without infringement, or, to the Borrower’s knowledge, claim of infringement of any trademark or other intellectual property rights of any other Peron (which is not a Loan Party), except where such infringement or claim of infringement could not reasonably be expected to have a Material Adverse Effect.

(n) Governmental Charges. The Loan Parties have filed or caused to be filed all (i) Tax Returns for income, franchise and other similar Taxes and (ii) other material Tax Returns which are required to be filed by them. The Loan Parties have paid, or made provision for the payment of, all material Taxes and other material Governmental Charges which have or may have become due pursuant to said returns or otherwise, except such Taxes and Governmental Charges, if any, which are being contested in good faith by appropriate proceedings and as to which adequate reserves (determined in accordance with GAAP) have been established. Proper and accurate amounts have been withheld by each Loan Party from its employees for all periods in compliance in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities. No Loan Party has executed or filed with the Internal Revenue Service or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any material Taxes or material Governmental Charges.

(o) Subsidiaries, Etc. Schedule 4.01(o) to the Disclosure Letter sets forth as of the Closing Date each of the Subsidiaries of each Loan Party, its jurisdiction of organization, the classes of its Equity Securities, the number of Equity Securities of each such class issued and outstanding, the percentages of Equity Securities of each such class owned directly or indirectly by each Loan Party and whether such Loan Party owns such Equity Securities directly or, if not, the Subsidiary of such Loan Party that owns such Equity Securities and the number of Equity Securities and percentages of Equity Securities of each such class owned directly or indirectly by such Loan Party. Except as set forth on Schedule 4.01(o) to the Disclosure Letter, as of the Closing Date, none of the Loan Parties currently has any Subsidiaries. As of the Closing Date, all of the outstanding Equity Securities of each such Subsidiary indicated on Schedule 4.01(o) to the Disclosure Letter as owned by each Loan Party are owned beneficially and of record by such Loan Party free and clear of all adverse claims. As of the Closing Date, Red Envelope Entertainment, LLC is an Excluded Subsidiary.

(p) Solvency, Etc. Each of the Loan Parties is Solvent and, after the execution and delivery of the Credit Documents and the consummation of the transactions contemplated thereby, will be Solvent.

(q) Labor Matters. There are (i) no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements,

employment contracts or employee welfare or incentive plans to which any Loan Party is a party, and (ii) there are no strikes, lockouts, work stoppages or slowdowns, or, to the knowledge of the Borrower, jurisdictional disputes or organizing activities occurring or threatened, in each case which alone or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(r) No Material Adverse Effect. Since December 31, 2008, no event has occurred and no condition exists which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(s) Accuracy of Information Furnished.

(i) The Credit Documents and the other certificates, statements and information (excluding projections) furnished by the Loan Parties to the Administrative Agent and the Lenders in connection with the Credit Documents and the transactions contemplated thereby, taken as a whole and taken together with the Borrower’s filings with the Commission, do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All projections furnished by the Loan Parties to the Administrative Agent and the Lenders in connection with the Credit Documents and the transactions contemplated thereby have been prepared on a basis consistent with the historical financial statements described above, except as described therein, have been based upon assumptions believed by the Borrower to be reasonable at the time so furnished and represent, as of their respective dates of presentations, the Borrower’s good faith and reasonable estimates of the future performance of the Loan Parties, and the Borrower has no reason to believe that such estimates and assumptions are not reasonable (it being understood that projections are not to be viewed as facts and actual results may differ materially from the projected results).

(ii) The copies of the Organizational Documents and Material Contracts which have been delivered to the Administrative Agent in accordance with Section 3.01 are true, correct and complete copies of the respective originals thereof, as in effect on the Closing Date.

(t) Brokerage Commissions. No person is entitled to receive any brokerage commission, finder’s fee or similar fee or payment in connection with the extensions of credit contemplated by this Agreement as a result of any agreement entered into by any Loan Party.

(u) Policies of Insurance. The properties of the Loan Parties are insured with financially sound and reputable insurance companies (at the time of issuance, renewal or continuation of the insurance policy) not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operate. Schedule 4.01(u) of the Disclosure Letter sets forth a true and complete listing of all insurance maintained by the Loan Parties as of the Closing Date. As of the Closing Date, such insurance has not been terminated and is in full force and effect, and each of the Loan Parties has taken all action required to be taken as of the date of this Agreement to keep unimpaired its rights thereunder.

(v) Agreements with Affiliates and Other Agreements. Except as disclosed on Schedule 4.01(v) to the Disclosure Letter, no Loan Party has entered into any material agreement or contract with any Affiliate of any Loan Party, except upon terms at least as favorable to such Loan Party as an arms-length transaction with unaffiliated Persons, based on the totality of the circumstances, or as otherwise permitted under Section 5.02(j).

(w) Foreign Assets Control, Etc.

(i) No Loan Party (i) is, or is controlled by, a Designated Person; (ii) has received funds or other property from a Designated Person; or (iii) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law. No Loan Party engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any Designated Person. Each Loan Party and each of its Subsidiaries are in compliance, in all material respects, with the Patriot Act. Each Loan Party has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws, including the requirement that (i) no Person who owns any direct or indirect interest in any Loan Party is a Designated Person, (ii) funds invested directly or indirectly in any Loan Party are derived from legal sources.

(ii) No portion of the proceeds of any Loan, L/C Credit Extension or other credit made hereunder has been or will be used, directly or indirectly for, and no fee, commission, rebate or other value has been or will be paid to, or for the benefit of, any governmental official, political party, official of a political party or any other Person acting in an official capacity in violation of any applicable Governmental Rules, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

(x) Permitted Stock Repurchase(s). The actions of the Loan Parties in connection with any Permitted Stock Repurchase and any and all transactions entered into or consummated by a Loan Party in connection with such Permitted Stock Repurchase (including the purchase of the capital stock of the Borrower) will be and have been consummated in accordance in all material respects with applicable Governmental Rules (including, without limitation, the General Corporation Law of the State of Delaware (or the Borrower’s state of organization if no longer Delaware) and the regulations of the Federal Reserve Board, including Regulations T, U and X). Without limiting the foregoing, the Borrower has retired or will retire, pursuant to resolutions of its Board of Directors, all capital stock of the Borrower purchased with the proceeds of a Loan in connection with any Permitted Stock Repurchase immediately following such purchase and correspondingly reduced its capital on its books of account, in each case in accordance with its Organizational Documents and the General Corporation Law of the State of Delaware (or the Borrower’s state of organization if no longer Delaware).

(y) Designated Senior Indebtedness. The Borrower has designated and does hereby designate the Obligations as “senior obligations,” “senior indebtedness” or similar designation in connection with any Subordinated Obligations of the Borrower to the extent applicable.

ARTICLE V. COVENANTS.

5.01. Affirmative Covenants. So long as any Loan or L/C Obligation remains unpaid, or any other Obligation (other than contingent indemnification obligations for which no claim has been made) remains unpaid or unperformed, or any portion of any Commitment remains in force, the Borrower will comply, and will cause compliance by the other Loan Parties, with the following affirmative covenants, unless the Required Lenders shall otherwise consent in writing:

(a) Financial Statements, Reports, etc. The Borrower shall furnish to the Administrative Agent and each Lender the following:

(i) As soon as available and in no event later than forty-five (45) days after the last day of each fiscal quarter of the Borrower (other than the last fiscal quarter in each fiscal year), copies of the Financial Statements of the Loan Parties (prepared on a consolidated basis) for such quarter (beginning with the quarter ending September 30, 2009) and for the fiscal year to date and, during the times that the Borrower owns, directly or indirectly, any Material Subsidiary, the consolidating balance sheets and statements of income of the Loan Parties for such quarter and for the fiscal year to date, each certified by the president, chief executive officer, chief operating officer or chief financial officer of the Borrower to present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries as of such date or for such period, as applicable, and to have been prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes), which Financial Statements and balance sheets and statements of income shall be accompanied by a narrative from management of the Borrower which discusses results;

(ii) As soon as available and in no event later than ninety (90) days after the close of each fiscal year of the Borrower (beginning with the fiscal year ending December 31, 2009), copies of the consolidated Financial Statements of the Borrower and its Subsidiaries for such year and, during such times that the Borrower owns, directly or indirectly, any Material Subsidiary, the consolidating balance sheets and statements of income of the Borrower and its Subsidiaries, audited (as to the consolidated Financial Statements only) by one of the four largest public accounting firms in the United States of America or other an independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, which Financial Statements shall be accompanied by a narrative from management of the Borrower which discusses results and (B) copies of the unqualified opinion of such accountants and, to the extent delivered, management letters delivered by such accountants in connection with all such Financial Statements and prepared in accordance with GAAP;

(iii) Contemporaneously with the Financial Statements for each quarter and each year end required by the foregoing clauses (i) and (ii), a compliance certificate signed by a Responsible Officer of the Borrower in substantially the form of Exhibit F (a “Compliance Certificate”);

(iv) Written notice as soon as possible and in no event later than ten (10) Business Days after any Loan Party knows of the occurrence or existence of (A) any ERISA Event, (B) any actual litigation, suits, claims, disputes or investigations against any Loan Party involving potential monetary damages payable by any Loan Party in which injunctive relief or similar relief is sought, which damages, if awarded, or relief, if granted, could reasonably be expected to have a Material Adverse Effect, or (C) any material change in accounting policies of or financial reporting practices by the applicable Loan Party other than as required by GAAP; and written notice as soon as possible and in no event later than five (5) Business Days after any Loan Party knows of the occurrence or existence of (x) any other event or condition which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (y) any Default or any default under any Subordinated Obligations or senior unsecured notes. Each notice pursuant to this Section 5.01(a)(iv) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of such event, condition, default or Default and stating what action the Borrower has taken and proposes to take with respect thereto. In each notice pursuant to this Section 5.01(a)(iv), the Borrower shall use reasonable efforts to describe with particularity any and all provisions of this Agreement or other Credit Document that have been breached;

(v) As soon as available, and in any event not later than thirty (30) days after the commencement of each fiscal year of the Borrower, the forecasts of the Loan Parties for such fiscal year (detailed on a quarterly basis), including, in each case, projected balance sheets, statements of income and statements of cash flow of the Loan Parties, all in reasonable detail;

(vi) As soon as possible and in no event later than the date of any prepayment required to be made pursuant to Section 2.06(c)(iii) or Section 2.06(c)(v), the statement of a Responsible Officer of the Borrower setting forth the details thereof;

(vii) As soon as possible and in no event later than five (5) Business Days after the receipt thereof by a Loan Party, a copy of any notice, summons, citations or other written communications concerning any actual, alleged, suspected or threatened violation of any Environmental Law, or any liability of a Loan Party for Environmental Damages to the extent such violation or Environmental Damages could reasonably be expected to have a Material Adverse Effect;

(viii) As soon as possible and in no event later than five (5) days after the sending or filing thereof, copies of any proxy statements, financial statements or reports that the Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that Borrower files with the Commission;

(ix) As soon as possible after the adoption thereof, a copy of any material amendment or modification to the Borrower’s investment policy relating to cash equivalents or short-term investments; and

(x) Such other instruments, agreements, certificates, opinions, statements, documents and information relating to the Properties, operations or condition (financial or otherwise) of the Loan Parties, and compliance by the Borrower with the terms of this Agreement and the other Credit Documents as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Sections 5.01(a)(i), (a)(ii) and (a)(viii) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents on the Commission’s website at www.sec.gov or on the Borrower’s website at the address communicated to the Administrative Agent and the Lenders in accordance with Section 8.01 or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or any similar website, if any, to which the Administrative Agent and each Lender has access (whether a commercial, third-party website or whether a website sponsored by the Administrative Agent); provided, in each case, that the Borrower shall have notified (which notice may be by facsimile or electronic mail and shall be given in accordance with Section 8.01) the Administrative Agent of the posting of any such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (the “Borrower Materials”) by posting the Borrower Materials on one or more Platforms and (b) certain of the Lenders may be “public-side” Lenders (i.e. Lenders that do not wish to receive non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Material that may be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC” the Borrower shall be deemed to have authorized the Administrative Agent, the L/C Issuer and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of United States Federal and state security laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.

(b) Books and Records. The Loan Parties shall at all times keep proper books of record and account in which full, true and correct entries will be made of their transactions sufficient to permit the preparation of financial statements in accordance with GAAP.

(c) Inspections. The Loan Parties shall permit the Administrative Agent and each Lender, or any agent or representative thereof, upon reasonable notice and during normal business hours so long as no Default shall have occurred and be continuing and otherwise at any time as the Administrative Agent and any Lender may determine with or without prior notice to the Borrower, to visit and inspect any of the properties and offices of the Loan Parties, to conduct audits of any or all of the Collateral, to examine the books and records of the Loan Parties and make copies thereof, and to discuss the affairs, finances and business of the Loan Parties with their officers, auditors and accountants, all at such times and intervals as the Administrative Agent or any Lender may reasonably request; provided that (i) any such visits and inspections conducted when no Event of Default has occurred and is continuing shall be at the expense of the Administrative Agent or such Lender, as applicable (it being understood that the Lenders shall indemnify and reimburse the Administrative Agent on a pro rata basis as contemplated by Section 7.04) and (ii) excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders (or a Lender to the extent such visit or inspection is coordinated through the Administrative Agent) may exercise the rights under this Section 5.01(c) and the Administrative Agent and the Lenders, collectively, shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default. Notwithstanding anything to the contrary in this Section 5.01(c) or any other Credit Document, neither the Borrower nor any of its Subsidiaries shall be required to disclose, permit the inspection, examination or making of copies or abstracts of, or discussion of, any document, information or other matter (a) that constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by any Requirement of Law or any binding contractual agreement (so long as such contractual agreement was not entered into to limit the information available under the provisions of the first sentence of this Section 5.01(c)) or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

(d) Insurance. The Loan Parties shall:

(i) Carry and maintain insurance during the term of this Agreement of substantially the types and in substantially the same amounts as is carried on the Closing Date, including, but not limited to, business interruption, fire, public liability, property damage and worker’s compensation (it being understood that the Borrower and its Subsidiaries may self-insure with respect to earthquakes);

(ii) Furnish to any Lender, upon written request, information as to the insurance carried by such Loan Party; and

(iii) Carry and maintain each policy for such insurance with (A) a company which is rated A or better by A.M. Best and Company at the time such policy is placed and at the time of each annual renewal thereof or (B) any other insurer which is satisfactory to the Administrative Agent;

provided, however, that if any Loan Party shall fail to maintain insurance in accordance with this Section 5.01(d), or if any Loan Party shall fail to provide the required endorsements with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all costs and expenses of procuring such insurance.

(e) Governmental Charges and Other. Each Loan Party shall promptly pay and discharge when due (i) all material Taxes and other material Governmental Charges prior to the date upon which penalties accrue thereon, (ii) all Indebtedness which, if unpaid, could become a Lien upon the property of such Loan Party and (iii) subject to any subordination provisions applicable thereto, all other Indebtedness which in each case, if unpaid, could reasonably be expected to have a Material Adverse Effect, except such Taxes, Governmental Charges and Indebtedness as may in good faith be contested or disputed, or for which arrangements for deferred payment have been made; provided that in each such case appropriate reserves are maintained in accordance with GAAP and no material property of any Loan Party is at impending risk of being seized, levied upon or forfeited.

(f) Use of Proceeds. The Borrower shall use the proceeds of the Loans (i) to pay fees and expenses incurred in connection with this Agreement; (ii) to finance Permitted Stock Repurchases and (iii) (together with Letters of Credit issued hereunder) to provide for the working capital and general corporate purpose needs of the Loan Parties. No part of the proceeds of any Loan or any Letter of Credit shall be used, whether directly or indirectly, (A) to purchase, acquire or carry any Margin Stock (other than for a Permitted Stock Repurchase) or (B) for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U, and X.

(g) General Business Operations.

(i) The Borrower shall preserve, renew and maintain in full force its corporate existence and good standing under the Governmental Rules the jurisdiction of its organization except where the failure to maintain such good standing could not reasonably be expected to have a Material Adverse Effect;

(ii) Each of the Loan Parties (other than the Borrower which is covered in clause (i) above) shall preserve, renew and maintain in full force its corporate, partnership or limited liability company existence and good standing under the Governmental Rules of the jurisdiction of its organization and each of the Loan Parties shall preserve, renew and maintain in full force all of its rights, licenses, leases, qualifications, privileges, franchises and other authority reasonably necessary to the conduct of its business except (x) as otherwise permitted by Section 5.02(d) or (y) where the failure to so preserve, renew or maintain could not reasonably be expected to have a Material Adverse Effect; and

(iii) Each of the Loan Parties shall (A) keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and from time to time make, or cause to be made, all necessary and proper repairs, except, in each case, where any failure, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (B) maintain, preserve and protect all of its rights to enjoy and use the Netflix Core Trademark, and (C) conduct its business without voluntary interruption of any material business activity for a period of ninety (90) days or more. Neither the Borrower nor any Guarantor shall change its jurisdiction of formation without providing at least 30 days prior written notice to the Administrative Agent.

(h) Compliance with Laws . Each Loan Party shall comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i) New Subsidiaries. The Borrower shall, at its own expense promptly, and in any event (i) within ten (10) Business Days (or such longer period as may be agreed to by the Administrative Agent) after the formation of any Domestic Subsidiary or any Foreign Subsidiary or the date any Domestic Subsidiary that was initially an Excluded Subsidiary ceases to be an

Excluded Subsidiary or (ii) as of the date of the acquisition of any Domestic Subsidiary or any Foreign Subsidiary (or with respect to any Domestic Subsidiary becoming a party to the Guaranty, the Pledge Agreement and each other applicable Security Document in accordance with the terms thereof as contemplated by clause (B), within 30 days (or such longer period as may be agreed to by the Administrative Agent) after such acquisition as contemplated by Section 5.02(d)(ii)(I)):

(A) notify the Administrative Agent of such event in writing and provide a certificate of a Responsible Officer certifying, with respect to such Subsidiary, (1) its jurisdiction of organization, (2) class of its Equity Securities, (3) number of Equity Securities of each such class issued and outstanding, (4) percentages of Equity Securities of each such class owned directly or indirectly by a Loan Party and whether such Loan Party owns such Equity Securities directly or, if not, the Subsidiary of such Loan Party that owns such Equity Securities and the number of Equity Securities and percentages of Equity Securities of each such class owned directly or indirectly by such Loan Party and (5) that all of the outstanding Equity Securities of such Subsidiary owned by a Loan Party are owned beneficially and of record by such Loan Party free and clear of all adverse claims,

(B) cause each Domestic Subsidiary (other than an Excluded Subsidiary but including each Domestic Subsidiary that ceases to be an Excluded Subsidiary) to become a party to the Guaranty, the Pledge Agreement and each other applicable Security Document in accordance with the terms thereof, execute additional Security Documents (including foreign pledge agreements (or the foreign equivalent thereof)) if reasonably requested by the Administrative Agent (provided that the Administrative Agent agrees to consider the costs and benefits of any such requests in its reasonable business judgment) and amend the Security Documents as appropriate in light of such event to pledge to the Administrative Agent for the benefit of itself and the Lenders (1) 100% of the Equity Securities of each such Person which becomes a Domestic Subsidiary of the Borrower or any Guarantor (or, in the case of a domestic Non-Wholly-Owned Subsidiary, such lesser percentage owned by the Borrower and the Guarantors) and (2) 100% of the non-voting Equity Securities (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the IRC) (or, in the case of a domestic Non-Wholly-Owned Subsidiary, such lesser percentage owned by the Borrower and the Guarantors) and 66% (or 100% in the case of any first-tier Foreign Subsidiary that is a disregarded entity, partnership or grantor trust (i.e., a flow-through entity) for U.S. federal income tax purposes (or, in the case of a domestic Non-Wholly-Owned Subsidiary, such lesser percentage owned by the Borrower and the Guarantors)) of the voting Equity Securities (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the IRC) of each such Person which becomes a first-tier Foreign Subsidiary of the Borrower or any Guarantor and execute and deliver all documents or instruments required thereunder or appropriate to perfect the security interest created thereby,

(C) deliver (or cause the appropriate Person to deliver) to the Administrative Agent all certificates and other instruments constituting Collateral thereunder free and clear of all adverse claims, accompanied by undated stock powers or other instruments of transfer executed in blank (and take such other steps as may be requested by the Administrative Agent to perfect the Administrative Agent’s first priority Lien in such Collateral consisting of Equity Securities in compliance with any applicable laws of jurisdictions outside of the United States of America, provided that the Administrative Agent agrees to consider the costs and benefits of requesting any such steps in its reasonable business judgment),

(D) cause each document (including each Uniform Commercial Code financing statement ) required by law or requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent for the benefit of the Lenders a valid, legal and perfected first-priority security interest in and lien on the Collateral subject to the Security Documents to be so filed, registered or recorded and evidence thereof delivered to the Administrative Agent,

(E) deliver an opinion of counsel in form and substance satisfactory to the Administrative Agent with respect to each new Guarantor and all documents executed by such Guarantor and/or the applicable Loan Party and the security documents and foreign pledge agreements (or the foreign equivalent thereof) delivered by such Loan Party in respect of any Foreign Subsidiary, and

(F) deliver to the Administrative Agent the same organization documents, resolutions, certificates, lien searches and other matters set forth in Schedule 3.01(b) and (d) with respect to such new Guarantor as required to be delivered with respect to the Borrower on the date hereof, in form and substance satisfactory to Administrative Agent.

It is understood and agreed that as of the Closing Date, Red Envelope Entertainment, LLC is an Excluded Subsidiary and is not required to execute and deliver the Guaranty or the Pledge Agreement until such time as Red Envelope Entertainment, LLC ceases to be an Excluded Subsidiary.

(j) Appraisals. During the existence of an Event of Default or upon the written request of any Lender acting pursuant to any Requirement of Law, the Borrower agrees that the Administrative Agent may, at the expense of the Borrower, commission an appraisal of any property (i) to which any Loan Party holds legal title and (ii) which is encumbered by any Security Document.

5.02. Negative Covenants. So long as any Loan or L/C Obligation remains unpaid, or any other Obligation (other than contingent indemnification obligations for which no claim has been made) remains unpaid or unperformed, or any portion of any Commitment remains in force, the Borrower will comply, and will cause compliance by the other Loan Parties, with the following negative covenants, unless the Required Lenders shall otherwise consent in writing:

(a) Indebtedness. None of the Loan Parties shall create, incur, assume or permit to exist any Indebtedness, except, subject to the proviso at the end of this Section, for the following (“Permitted Indebtedness”):

(i) Indebtedness of the Loan Parties under the Credit Documents;

(ii) Indebtedness of the Loan Parties listed in Schedule 5.02(a) to the Disclosure Letter and existing on the date of this Agreement;

(iii) Indebtedness of the Loan Parties (x) under Rate Contracts entered into in the ordinary course of business; provided that all such Rate Contracts are entered into in connection with bona fide hedging operations and not for speculation or (y) in connection with any Permitted Stock Repurchase;

(iv) Indebtedness of the Loan Parties with respect to surety, appeal, indemnity, performance or other similar bonds in the ordinary course of business (including surety or similar bonds issued in connection with the stay of a proceeding of the type described in Section 6.01(h));

(v) Guaranty Obligations of any Loan Party in respect of Permitted Indebtedness of any other Loan Party;

(vi) Indebtedness owing to any other Loan Parties; provided that the Investment constituting such Indebtedness is permitted by Section 5.02(e)(iii);

(vii) purchase money Indebtedness and other Capital Lease obligations incurred on or after the date hereof in an aggregate principal amount not to exceed $50,000,000 at any time outstanding;

(viii) senior unsecured notes issued pursuant to an indenture and unsecured Subordinated Obligations incurred after the Closing Date in an aggregate principal amount (or accreted value, if applicable) not to exceed $300,000,000 at any one time outstanding; provided that (A) with respect to any such senior unsecured notes, (I) the maturity of such senior unsecured notes shall be no earlier than a date that is six (6) months after the Maturity Date, (II) such senior unsecured notes shall have a yield to worst of no greater than 12% per annum, (III) the covenants set forth in the documentation for such senior unsecured notes shall be no more onerous than the covenants set forth in the Credit Documents, and (IV) such senior unsecured notes shall have no scheduled principal payments prior to a date that is six (6) months after the Maturity Date, and (B) with respect to any such Subordinated Obligations, (I) the terms of such Subordinated Obligations and the documentation for such Subordinated Obligations are reasonably acceptable to the Administrative Agent and the Required Lenders (but in any event, the maturity of such Subordinated Obligations shall be no earlier than a date that is six (6) months after the Maturity Date and such Subordinated Obligations shall have no scheduled principal payments prior to a date that is six (6) months after the Maturity Date) and (II) such acceptance shall be evidenced in writing;

(ix) Indebtedness of any Person that becomes a Subsidiary of the Borrower after the date hereof or that is merged with or into the Borrower or any of its Subsidiaries in an aggregate principal amount as to all such Persons not to exceed $25,000,000 at any one time outstanding; provided that such Indebtedness existed at the time such Person becomes a Subsidiary or is merged with or into the Borrower or such Subsidiary, as the case may be, and is not created in contemplation of or in connection with such Person becoming a Subsidiary or being merged with or into the Borrower or such Subsidiary, as the case may be, and extensions, renewals, replacements and refinancings of any such Indebtedness so long as the principal amount (or accreted value, if applicable) of such extensions, renewals, replacements or refinancings does not exceed the principal amount (or accreted value, if applicable) of the

Indebtedness being extended, renewed, replaced or refinanced (plus any accrued but unpaid interest and redemption premium payable by the terms of such Indebtedness thereon and other reasonable amounts paid, and reasonable fees and expenses incurred, in connection with such extension, renewal, replacement or refinancing);

(x) Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $35,000,000 at any time outstanding;

(xi) customary purchase price adjustments (including earn-outs) and indemnifications and similar obligations in connection with the acquisition or disposition of Equity Securities or assets;

(xii) Guaranty Obligations owing to suppliers, licensors or franchisees (other than guaranties of Indebtedness) in the ordinary course of business;

(xiii) Indebtedness owing to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(xiv) the payment of interest on any Permitted Indebtedness in the form of additional Indebtedness with substantially the same terms; and

(xv) other unsecured Indebtedness in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding;

provided, however, that the foregoing exceptions shall not permit the Foreign IP Holding Company to create, incur, assume or permit to exist any Indebtedness.

(b) Liens. No Loan Party shall create, incur, assume or permit to exist any Lien on or with respect to any of its assets or property of any character, whether now owned or hereafter acquired, except, subject to the proviso at the end of this Section, for the following (“Permitted Liens”):

(i) Liens in favor of the Administrative Agent or any Lender securing the Obligations under the Credit Documents;

(ii) Liens listed in Schedule 5.02(b) to the Disclosure Letter and existing on the date of this Agreement;

(iii) Liens for Taxes or other Governmental Charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings that have not proceeded to judgment; provided that adequate reserves for the payment thereof have been established in accordance with GAAP and no Property of any Loan Party is subject to impending risk of loss or forfeiture by reason of nonpayment of the obligations secured by such Liens;

(iv) statutory Liens, possessory liens of carriers, warehousemen, materialmen, mechanic’s liens and landlord liens, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith by appropriate proceedings, provided that, if delinquent, adequate reserves have been set aside with respect thereto in accordance with GAAP and, by reason of nonpayment, no Property of any Loan Party is subject to a material impending risk of loss or forfeiture;

(v) Deposits under workers’ compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations or surety, appeal or customs bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business;

(vi) Purchase money Liens incurred with respect to property acquired using the proceeds of Indebtedness and Capital Leases permitted under Section 5.02(a)(vii);

(vii) Liens incurred in connection with the extension, renewal, replacement or refinancing of the Indebtedness or obligations secured by the Liens described in clause (ii) or (vi) above; provided that any Lien granted in connection with such extension, renewal, replacement or refinancing (A) is limited to the Property covered by the existing Lien and (B) the principal amount (or accreted value, if applicable) of such extensions, renewals, replacements and refinancings does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness or obligations being extended, renewed, replaced or refinanced (plus any accrued but unpaid interest and premium payable by the terms of such Indebtedness or obligations thereon and other reasonable amounts paid, and reasonable fees and expenses incurred, in connection with such extension, renewal, replacement or refinancing);

(viii) leases or subleases granted to others (in the ordinary course of business) not interfering in any material respect with the ordinary conduct of the business or operations of any Loan Party;

(ix) easements, rights-of-way, restrictions, minor defects, encroachments or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of any Loan Party;

(x) deposits in the ordinary course of business to secure liabilities to insurance carriers, lessor, utilities and other service providers;

(xi) bankers liens and rights of setoff with respect to customary depository arrangements entered into in the ordinary course of business;

(xii) Liens arising by reason of security for surety or appeal bonds in the ordinary course of business of any Loan Party;

(xiii) any Lien existing on any property or asset prior to the acquisition thereof by any Loan Party or existing on any property or asset of any Person that becomes a Subsidiary or is merged with and into any Loan Party after the date hereof prior to the time such Person becomes a Subsidiary or is merged with and into any Loan Party, provided that (A) such

Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary or being merged with and into any Loan Party, as the case may be, (B) such Lien shall not apply to any other property or asset of any Loan Party,(C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary or is merged with and into any Loan Party, as the case may be, and extensions, renewals, replacements and refinancings thereof so long as the principal amount (or accreted value, if applicable) of such extensions, renewals, replacements or refinancings does not exceed the principal amount (or accreted value, if applicable) of the obligations being extended, renewed, replaced or refinanced (plus any accrued but unpaid interest and premium payable by the terms of such obligations thereon and other reasonable amounts paid, and reasonable fees and expenses incurred, in connection with such extension, renewal, replacement or refinancing), and (D) the aggregate amount of the obligations secured by all such Liens at any one time outstanding shall not exceed $10,000,000;

(xiv) licenses and sublicenses granted in the ordinary course of business;

(xv) Liens attaching to commodity trading accounts or brokerage accounts in favor of the institutions maintaining any such account incurred in the ordinary course of business;

(xvi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xvii) Liens on property of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary permitted to be incurred pursuant to Section 5.02(a)(x);

(xviii) Liens (A) on cash advances in favor of the seller of any property to be acquired in connection with a Permitted Acquisition or any other acquisition by any Loan Party permitted hereunder to be applied against the purchase price for the property to be so acquired or (B) consisting of an agreement to sell, transfer or otherwise dispose of property permitted by Section 5.02(c) (to the extent such Lien is limited to the property to be sold pursuant to such agreement);

(xix) Uniform Commercial Code financing statements filed by a lessor with respect to property leased under an operating lease in the ordinary course of business;

(xx) Liens on deposit accounts arising pursuant to customary account agreements in favor of the depository institutions maintaining such deposit accounts securing any overdraft and offset liabilities arising from asset management services provided by such depository institution;

(xxi) Liens on specific items of inventory or other goods and the proceeds thereof securing obligations in respect of documentary letters of credit or bankers’ acceptances issued or created for the account of the any Loan Party in the ordinary course of business to facilitate the purchase, shipment or storage of such inventory or other goods;

(xxii) Liens not otherwise permitted by this Section to the extent that neither (A) the aggregate outstanding principal amount of the obligations secured thereby nor (B) the aggregate fair market value of the assets subject thereto exceeds $10,000,000;

(xxiii) Liens in respect of judgments, orders, decrees or arbitration awards that do not constitute an Event of Default under Section 6.01(h);

(xxiv) deposits made in the ordinary course of business to secure liabilities to insurance carriers;

(xxv) interest or title of a lessor under a Capital Lease permitted under this Agreement;

(xxvi) deposits as security for contested taxes or contested import or customs duties in an aggregate amount not to exceed $5,000,000 at any time; or

(xxvii) Liens on content or its physical embodiment granted to suppliers, distributors or owners of content in the ordinary course of business to secure Content Acquisition Obligations;

provided, however, that the foregoing exceptions shall not permit any Lien (x) on any Equity Securities issued by any Subsidiary of the Borrower except for Liens in favor of the Administrative Agent securing the Obligations (or any guaranty thereof) or (y) on the assets or property of the Foreign IP Holding Company.

(c) Asset Dispositions. No Loan Party shall, directly or indirectly, sell, lease, convey, transfer or otherwise dispose (including, without limitation, via any sale and leaseback transaction) of any of its assets or property, whether now owned or hereafter acquired, except, subject to the proviso at the end of this Section, for the following:

(i) Sales and rentals by the Loan Parties of inventory (including, but not limited to DVDs) in the ordinary course of their businesses (excluding sales and rentals of inventory by any Loan Party, directly or indirectly, to another Loan Party);

(ii) Sales or other dispositions by the Loan Parties of damaged, worn, surplus or obsolete equipment or other assets that are no longer used or useful in the business of the Loan Parties;

(iii) Sales or other dispositions by any Loan Party of Investments permitted by clause (i) of Section 5.02(e);

(iv) Sales or other dispositions of assets and property by (w) the Borrower to any Guarantor or by any Guarantor to the Borrower or another Guarantor; provided that such assets and property remain in the United States of America, (x) the Borrower or any Guarantor to any Subsidiary that is not a Guarantor, provided that the book value of such assets shall not exceed $25,000,000 in the aggregate for all such sales or dispositions, (y) any non-Guarantor Subsidiary (other than a Pledged Foreign Subsidiary) to any other Loan Party, and (z) any Pledged Foreign Subsidiary to the Borrower, any Guarantor or any other Pledged Foreign Subsidiary;

(v) Sales or other dispositions of patents, trademarks, copyrights, trade names, service marks and other intellectual property (other than the Netflix Core Trademark) to a Pledged Foreign Subsidiary; provided that the Borrower retains a license to use such patents, trademarks, copyrights, trade names, service marks or other intellectual property;

(vi) Sales or other dispositions of patents, trademarks, copyrights, trade names, service marks and other intellectual property (other than the Netflix Core Trademark) to a Foreign Subsidiary that is not a Pledged Foreign Subsidiary; provided that the Borrower retains a license to use such patents, trademarks, copyrights, trade names, service marks or other intellectual property; provided further that the fair market value of all such sold or disposed intellectual property shall not exceed $10,000,000 in the aggregate;

(vii) Sale or other disposition by the Borrower of the Netflix Core Trademark to the Foreign IP Holding Company; provided that the Borrower retains a license to use the Netflix Core Trademark;

(viii) the creation of any Permitted Lien;

(ix) the transfer of improvements or alterations in connection with any lease of real property;

(x) the settlement, waiver, release or surrender of claims or litigation rights of any kind;

(xi) sales, transfers and other dispositions of accounts receivable or notes receivable after making reasonable efforts to collect payment in respect thereof;

(xii) assignments, leases and subleases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower and its Subsidiaries, taken as a whole;

(xiii) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

(xiv) sales, transfers, leases and other dispositions of property permitted by Section 5.02(d)(i) or Section 5.02(f);

(xv) sales, transfers and other dispositions of assets or property having a book value not to exceed $20,000,000 in the aggregate; or

(xvi) Licenses and sublicenses of intellectual property owned by or licensed to any Loan Party to any third party in the ordinary course of business;

provided that nothing herein shall be construed to permit (w) any sale, conveyance, transfer or other disposition of any Equity Securities of any Loan Party (other than the sale, conveyance, transfer or other disposition of Equity Securities issued by the Borrower), (x) any Wholly-Owned Subsidiary to become a Non-Wholly-Owned Subsidiary, (y) except as permitted by Section 5.02(c)(v) above, any sale, lease, conveyance, transfer or disposition of the Netflix Core Trademark, or (z) any sale, lease, conveyance, transfer or disposition of any assets or property of the Foreign IP Holding Company except for a license of the Netflix Core Trademark and other intellectual property of the Foreign IP Holding Company granted to the Borrower.

(d) Mergers, Acquisitions, Etc. No Loan Party shall consolidate with or merge into any other Person or permit any other Person to merge into it, acquire any Person as a new Subsidiary or acquire all or substantially all of the assets of any other Person, except for the following:

(i) (A) the Borrower and the other Loan Parties (other than the Foreign IP Holding Company) may merge with each other; provided that (1) no Default shall have occurred and be continuing or would result after giving effect to any such merger, (2) in any such merger involving the Borrower and another Loan Party, the Borrower is the surviving Person, (3) in any such merger involving a Guarantor and another Loan Party (other than the Borrower), such Guarantor is the surviving Person and (4) in any such merger involving a Wholly-Owned Subsidiary and a Non-Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary is the surviving Person; and (B) a merger or consolidation of a Person with and into the Borrower, a Guarantor or a Pledged Foreign Subsidiary (other than the Foreign IP Holding Company) which constitutes an acquisition permitted by Section 5.02(d)(ii); provided that no Default shall have occurred and be continuing or would result after giving effect to any such merger;

(ii) Acquisitions by the Borrower, a Guarantor or a Pledged Foreign Subsidiary (other than the Foreign IP Holding Company) of any Person or the assets of a Person as a new Subsidiary or of all or substantially all of the assets of any other Person or identifiable business unit or division of any other Person (in each case, the “Proposed Target”); provided that:

(A) No Default has occurred and is continuing on the date of, or will result immediately after giving effect to, any such acquisition;

(B) The Proposed Target is in the same line of business as the Borrower or a line of business reasonably related thereto or a reasonable extension thereof;

(C) The acquisition of the Proposed Target shall be completed as a result of an arm’s length negotiation (i.e. on a non-hostile basis);

(D) The acquisition of the Proposed Target shall be consummated, in all material respects, in accordance with all applicable Governmental Rules;

(E) The Borrower has delivered to the Administrative Agent at least 15 calendar days prior to the closing date of such proposed acquisition: (1) written notice of such proposed acquisition, (2) financial statements of the subject of such acquisition (or, in the case of assets constituting less than all of the assets of a Person, the equivalent of financial statements with respect to such assets) to the extent available, but in no event for less than the immediately preceding twelve months (to the extent available), and (3) for each acquisition when the total cash consideration exceeds $30,000,000, pro forma financial statements reflecting the combined projected performance of the Loan Parties during the 12 months immediately following consummation of such transaction, certified to the Administrative Agent and the Lenders as being the good faith projections of the Borrower, in form and detail reasonably acceptable to the Administrative Agent, which projections shall show that such acquisition will not result in any Default hereunder;

(F) The Borrower shall be in compliance with the financial covenants set forth in this Agreement on a pro forma basis after giving effect to the acquisition of the Proposed Target as of the last day of the fiscal quarter most recently ended;

(G) If the aggregate amount of consideration paid or payable in cash in connection with such acquisition (including seller notes, “earn-out” and other contingent consideration (determined as if such “earn-out” or other contingent consideration will be earned, due and payable) calculated at the greater of (i) the maximum stated or determinable amount thereof, or if not stated or if indeterminable, the maximum amount thereof estimated in good faith by the Borrower and (ii) the amounts paid in respect thereof), when taken together with the aggregate amount of consideration paid or payable in cash or other property in connection with each other Permitted Acquisition consummated since the last day of the fiscal quarter most recently ended exceeds $30,000,000, the Administrative Agent shall prior to the proposed acquisition date have received a Compliance Certificate evidencing pro forma compliance as described in clause (F) above;

(H) The Administrative Agent shall hold a perfected, first priority security interest in and lien on, if the Proposed Target survives such transaction as a separate Subsidiary, any Equity Securities in the Proposed Target to the extent required by Section 5.01(i)); and

(I) If such Proposed Target remains a separate Subsidiary, all action required of the Loan Parties under Section 5.01(i) shall be completed within 30 days following the consummation of such acquisition.

(e) Investments. None of the Loan Parties shall make any Investment except, subject to the proviso at the end of this Section, for the following:

(i) Investments by the Loan Parties in deposit accounts, cash, Cash Equivalents and other investments permitted at the time each such Investment was made pursuant to the investment policy for cash equivalents and short-term investments from time to time adopted by the Board of Directors of the Borrower;

(ii) Investments listed in Schedule 5.02(e) to the Disclosure Letter existing on the date of this Agreement;

(iii) Investments by the Loan Parties in each other (other than Investments made in any Non-Wholly Owned Subsidiary or Investments constituting

Indebtedness made by any Non-Wholly Owned Subsidiary in any other Loan Party); provided that Investments made on or after the Closing Date (including any loans or advances) by the Loan Parties made directly or indirectly in (A) Pledged Foreign Subsidiaries may not exceed $50,000,000 in the aggregate at any one time and (B) other Foreign Subsidiaries may not exceed $10,000,000 in the aggregate at any one time;

(iv) Investments consisting of loans to employees, officers and directors in the ordinary course of business in an aggregate amount not exceeding $2,000,000 at any one time outstanding;

(v) Investments permitted by Section 5.02(d);

(vi) Investments consisting of Guaranty Obligations permitted by Section 5.02(a);

(vii) Guaranty Obligations of any Loan Party of leases (other than capital leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(viii) payroll, travel, moving and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses of the Borrower or any Subsidiary for accounting purposes and that are made in the ordinary course of business;

(ix) Investments received in connection with the bankruptcy, workout, recapitalization or reorganization of, or the settlement of delinquent accounts and disputes with, customers and suppliers (including investments received in any related foreclosure), in each case in the ordinary course of business;

(x) Investments in the form of Rate Contracts permitted by Section 5.02(a)(iii);

(xi) Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with any Loan Party (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(xii) Investments resulting from pledges or deposits constituting Permitted Liens;

(xiii) receivables or other trade payables owing to any Loan Party or other similar extensions of credit by any Loan Party, in each case if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(xiv) other Investments by the Borrower or any Subsidiary in an aggregate amount not exceeding $20,000,000;

(xv) (x) any contribution of any Investment in a joint venture or partnership that is not a Subsidiary to a Person that is not a Subsidiary in exchange for an Investment in the Person to whom such contribution is made and (y) Investments in Non-Wholly-Owned Subsidiaries; provided that (i) the business of such joint venture or such Non-Wholly-Owned Subsidiary is a business in which the Borrower is engaged in as of the Closing Date or a business that is in the same line of business as the Borrower or a line of business reasonably related thereto or a reasonable extension thereof, (ii) such joint venture or such Non-Wholly-Owned Subsidiary, as applicable, is a corporation, limited liability company or other limited liability entity, and (iii) the aggregate amount of all such Investments described in this Section 5.02(e)(xv) by the Loan Parties do not exceed $20,000,000;

(xvi) lease, utility, workers’ compensation, unemployment insurance, performance and other deposits made in the ordinary course of business; and

(xvii) Investments received in connection with the settlement of a bona fide dispute with another Person after making reasonable efforts to collect cash in respect thereof;

provided that nothing herein shall be construed to permit the Foreign IP Holding Company to make any Investment.

(f) Distributions, Redemptions, Etc. No Loan Party shall make any Distributions or set apart any sum for any such purpose except, subject to the proviso at the end of this Section, as follows:

(i) any Subsidiary of the Borrower may declare and pay dividends and make Distributions on its Equity Securities to the Borrower or any intervening Subsidiary;

(ii) the Borrower may declare and pay dividends or make other distributions with respect to its Equity Securities payable solely in shares of Qualified Equity Interests;

(iii) the Borrower may make repurchases or other acquisitions of Equity Securities deemed to occur upon exercise of stock options or warrants or upon the vesting of restricted stock units if such Equity Securities represent the exercise price of such options or warrants or represent withholding taxes due upon such exercise or vesting;

(iv) the Borrower may purchase fractional shares of its capital stock arising out of stock dividends, splits or combinations or mergers, consolidations or other acquisitions and pay cash in lieu of fractional shares upon the exercise of warrants, options or other securities convertible into or exercisable for capital stock of the Borrower;

(v) in connection with any acquisition by any Loan Party, any Loan Party may receive or accept the return to any Loan Party of capital stock of the Borrower constituting a portion of the purchase price consideration in settlement of indemnification claims or as a result of a purchase price adjustment (including earn-outs and similar obligations);

(vi) the Borrower may honor any conversion request by a holder of any convertible Indebtedness that is convertible into capital stock of the Borrower and make cash payments in lieu of fractional shares in connection with any conversion of convertible Indebtedness in accordance with the terms of any convertible Permitted Indebtedness;

(vii) the Borrower may make any Distribution made in connection with the withholding of Equity Securities of the Borrower or other withholdings to allow any future, present or former employee, director or consultant of the Borrower or any Subsidiary to meet his or her tax withholding obligations that arise in connection with an award pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement;

(viii) the Borrower may (A) issue non-cash rights to the extent distributed in connection with any stockholder rights plan of the Borrower and (B) purchase, repurchase or otherwise acquire for value any non-cash rights distributed in connection with any stockholder rights plan of the Borrower;

(ix) the purchase of Equity Securities of the Borrower held by any existing or former employees, management or directors of the Borrower or any Subsidiary of the Borrower or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management, employees or directors; provided that such redemptions or repurchases pursuant to this clause (ix) during any calendar year will not exceed $5,000,000 in the aggregate (with unused amounts in any calendar year being carried over to succeeding calendar years);

(x) the redemption, repurchase, retirement or other acquisition of any Equity Securities of the Borrower in exchange for, or out of the net proceeds of the substantially concurrent issue or sale of, Equity Securities (other than Disqualified Equity Interests) of the Borrower (excluding any Equity Securities issued or sold to any Subsidiary); and

(xi) the Borrower may make Distributions to repurchase Equity Securities of the Borrower so long as all the following conditions are met as of the date of such repurchase: (A) in connection with any Credit Event related to such repurchase, the conditions precedent in Section 3.02 are satisfied (including Section 3.02(b)), (B) the representations and warranties in Section 4.01(x) are true and correct in all material respects (except to the extent that such representation and warranty is qualified by materiality, in which case such representation and warranty must be true in all respects) as if made on such date, (C) no Default would result from any such repurchase, (D) the Borrower shall be in compliance with Section 5.03 after giving effect to such repurchase (provided that the Borrower’s Total Leverage Ratio as of such day is calculated by using (1) EBITDA for four quarter period ending on the last day of the most recently ended fiscal quarter of the Borrower, and (2) Total Debt as of the last day of the most recently ended fiscal quarter of the Borrower, minus any repayments of such Indebtedness made since the last day of such most recently ended fiscal quarter, plus any additional Indebtedness incurred by the Loan Parties since the last day of such most recently ended fiscal quarter (provided that additional Indebtedness under clauses (d) and (j) of the definition of “Indebtedness” shall be calculated using the most recent figures available), (E) such repurchase does not and will not result in a violation of the General Corporation Law of the State of Delaware (or the Borrower’s state of organization if no longer Delaware) or any of the regulations of the Federal Reserve Board, including Regulations T, U and X, and, without limiting the foregoing, pursuant to resolutions of its Board of Directors, the Borrower shall retire all Equity Securities of the Borrower purchased in connection with such repurchase immediately following such purchase and shall correspondingly reduce its capital on its book of account, in each case in accordance with its Organizational Documents and General Corporation Law of the State of Delaware (or the Borrower’s state of organization if no longer Delaware); and (F) if the aggregate amount of consideration paid or payable in cash or other property in respect of such repurchase when added to the aggregate amount of consideration paid or payable in cash or other property for all such repurchases consummated since the last day of the fiscal quarter most recently ended exceeds $100,000,000, the Administrative Agent shall have received a Compliance Certificate demonstrating the pro forma compliance required by clause (D) above;

provided that nothing herein shall be construed to permit the Foreign IP Holding Company to make any Distribution or set apart any sum for such purpose except as permitted in Section 5.02(f)(i) above.

(g) Change in Business. No Loan Party shall engage, either directly or indirectly through Affiliates, in any business different from the business of the Borrower as of the Closing Date and any business reasonably related, ancillary or complementary thereto or any reasonable extension or evolution of any of the foregoing, whether domestic or international; provided that the Foreign IP Holding Company shall only engage in the business specified in Section 5.02(p).

(h) Payments of Indebtedness, Etc. No Loan Party shall:

(i) prepay, redeem, purchase, defease, acquire or otherwise satisfy (or offer to redeem, purchase, acquire or otherwise satisfy) in any manner prior to the scheduled payment thereof any senior unsecured notes of any Loan Party; or make any payment or deposit any monies, securities or other property with any trustee or other Person that has the effect of providing for the satisfaction (or assurance of any satisfaction) of any senior unsecured notes of any Loan Party prior to the date when due or otherwise to provide for the defeasance of any such Indebtedness, other than, so long as no Default has occurred and is continuing, the open market repurchase of such senior unsecured notes at less than or equal to par value, in an aggregate amount not to exceed, when added to any repayment or prepayment of any Subordinated Obligations pursuant to Section 5.02(h)(ii) below, $25,000,000 during the term of this Agreement;

(ii) pay or prepay any principal, premium, interest or any other amount (including sinking fund payments) with respect to any Subordinated Obligation (except in each case payments expressly permitted by the subordination provisions approved by the Administrative Agent and the Required Lenders pursuant to Section 5.02(a)(viii) and payments expressly approved in writing by the Required Lenders), or redeem purchase, defease, acquire or otherwise satisfy (or offer to redeem, purchase, acquire or otherwise satisfy) any Subordinated Obligations (except in each case payments expressly permitted by the subordination provisions approved by the Administrative Agent and the Required Lenders pursuant to Section 5.02(a)(viii) and payments expressly approved in writing by the Required Lenders); or

make any payment or deposit any monies, securities or other property with any trustee or other Person that has the effect of providing for the satisfaction (or assurance of any satisfaction) of any Subordinated Obligations prior to the date when due or otherwise to provide for the defeasance of any Subordinated Obligations, in each case other than (A) refinancings of any such Indebtedness to the extent permitted by Section 5.02(a), (B) payments in the form of Qualified Equity Interests (and cash in lieu of fractional shares) in connection with the conversion of convertible Indebtedness and (C) so long as no Default has occurred and is continuing, the repayment or prepayments of any such Indebtedness, in an aggregate amount not to exceed, when added to any repayment or prepayment of any senior unsecured notes pursuant to Section 5.02(h)(i) above, $25,000,000 during the term of this Agreement; or

(iii) supplement, modify, amend, restate, extend or otherwise change the terms of any document, instrument or agreement evidencing or governing any Subordinated Obligations, in each case if the effect of such supplement, modification, amendment, restatement, extension or change is to increase the interest rate on such Subordinated Obligations, change (to earlier dates) any dates upon which payments of principal or interest are due thereon or the maturity date therein, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period or threshold related thereto), change the redemption, prepayment or defeasance provisions thereof, or change the subordination provisions of such Subordinated Obligations (or of any guaranty thereof).

(i) ERISA.

(i) No Loan Party nor any ERISA Affiliate shall (A) adopt or institute any Pension Plan; (B) take any action which will result in the partial or complete withdrawal, within the meanings of Sections 4203 and 4205 of ERISA, from a Multiemployer Plan; (C) engage or permit any Person to engage in any transaction prohibited by Section 406 of ERISA or Section 4975 of the IRC involving any Pension Plan or Multiemployer Plan which would subject a Loan Party or any ERISA Affiliate to any tax, penalty or other liability including a liability to indemnify; (D) incur or allow to exist any accumulated funding deficiency (within the meaning of Section 412 of the IRC or Section 302 of ERISA); (E) fail to make full payment when due of all amounts due as contributions to any Pension Plan or Multiemployer Plan; (F) fail to comply with the requirements of Section 4980B of the IRC or Part 6 of Title I(B) of ERISA; or (G) adopt any amendment to any Pension Plan which would require the posting of security pursuant to Section 401(a)(29) of the IRC, where singly or cumulatively, the above could have a Material Adverse Effect.

(ii) No Loan Party shall (A) engage in any transaction prohibited by any Governmental Rule applicable to any Foreign Plan; (B) fail to make full payment when due of all amounts due as contributions to any Foreign Plan; or (C) otherwise fail to comply with the requirements of any Governmental Rule applicable to any Foreign Plan, where singly or cumulatively, the above could have a Material Adverse Effect.

(j) Transactions With Affiliates. No Loan Party shall enter into or permit to exist any Contractual Obligation with any Affiliate (other than any other Loan Party) or engage in any other transaction with any Affiliate (other than any other Loan Party) except (i) upon terms at least as favorable to such Loan Party as an arms-length transaction with unaffiliated Persons, (ii) reasonable and customary fees paid to, and the reimbursement of expenses of, members of the board of directors (or similar governing body) of the Borrower and its Subsidiaries; (iii) compensation arrangements (including fees, benefits, severance, change of control payments and incentive arrangements) and benefit plans, programs or arrangements (including vacation, health, insurance, deferred compensation, retirement, savings or similar plans) for officers and other employees of the Borrower and its Subsidiaries entered into or maintained or established in the ordinary course of business; (iv) any payment permitted by Section 5.02(f) or Section 5.02(h); (v) any Investment permitted by Section 5.02(e), (vi) indemnification and similar arrangements for officers, directors, employees or agents of any Loan Party pursuant to charter, bylaw, statutory or contractual provisions, (vii) any agreements or arrangements in effect on the Closing Date and described in Schedule 5.02(j) to the Disclosure Letter and (viii) loans and advances to directors, employees or officers made in the ordinary course of business in compliance with applicable laws; provided that such loans and advances do not exceed $5,000,000 in the aggregate at any time outstanding; provided further that nothing herein shall be construed to permit the Foreign IP Holding Company to enter into or permit to exist any Contractual Obligation with any Affiliate (other than any other Loan Party) or engage in any other transaction with any Affiliate (other than any other Loan Party).

(k) Accounting Changes. No Loan Party shall change (i) its fiscal year (currently January 1 through December 31) or (ii) its accounting practices except as required by GAAP.

(l) Rate Contracts. No Loan Party shall enter into any Rate Contract, except (i) Rate Contracts entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Securities of the Borrower or any Subsidiary of the Borrower), (ii) Rate Contracts entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary and (iii) Rate Contracts in connection with any Permitted Stock Repurchase.

(m) Amendment of Organizational Documents. No Loan Party shall amend, modify, supplement, replace or restate any Organizational Document in a manner which would materially adversely affect the interests of the Administrative Agent and the Lenders.

(n) Restrictive Agreements. No Loan Party shall agree to any restriction or limitation (other than as set forth in this Agreement or the other Credit Documents) on the making of Distributions or the transferring of asset from any Loan Party to another Loan Party or grant any Negative Pledge (other than Negative Pledges under the Credit Documents) other than (i) any restriction, limitation or Negative Pledge in existence on the Closing Date and set forth on Schedule 5.02(n) to the Disclosure Letter; (ii) any restriction, limitation or Negative Pledge imposed by any Requirement of Law; (iii) customary restrictions and conditions and Negative Pledges contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder, (iv) customary provisions in leases, licenses and other contracts restricting the assignment thereof or the subletting of the premises subject to any such lease, (v) restrictions or limitations or Negative Pledges imposed on a Subsidiary and existing at the time it became a Subsidiary if such restrictions were not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by any Loan Party, (vi) restrictions or limitations or Negative Pledges under any agreement, instrument or contract affecting Property or a Person at the time such Property or Person was acquired by any Loan Party, so long as such restriction relates solely to the Property or Person so acquired and was not created in connection with or in anticipation of such acquisition, (vii) restrictions or limitations or Negative Pledges under arrangements with any Governmental Authority imposed on any Foreign Subsidiary in connection with government grants, financial aid, subsidies, tax holidays or other similar benefits or economic incentives (so long as such restrictions apply only to the assets of such Foreign Subsidiary), (viii) restrictions or limitations on the sale or other disposition of property acquired, constructed, improved or leased (and any additions, parts, attachments, fixtures, leasehold improvements, proceeds, improvements or accessions related thereto) in whole or in part under, and Negative Pledges contained in, any agreement, instrument or contract relating to Indebtedness permitted under Section 5.02(a)(vii), (ix) restrictions or limitations or Negative Pledges contained in instruments or agreements entered into in connection with Indebtedness permitted under Section 5.02(a)(viii), (x) restrictions or limitations contained in any agreement, contract or instrument entered into in connection with Permitted Liens that limits the right of the debtor to dispose of the assets subject to such Lien, (xi) restrictions and Negative Pledges on cash or other deposits imposed by customers or lessors or required by insurance, surety or bonding companies, in each case under contracts entered into in the ordinary course of business.

(o) Capital Expenditures. No Loan Party shall permit the aggregate amount of Capital Expenditures (excluding content (regardless of form) purchased in the ordinary course of business which constitutes Capital Expenditures) made by the Loan Parties in any fiscal year commencing the fiscal year ending December 31, 2010 to exceed $100,000,000; provided that Capital Expenditures permitted for a fiscal year may, to the extent not expended in such fiscal year, be carried over and expended only in the first six months of the immediately succeeding fiscal year.

(p) Foreign IP Holding Company. Notwithstanding anything herein contained to the contrary, the Foreign IP Holding Company shall not:

(i) Engage in any business or conduct any business operations other than (A) those activities related to its ownership of the Netflix Core Trademark and any other intellectual property sold or disposed to the Foreign IP Holding Company pursuant to Section 5.02(c)(v) and (B) maintenance of its corporate existence;

(ii) Own any assets whatsoever other than the Netflix Core Trademark and any other intellectual property sold or disposed to it pursuant to Section 5.02(c)(v);

(iii) create, incur, assume or permit to exist any liabilities other than its liabilities in connection with professional and other similar costs, fees and expenses incident to its business; or

(iv) Form or otherwise own any Subsidiaries.

5.03. Financial Covenants. So long as any Loan or L/C Obligation remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of any Commitment remains in force, the Borrower will comply, and will cause compliance, with the following financial covenants, unless the Required Lenders shall otherwise consent in writing:

(a) Total Leverage Ratio. The Borrower shall not permit the Total Leverage Ratio at any time to be greater than 2.25:1.00.

(b) Minimum EBITDA. The Borrower shall not permit, as of the last day of any fiscal quarter, the EBITDA of the Loan Parties for the four (4) quarter period ending thereon, to be less than the amount set opposite the applicable period below:

Period	EBITDA
September 30, 2009 through December 31, 2009	$125,000,000

March 31, 2010 through June 30, 2010	$150,000,000

September 30, 2010 through June 30, 2011	$175,000,000

September 30, 2011 and thereafter	$200,0000,000

ARTICLE VI. EVENTS OF DEFAULT.

6.01. Events of Default. The occurrence or existence of any one or more of the following shall constitute an “Event of Default” hereunder:

(a) Non-Payment. Any Loan Party shall (i) fail to pay when due any principal of any Loan or any L/C Obligation (including any amount due in respect thereof under the Guaranty) or (ii) fail to pay within three (3) days after the same becomes due, any interest, fees or other amounts payable under the terms of this Agreement, any of the other Credit Documents (including, to the extent not included in clause (i), any amount due under the Guaranty) or any Lender Rate Contract; or

(b) Specific Defaults. Any Loan Party shall fail to observe or perform any covenant, obligation, condition or agreement set forth in Section 5.01(a) (other than the failure to timely deliver any 8-K filing of the Borrower or notice thereof pursuant to Section 5.01(a)(viii)), Section 5.01(f), Section 5.01(g)(i), Section 5.02 or Section 5.03; or

(c) Other Defaults. Any default shall occur under the Guaranty or any Security Document and such default shall continue beyond any period of grace provided with respect thereto; or any Loan Party shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Agreement or any other Credit Document and such failure shall continue for thirty (30) days after the date of such failure or, in the event of the failure to timely deliver any 8-K filing of the Borrower or notice thereof pursuant to Section 5.01(a)(viii)), such failure shall continue for thirty (30) days after the Borrower has knowledge of such failure or has received notice from the Administrative Agent of such failure; or

(d) Representations and Warranties. Any representation, warranty, certificate, information or other statement (financial or otherwise) made or furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in or in connection with this Agreement or any of the other Credit Documents, or as an inducement to the Administrative Agent or any Lender to enter into this Agreement, shall be false, incorrect, incomplete or misleading in any material respect (or if such representation, warranty, certificate, information or other statement (financial or otherwise) is qualified by materiality, in any respect) when made or furnished; or

(e) Cross-Default. (i) The occurrence of a default or event of default (or any similar event or circumstance under any document for the Indebtedness described in Section 5.02(a)(viii)), (ii) any Loan Party shall fail to make any payment on account of any Indebtedness of such Person (other than the Obligations) when due (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and such failure shall continue beyond any period of grace provided with respect thereto, if the amount of such Indebtedness exceeds $15,000,000 or (iii) any Loan Party shall otherwise fail to observe or perform any agreement, term or condition contained in any agreement or instrument relating to any Indebtedness of such Person (other than the Obligations), or any other event shall occur or condition shall exist, if the effect of such failure, event or condition is to cause, or permit the holder or holders thereof to cause, Indebtedness of any Loan Party (other than the Obligations) in an aggregate amount exceeding $15,000,000 to become redeemable, due, liquidated or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and/or to be secured by cash collateral; or

(f) Insolvency; Voluntary Proceedings. Any Loan Party shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or, in each case, any analogous procedure or step is taken in any jurisdiction; or

(g) Involuntary Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of any Loan Party or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to any Loan Party or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement, or, in each case, any analogous procedure or step is taken in any jurisdiction; or

(h) Judgments. (i) One or more judgments, orders, decrees or arbitration awards requiring any Loan Party to pay an aggregate amount of $15,000,000 or more (exclusive of amounts covered by insurance issued by an insurer not an Affiliate of the Borrower and otherwise satisfying the requirements set forth in Section 5.01(d)) shall be rendered against any Loan Party in connection with any single or related series of transactions, incidents or circumstances and the same shall not be satisfied, vacated or stayed for a period of sixty (60) consecutive days; (ii) any judgment, writ, assessment, warrant of attachment, Tax lien or execution or similar process shall be issued or levied against a part of the property of any Loan Party with an aggregate value in excess of $15,000,000 and the same shall not be satisfied, released, stayed, vacated or otherwise dismissed within sixty (60) days after issue or levy; or

(i) Credit Documents. Any Credit Document or any material term thereof shall cease to be, or be asserted by any Loan Party not to be, a legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms or shall otherwise cease to be in full force and effect other than in accordance with its terms; or

(j) Security Documents. Any Lien intended to be created by any Security Document shall at any time be invalidated, subordinated or otherwise cease to be in full force and effect, for whatever reason, or any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid, first priority (in each case except as expressly otherwise provided in this Agreement or such Security Document) perfected Lien in the Collateral covered thereby, or any Loan Party shall issue, create or permit to be outstanding any Equity Securities which shall not be subject to a first priority perfected Lien under the Security Documents (other than Equity Securities not required to be pledged under the Credit Documents); or

(k) ERISA. Any Reportable Event which the Administrative Agent reasonably believes in good faith constitutes grounds for the termination of any Pension Plan by the PBGC or for the appointment of a trustee by the PBGC to administer any Pension Plan shall occur and be continuing for a period of thirty (30) days or more after notice thereof is provided to the Borrower by the Administrative Agent, or any Pension Plan shall be terminated within the meaning of Title IV of ERISA or a trustee shall be appointed by the PBGC to administer any Pension Plan; or

(l) Change of Control. Any Change of Control shall occur; or

(m) Involuntary Dissolution or Split Up. Any order, judgment or decree shall be entered against any Loan Party decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or

(n) Guarantors. Any Guarantor shall repudiate or purport to revoke the Guaranty; or

(o) Designated Person. Any Loan Party shall become a Designated Person; or

(p) Subordinated Obligations. Any trustee for, or any holder of, any Subordinated Obligations asserts in writing that any such Subordinated Obligations (or any portion thereof) is not subordinated to the Obligations in accordance with its terms or the applicable subordination agreement (in the case of such other Subordinated Obligations); or a final judgment is entered by a court of competent jurisdiction that any Subordinated Obligations (or any portion thereof) is not subordinated in accordance with its terms or the applicable subordination agreement (in the case of such other Subordinated Obligations) to the Obligations; or

(q) Uninsured Loss. The occurrence of any uninsured loss with respect to any property of any Loan Party in excess of $40,000,000.

(r) Unfunded Pension Liabilities. The aggregate amount of Unfunded Pension Liabilities of the Loan Parties shall exceed $5,000,000.

6.02. Remedies. At any time after the occurrence and during the continuance of any Event of Default (other than an Event of Default referred to in Section 6.01(f) or 6.01(g)), the Administrative Agent may or shall, upon instructions from the Required Lenders, by written notice to the Borrower, (a) terminate the Commitments, any obligation of the L/C Issuer to make L/C Credit Extensions and the obligations of the Lenders to make Loans, and/or (b) declare all or a portion of the outstanding Obligations (other than in connection with Lender Rate Contracts) payable by the Borrower to be immediately due and payable and require that the Borrower Cash Collateralize the Obligations in an amount equal to 105% of the then Effective Amount of the L/C Obligations, in each case, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding . Upon the occurrence or existence of any Event of Default described in Section 6.01(f) or 6.01(g), immediately and without notice, (1) the Commitments, any obligation of the L/C Issuer to make L/C Credit Extensions and the obligations of the Lenders to make Loans shall automatically terminate, (2) the obligation of the Borrower to Cash Collateralize the Obligations in an amount equal to 105% of the then Effective Amount of the L/C Obligations shall automatically become effective, which amounts shall be immediately pledged and delivered to the Administrative Agent as security for the Obligations and (3) all outstanding Obligations payable by the Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Administrative Agent may exercise any other right, power or remedy available to it under any of the Credit Documents or otherwise by law, either by suit in equity or by action at law, or both. Notwithstanding anything to the contrary in the Credit Documents, all Cash Collateral pledged by the Borrower shall first be applied to reimburse the L/C Issuer as contemplated by the last sentence of Section 2.02(a)(ii)(G), then such Cash Collateral shall be applied to the remaining L/C Obligations and then to the remaining Obligations in the manner set forth below.

The proceeds of any sale, disposition or other realization upon all or any part of the Collateral (subject to the prior sentence with respect to Cash Collateral) shall be distributed by the Administrative Agent in the following order of priorities:

First, to the Administrative Agent in an amount sufficient to pay in full the costs and expenses of the Administrative Agent in connection with such sale, disposition or other realization, including all fees, costs, expenses, liabilities and advances incurred or made by the Administrative Agent in connection therewith, including, without limitation, attorneys’ fees and costs;

Second, to the Lenders in an amount equal to accrued interest then due and payable under this Agreement and the other Credit Documents (except for Lender Rate Contracts);

Third, pari passu and ratably, to (i) the Lenders in an amount equal to the principal amount of the outstanding Loans and L/C Borrowings and to Cash Collateralize the remaining L/C Obligations on a pro rata basis in accordance with the then outstanding principal amount of the Loans and L/C Obligations (with the portion allocated to the Loans and L/C Obligations to be applied first to repay the Loans in full and then to Cash Collateralize the Obligations in an amount equal to the then Effective Amount of all L/C Obligations) and (ii) to the Lender(s) and Affiliates thereof to whom obligations are owed in connection with any Lender Rate Contract the terms of which comply with the Credit Agreement to the extent of the associated Termination Value of such Lender Rate Contract, and such proceeds will not be applied to the extent of any excess over such Termination Value in connection with any Lender Rate Contact, until the Obligations (other than obligations under this clause (ii)) have been paid in full and the Commitments have been terminated;

Fourth, to the Administrative Agent, the Lenders and the L/C Issuer in an amount equal to any other Obligations which are then unpaid (other than any Obligations related to Lender Rate Contracts);

Fifth, to the Lenders and Affiliates thereof in an amount equal to any other Obligations related to Lender Rate Contracts the terms of which comply with the Credit Agreement, which are then unpaid; and

Finally, upon payment in full of all of the Obligations, to the persons legally entitled thereto.

No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Credit Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Administrative Agent and the Lenders hereunder or thereunder or at law or in equity.

ARTICLE VII. ADMINISTRATIVE AGENT AND RELATIONS AMONG LENDERS.

7.01. Appointment, Powers and Immunities.

(a) Each Lender (on its own behalf or on behalf of any Affiliate of such Lender that is party to a Lender Rate Contract) hereby appoints and authorizes the

Administrative Agent to act as its agent hereunder and under the other Credit Documents with such powers as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Each Lender (on its own behalf and on behalf of any Affiliate of such Lender that is party to a Lender Rate Contract) hereby authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. The Lead Arranger shall not have any duties or responsibilities or any liabilities under this Agreement or any other Credit Documents and any amendments, consents, waivers or any other actions taken in connection with this Agreement or the other Credit Documents shall not, except to the extent expressly set forth in Section 8.04(e), require the consent of the Lead Arranger in such capacity. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in any other Credit Document, be a trustee for any Lender (or any Affiliate of such Lender that is party to a Lender Rate Contract) or have any fiduciary duty to any Lender (or any Affiliate of such Lender that is party to a Lender Rate Contract). Notwithstanding anything to the contrary contained herein the Administrative Agent shall not be required to take any action which is contrary to this Agreement or any other Credit Document or any applicable Governmental Rules. Neither the Administrative Agent nor any Lender shall be responsible to any other Lender for any recitals, statements, representations or warranties made by any Loan Party contained in this Agreement or in any other Credit Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure by any Loan Party to perform its obligations hereunder or thereunder. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible to any Lender for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither the Administrative Agent nor any of its directors, officers, employees, agents or advisors shall be responsible to any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Credit Document or in connection herewith or therewith, except to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from its or their own gross negligence or willful misconduct. Except as otherwise provided under this Agreement, the Administrative Agent shall take such action with respect to the Credit Documents as shall be directed by the Required Lenders or in the absence of such direction, such action as the Administrative Agent in good faith deems advisable under the circumstances.

(b) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Administrative Agent may agree at the request of the Required Lenders to act for the L/C Issuer with respect thereto; provided, however, that the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article VII with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article VII included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

7.02. Reliance by the Administrative Agent. The Administrative Agent and the L/C Issuer shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, facsimile or telex) believed by it in good faith to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons (including any certificate, notice or other document from a Loan Party that a sale, transfer, or other disposition of Collateral is permitted by Section 5.02(c)), and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent with reasonable care. As to any other matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Required Lenders and shall in all cases be fully protected by the Lenders in acting, or in refraining from acting, hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders (or all Lenders if required by Section 8.04), and such instructions of the Required Lenders (or all the Lenders as the case may be) and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

7.03. Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless the Administrative Agent has received a written notice from a Lender or the Borrower, referring to this Agreement, describing such Default and stating that such notice is a “Notice of Default”. If the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default as shall be reasonably directed by the Required Lenders; provided, however, that until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders. Notwithstanding anything in the contrary contained herein, the order and manner in which the Lenders’ rights and remedies are to be exercised (including, without limitation, the enforcement by any Lender of its Note) shall be determined by the Required Lenders in their sole discretion.

7.04. Indemnification. Without limiting the Obligations of the Borrower hereunder, each Lender agrees to indemnify the Administrative Agent, ratably in accordance with its Proportionate Share of all Obligations and Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, costs and expenses incurred by the Administrative Agent as contemplated in Section 5.01(c)) or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof; provided, however, that no Lender shall be liable for any of the foregoing to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from the Administrative Agent’s gross negligence or willful misconduct. The Administrative Agent shall be fully justified in refusing to take or in continuing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The obligations of each Lender under this Section 7.04 shall survive the payment and performance of the Obligations, the termination of this Agreement and any Lender ceasing to be a party to this Agreement (with respect to events which occurred prior to the time such Lender ceased to be a Lender hereunder).

7.05. Non-Reliance. Each Lender represents that it has, independently and without reliance on the Administrative Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the business, prospects, management, financial condition and affairs of the Loan Parties and its own decision to enter into this Agreement and agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, employees, agents or advisors shall (a) be required to keep any Lender informed as to the performance or observance by any Loan Party of the obligations under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of any Loan Party; (b) have any duty or responsibility to disclose to or otherwise provide any Lender, and shall not be liable for the failure to disclose or otherwise provide any Lender, with any credit or other information concerning any Loan Party which may come into the possession of the Administrative Agent or that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity, except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder; or (c) be responsible to any Lender for (i) any recital, statement, representation or warranty made by any Loan Party or any officer, employee or agent of any Loan Party in this Agreement or in any of the other Credit Documents, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Credit Document, (iii) the value or sufficiency of the Collateral or the validity or perfection of any of the liens or security interests intended to be created by the Credit Documents, or (iv) any failure by any Loan Party to perform its obligations under this Agreement or any other Credit Document.

7.06. Resignation of the Administrative Agent. The Administrative Agent may resign at any time by giving thirty (30) days prior written notice thereof to the Borrower and the Lenders. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, which successor Administrative Agent, if not a Lender, shall be reasonably acceptable to the Borrower; provided, however, that the Borrower shall have no right to approve a successor Administrative Agent if a Default has occurred and is continuing. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from the duties and obligations thereafter arising hereunder; provided that the retiring Administrative Agent shall be discharged from the duties and obligations arising hereunder from and after the end of such thirty (30) day period even if no successor has been appointed, except that in the case of any Collateral in the physical possession of the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such Collateral solely for the purposes of perfection until such time as a successor Administrative Agent is appointed or such Collateral is delivered to one of the Lenders. If no such successor has been appointed, the Required Lenders shall act as the Administrative Agent hereunder and all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for in this Section 7.06. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent. The successor Administrative Agent (or if there is no successor, one of the Lenders appointed by the Required Lenders that accepts such appointment) shall also simultaneously replace the then existing Administrative Agent and the then existing Administrative Agent shall be fully released as “L/C Issuer” hereunder pursuant to documentation in form and substance reasonably satisfactory to the then existing Administrative Agent.

7.07. Collateral Matters.

(a) The Administrative Agent is hereby authorized by each Lender, without the necessity of any notice to or further consent from any Lender, and without the obligation to take any such action, to take any action with respect to any Collateral or any Security Document which may from time to time be necessary to perfect and maintain perfected the Liens of the Security Documents.

(b) The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release (and to execute and deliver such documents, instruments and agreements as the Administrative Agent may deem necessary to release) any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and the full Cash Collateralization of the then outstanding L/C Obligations and the payment in full of all Loans and all other Obligations payable under this Agreement and under the other Credit Documents (other than Obligations in respect of Lender Rate Contracts); (ii) constituting property of the Loan Parties which is sold, transferred or otherwise disposed of in connection with any transaction not prohibited by this Agreement or the Credit Documents; or (iii) if approved or consented to by those of the Lenders required by Section 8.04. Upon request by the Administrative Agent, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 7.07.

(c) Unless all the Lenders otherwise consent in writing, any and all cash collateral for the Obligations shall be released to the Borrower, to the extent not applied to the Obligations, only if (i) the Commitments have been terminated (ii) all Obligations have been paid in full and are no longer outstanding, including, without limitation, any L/C Obligations or any other contingent obligations.

7.08. Performance of Conditions. For the purpose of determining fulfillment by the Borrower and the other Loan Parties of conditions precedent specified in Sections 3.01 and 3.02 only, each Lender shall be deemed to have consented to, and approved or accepted, or to be satisfied with each document or other matter sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required under Article III to be consented to, or approved by or acceptable or satisfactory to, that Lender, unless an officer of the Administrative Agent who is responsible for the transactions contemplated by the Credit Documents shall have received written notice from that Lender prior to the making of the requested Loan or the issuance of the requested Letter of Credit specifying its objection thereto and either (i) such objection shall not have been withdrawn by written notice to the Administrative Agent or (ii) in the case of any condition to the making of a Loan, that Lender shall not have made available to the Administrative Agent that Lender’s Proportionate Share of such Loan or Letter of Credit.

7.09. The Administrative Agent in its Individual Capacity; Other Relationships. The Administrative Agent and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from and generally engage in any kind of banking or other business with any Loan Party and its Affiliates as though the Administrative Agent were not the Administrative Agent or L/C Issuer hereunder. With respect to Loans, if any, made by the Administrative Agent in its capacity as a Lender, the Administrative Agent in its capacity as a Lender shall have the same rights and powers under this Agreement and the other Credit Documents as any other Lender and may exercise the same as though it were not the Administrative Agent or L/C Issuer, and the terms “Lender” or “Lenders” shall include the Administrative Agent in its capacity as a Lender. The Administrative Agent shall not be deemed to hold a fiduciary, trust or other special relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

7.10. Collateral Matters/Lender Rate Contracts. Each Lender on its own behalf on behalf of its Affiliates understands and agrees that (a) counterparties to Lender Rate Contracts will have the benefits of the Collateral as set forth in the Credit Documents so long as such counterparty is a Lender or an Affiliate of a Person that is a Lender and (b) if the Obligations are repaid as described in Section 7.07, the Collateral will be released as described in Section 7.07 and such Lender and its Affiliates will no longer have the benefits of the Collateral.

7.11. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.02(i), 2.02(j), 2.05, 8.02 and 8.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the

Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05, 8.02 and 8.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE VIII. MISCELLANEOUS.

8.01. Notices.

(a) Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon the Borrower, any Lender or the Administrative Agent under this Agreement or the other Credit Documents shall be in writing and faxed, mailed, e-mailed or delivered, if to the Borrower or to the Administrative Agent or the L/C Issuer, at its respective facsimile number or address set forth below or, if to any Lender, at the address or facsimile number specified for such Lender in Part B of Schedule I (or to such other facsimile number or address for any party as indicated in any notice given by that party to the other parties). All such notices and communications shall be effective (a) when sent by an overnight courier service of recognized standing, on the second Business Day following the deposit with such service; (b) when mailed, first-class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and (d) when sent by facsimile transmission or e-mail, upon confirmation of receipt; provided, however, that any notice delivered to the Administrative Agent or the L/C Issuer under Article II shall not be effective until actually received by such Person.

The Administrative Agent and the L/C Issuer:	For Notices of Borrowing, Notices of Conversion and Notices of Interest Period Selection:

Wells Fargo Bank, National Association
201 Third Street, 8th Floor
MAC Mail A0187-08A
San Francisco, California 94103
Attention: Felix Bayani
Tel. No. (415) 477-5330
Fax No. (415) 512-7059
E-mail. agentsf@wellsfargo.com

For all other notices, with a copy to:

Wells Fargo Bank, National Association
3 Palo Alto Square Suite 150
Palo Alto, California 94306
Attention: Lisa Cuppett
Tel. No. (650) 846-2422
Fax No. (650) 493-2053
E-mail. cuppettl@wellsfargo.com

The Borrower:	Netflix, Inc.
100 Winchester Circle
Los Gatos, California 95032
Attention: Barry McCarthy
Tel. No. (408) 540-3740
Fax No. (408) 317-0414
E-mail. bmccarthy@netflix.com

With a copy to:	Netflix, Inc.
100 Winchester Circle
Los Gatos, California 95032
Attention: Renee Budig
Tel. No. (408) 540-3655
Fax No. (408) 384-5170
E-mail. rbudig@netflix.com

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94301
Attention: Kathleen D. Rothman
Tel. No. (650) 493-9300
Fax No. (650) 493-6811
Email. krothman@wsgr.com

Each Notice of Borrowing, Notice of Conversion and Notice of Interest Period Selection shall be given by the Borrower to the Administrative Agent’s office located at the address referred to above during the Administrative Agent’s normal business hours; provided, however, that any such notice received by the Administrative Agent after 10:00 a.m. on any Business Day shall be deemed received by the Administrative Agent on the next Business Day. In any case where this Agreement authorizes notices, requests, demands or other communications by the Borrower to the Administrative Agent or any Lender to be made by telephone, facsimile or e-mail, the Administrative Agent or any Lender may conclusively presume that anyone purporting to be a person designated in any incumbency certificate or other similar document received by the Administrative Agent or a Lender is such a person.

(b) The Borrower agrees that the Administrative Agent may make any material delivered by the Borrower to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrower or any other Loan Party, or any other materials or matters relating to this Agreement, the other Credit Documents or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system (which may be provided by the Administrative Agent, an Affiliate of the Administrative Agent, or any Person that is not an Affiliate of the Administrative Agent), such as IntraLinks, The Debt Exchange, Inc, DXSyndicate. or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform except for liability determined by a final, non-appealable judgment of a court of competent jurisdiction to be due to the Administrative Agent’s gross negligence or willful misconduct. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform. Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

8.02. Expenses. The Borrower shall pay on demand, whether or not any Credit Event occurs hereunder, (a) all reasonable fees and expenses, including syndication expenses, travel expenses, attorneys’, consultants’ and experts’ fees and expenses incurred by the Administrative Agent or the Lead Arranger in connection with the syndication of the facility provided hereunder, due diligence, the preparation, negotiation, execution and delivery of, and the exercise of its duties under, this Agreement and the other Credit Documents, and the preparation, negotiation, execution and delivery of amendments, waivers, consents, modifications and supplements related to the Credit Documents, (b) all reasonable fees and expenses of the Administrative Agent or the Lead Arranger in connection with the use of any Platform and (c) all fees and expenses, including attorneys’ fees and expenses, incurred by the Administrative Agent and the Lenders in the enforcement or attempted enforcement of any of the Obligations or in preserving any of the Administrative Agent’s or the Lenders’ rights and remedies (including, without limitation, all such fees and expenses incurred in connection with any “workout” or restructuring affecting the Credit Documents or the Obligations or any bankruptcy or similar proceeding involving any Loan Party). The obligations of the Borrower under this Section 8.02 shall survive the payment and performance of the Obligations and the termination of this Agreement.

8.03. Indemnification. To the fullest extent permitted by law, and in addition to any other indemnity set forth in the Credit Documents, the Borrower agrees to protect, indemnify, defend and hold harmless the Administrative Agent, the L/C Issuer, the Lead Arranger, the Lenders and their Affiliates and their respective directors, officers, employees, attorneys, agents, trustees and advisors (collectively, “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, judgments, costs, disbursements, claims or reasonable out-of-pocket expenses of any kind or nature and from any suits, claims or demands (including in respect of or for attorneys’ fees and other expenses) arising on account of or in connection with any matter or thing or action or failure to act by Indemnitees, or any of them, arising out of or relating to (a) the Credit Documents or any transaction contemplated thereby or related thereto, including the making of any Loans, the funding of any Unreimbursed Amounts and any use by the Borrower of any proceeds of the Loans or the Letters of Credit, (b) any Environmental Damages, (c) any claims for brokerage fees or commissions in connection with the Credit Documents or any transaction contemplated thereby or in connection with the Borrower’s failure to conclude any other financing, and to reimburse each Indemnitee on demand for all reasonable legal and other expenses incurred in connection with investigating or defending any of the foregoing or (d) the use of any Platform; provided, however, that nothing contained in this Section 8.03 shall obligate the Borrower to protect, indemnify, defend or hold harmless any Indemnitee against any such liabilities, obligations, losses, damages, penalties, judgments, costs, disbursements, claims or expenses (collectively, “Losses”) to the extent (i) determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from the gross negligence, bad faith or willful misconduct of such Indemnitee, (ii) directly arising from a breach of such Indemnitee’s obligations under this Agreement, or (iii) arising out of any litigation or proceeding that does not involve any act or omission of the Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee; provided further that unless the Borrower has acted in bad faith, it shall have no liability to any Indemnitee for any consequential or punitive damages. Upon receiving knowledge of any suit, claim or demand asserted by a third party that the Administrative Agent or any Lender believes is covered by this indemnity, the Administrative Agent or such Lender shall give the Borrower notice of the matter and the Administrative Agent or such Lender may select its own counsel or request that the Borrower defend such suit, claim or demand, with legal counsel reasonably satisfactory to the Administrative Agent or such Lender as the case may be, at the Borrower’s sole cost and expense; provided, however, that the Administrative Agent or such Lender shall not be required to so notify the Borrower and the Administrative Agent or such Lender shall have the right to defend, at the Borrower’s sole cost and expense, any such matter that is in connection with a formal proceeding instituted by any Governmental Authority having authority to regulate or oversee any aspect of the Administrative Agent’s or such Lender’s business or that of its Affiliates. The Administrative Agent or such Lender may also require the Borrower to defend the matter. Notwithstanding the foregoing provisions, the Indemnitees will be entitled to employ one counsel (or, if any such Indemnitee reasonably determines that a conflict of interest or other reasonable basis exists which makes representation by one counsel for the Indemnitees not advisable, its own separate counsel) for all such Indemnitees separate from counsel for the Borrower and for any other party in such action if any such Indemnitee reasonably determines that a conflict of interest or other reasonable basis exists which makes representation by counsel chosen by the Borrower not advisable, all at the Borrower’s expense. In the event an Indemnitee (or any of its officers, directors or employees) appears as a witness in any action or proceeding brought against the Borrower in which an Indemnitee is not named as a defendant, the Borrower agrees to reimburse such Indemnitee for all out-of-pocket expenses incurred by it (including fees and expenses of counsel) in connection with its appearing as a witness. Any failure or delay of the Administrative Agent or any Lender to notify the Borrower of any such suit, claim or demand shall not relieve the Borrower of its obligations under this Section 8.03. No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction. The Borrower shall not, without the prior written consent of each Indemnitee affected thereby (which consent will not be unreasonably withheld), settle any threatened or pending claim or action that would give rise to the right of any Indemnitee to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnitee and (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnitee. The obligations of the Borrower under this Section 8.03 shall survive the payment and performance of the Obligations and the termination of this Agreement.

8.04. Waivers; Amendments. Any term, covenant, agreement or condition of this Agreement or any other Credit Document may be amended or waived, and any consent under this Agreement or any other Credit Document may be given, if such amendment, waiver or consent is in writing and is signed by the Borrower and the Required Lenders (or the Administrative Agent on behalf of the Required Lenders with the written approval of the Required Lenders); provided, however, that:

(a) Any amendment, waiver or consent which would (i) amend the definition of “Required Lenders”, or modify in any other manner the number or percentage of the Lenders required to make any determinations or to waive any rights under, or to modify any provision of, this Agreement, (ii) increase the Total Commitment (except as contemplated by Section 2.01(b)), (iii) extend the Maturity Date, (iv) reduce the principal of or interest on any Loan or L/C Borrowing or any fees or other amounts payable for the account of the Lenders hereunder, (v) extend any date fixed for any payment of the principal of or interest on any Loans or any fees or other amounts payable for the account of the Lenders, (vi) amend this Section 8.04 or Section 2.10, (vii) release any Loan Party (including the release of any Guarantor from the Guaranty), or (viii) increase the dollar amounts in Section 2.01(b), must be in writing and signed or approved in writing by all of the Lenders;

(b) Any amendment, waiver or consent which releases any substantial part of the Collateral must be in writing and signed or approved in writing by all Lenders, except that (i) any release in connection with a sale or other disposition of Collateral authorized by Section 5.02(c) shall not require the approval of any Lenders and (ii) any amendment, waiver or consent which modifies the terms of Section 5.02(c) (including any modification relating to the prepayment of proceeds from any such sale or other disposition) shall require the consent of the Required Lenders;

(c) Any amendment, waiver or consent which increases or decreases the Proportionate Share of any Lender must be in writing and signed by such Lender (other than any such document that implements the provisions of Section 2.01(b));

(d) Any amendment, waiver or consent which affects the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it must be in writing and signed by the L/C Issuer;

(e) Any amendment, waiver or consent which affects the rights of the Lead Arranger under Section 8.02 or Section 8.03 must be in writing and signed by the Lead Arranger; and

(f) Any amendment, waiver or consent which affects the rights or obligations of the Administrative Agent must be in writing and signed by the Administrative Agent.

No failure or delay by the Administrative Agent or any Lender in exercising any right under this Agreement or any other Credit Document shall operate as a waiver thereof or of any other right hereunder or thereunder nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right hereunder or thereunder. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given. The Lenders may condition the giving or making of any amendment, waiver or consent of any term, covenant, agreement or condition of this Agreement or any other Credit Document on payment of a fee by the Borrower.

In connection with any such proposed amendment, modification, waiver or termination requiring the consent of all Lenders (such proposed amendment, modification, waiver or termination, a “Proposed Change”), if the consent of the Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 8.04 being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request, the Lender that is acting as the Administrative Agent or an Eligible Assignee that is acceptable to the Administrative Agent shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Lender that is acting as the Administrative Agent or such Eligible Assignee, all of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this paragraph, the Commitments, the Loans and L/C Advances) for an amount equal to the principal balance of all Loans and L/C Advances, by the Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale (or such other amounts as may be agreed upon by the Non-Consenting Lender and the assignee). In such event, such Non-Consenting Lender agrees to execute an Assignment Agreement to reflect such purchase and sale, but regardless of whether such Assignment Agreement is executed, such Non-Consenting Lender’s rights hereunder, except rights under Section 8.03 with respect to actions prior to such date, shall cease from and after the date of tender by the purchaser of the amount of the purchase price.

In addition, notwithstanding the foregoing, (x) the Fee Letter may only be amended, modified or changed, or rights or privileges thereunder waived, only by the parties thereto in accordance with the respective provisions thereof and (y) each Lender Rate Contract may only be amended, modified or changed, or rights or privileges thereunder waived, only by the parties thereto in accordance with the respective provisions thereof.

Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Borrower or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 6.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 8.06 (subject to the terms of Section 2.10), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 6.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.10, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

8.05. Successors and Assigns.

(a) Binding Effect. This Agreement and the other Credit Documents shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and permitted assigns, except that other than any merger involving a Guarantor permitted by Section 5.02(d)(i)(A), no Loan Party may assign or transfer any of its rights or obligations under any Credit Document without the prior written consent of the Administrative Agent and each Lender. Any purported assignment or transfer by a Loan Party in violation of the foregoing shall be null and void.

(b) Participations. Any Lender may, without notice to or consent of the Borrower, at any time sell to one or more banks or other financial institutions (“Participants”) participating interests in all or a portion of any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under this Agreement and the other Credit Documents (including for purposes of this subsection (b), participations in L/C Obligations). In the event of any such sale by a Lender of participating interests, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of its Notes for all purposes under this Agreement and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any such sale is effected may require the selling Lender to obtain the consent of the Participant in order for such Lender to agree in writing to any amendment, waiver or consent of a type specified in clause (i), (ii), (iii), (iv), (v) or (vii) of Section 8.04(a) or Section 8.04(b) but may not otherwise require the selling Lender to obtain the consent of such Participant to any other amendment, waiver or consent hereunder. The Borrower agrees that if amounts outstanding under this Agreement and the other Credit Documents are not paid when due (whether upon acceleration or otherwise), each Participant shall, to the fullest extent permitted by law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any other Credit Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any other Credit Documents; provided, however, that (i) no Participant shall exercise any rights under this sentence without the consent of the Administrative Agent, (ii) no Participant shall have any rights under this sentence which are greater than those of the selling Lender and (iii) such rights of setoff shall be subject to the obligation of such Participant to share the payment so obtained with all of the Lenders as provided in Section 2.10(b). The Borrower also agrees that any Lender which has transferred any participating interest in its Commitment or Loans shall, notwithstanding any such transfer, be entitled to the full benefits accorded such Lender under Sections 2.11, 2.12 and 2.13, as if such Lender had not made such transfer.

(c) Assignments. Any Lender may, at any time, sell and assign to any Lender or any Eligible Assignee (individually, an “Assignee Lender”) all or a portion of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this subsection (c), participations in L/C Obligations) (such a sale and assignment to be referred to herein as an “Assignment”) pursuant to an assignment agreement in substantially the form of Exhibit E (an “Assignment Agreement”), executed by each Assignee Lender and such assignor Lender (an “Assignor Lender”) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that:

(i) Without the written consent of the Administrative Agent and, if no Event of Default has occurred and is continuing, the Borrower (which consent of the Administrative Agent and the Borrower shall not be unreasonably withheld or delayed), no Lender may make any Assignment to any Assignee Lender which is not, immediately prior to such Assignment, a Lender hereunder or an Affiliate thereof or Approved Fund as to such Lender;

(ii) Without the written consent of (1) the Administrative Agent, (2) if such Assignment would result in the Assignee Lender becoming a Lender, the L/C Issuer, and (3) if no Event of Default has occurred and is continuing, the Borrower (which consents shall not be unreasonably withheld or delayed), no Lender may make any Assignment to any Assignee Lender (I) that is less than Ten Million Dollars ($10,000,000) in the aggregate or (II) if, after giving effect to such Assignment, the Commitment or Loans of such Lender or such Assignee Lender would be less than Ten Million Dollars ($10,000,000) (except that, in each case, a Lender may make an Assignment which reduces its Commitment or Loans to zero without the written consent of the Borrower and the Administrative Agent except to the extent such written consent is required by clause (i) above and clause (iii) below); and

(iii) Without the written consent of the Administrative Agent and, if no Default has occurred and is continuing, the Borrower (which consent of the Administrative Agent and the Borrower shall not be unreasonably withheld or delayed), no Lender may make any Assignment which does not assign and delegate an equal pro rata interest in such Lender’s Loans, Commitment and all other rights, duties and obligations of such Lender under this Agreement and the other Credit Documents.

Upon such execution, delivery, acceptance and recording of each Assignment Agreement, from and after the Assignment Effective Date determined pursuant to such Assignment Agreement, (A) each Assignee Lender thereunder shall be a Lender hereunder with a Commitment and Loans as set forth on Attachment 1 to such Assignment Agreement and shall have the rights, duties and obligations of such a Lender under this Agreement and the other Credit Documents, and (B) the Assignor Lender thereunder shall be a Lender with a Commitment and Loans as set forth on Attachment 1 to such Assignment Agreement or, if the Commitment and Loans of the Assignor Lender have been reduced to $0, the Assignor Lender shall cease to be a Lender and to have any obligation to make any Loan; provided, however, that any such Assignor Lender which ceases to be a Lender shall continue to be entitled to the benefits of any provision of this Agreement which by its terms survives the termination of this Agreement. Each Assignment Agreement shall be deemed to amend Schedule I to the extent, and only to the extent, necessary to reflect the addition of each Assignee Lender, the deletion of each Assignor Lender which reduces its Commitment and Loans to $0 and the resulting adjustment of Commitment and Loans arising from the purchase by each Assignee Lender of all or a portion of the rights and obligations of an Assignor Lender under this Agreement and the other Credit Documents. On or prior to the Assignment Effective Date determined pursuant to each Assignment Agreement, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Note of the Assignor Lender thereunder, a new Note to each Assignee Lender thereunder that requests such a note (with each new Note to be in an amount equal to the Commitment assumed by such Assignee Lender) and, if the Assignor Lender is continuing as a Lender hereunder, a new Note to the Assignor Lender if so requested by such Assignor Lender (with the new Note to be in an amount equal to the Commitment retained by it). Each such new Note shall be dated the Closing Date, and each such new Note shall otherwise be in the form of the Note replaced thereby. The Notes surrendered by the Assignor Lender shall be returned by the Administrative Agent to the Borrower marked “Replaced”. Each Assignee Lender which was not previously a Lender hereunder and which is not organized under the laws of the United States of America or a state thereof shall, within three (3) Business Days of becoming a Lender, deliver to the Borrower and the Administrative Agent (A) two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI (or successor applicable form), as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes or (B) in the case of a Lender that is a Non-Bank Lender, (i) a Non-Bank Certificate and (ii) two accurate and complete original signed copies of United States Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from withholding or deduction of United States federal income tax with respect to payments of interest to be made under this

Agreement, but only if and to the extent such Lender is legally entitled to do so and if such Lender is unable to, such Lender (other than an assignee pursuant to a request by the Borrower under Section 2.15) shall not be entitled to indemnification for such Taxes under Section 2.12 greater than that to which its assignor was entitled immediately preceding such Assignment.

Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo assigns all of its Commitment and Loans pursuant to subsection (c) above, Wells Fargo may, upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Wells Fargo as L/C Issuer. Wells Fargo shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund participations in Unreimbursed Amounts pursuant to Section 2.02(c)).

(d) Register. The Borrower hereby designates the Administrative Agent (the “Agent”), and the Agent agrees, to serve as the Borrower’s agent, solely for purposes of this Section 8.05(d), to maintain a register at its address referred to in Section 8.01 (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by, and Letters of Credit of, each of the Lenders and each repayment in respect of the principal amount of the Loans and Letters of Credit of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect the Borrower’s obligations in respect of such Loans or Letters of Credit. With respect to any Lender, the transfer of the Commitment of such Lender and the rights to the principal of, and interest on, any Loan or Letter of Credit made pursuant to such Commitment shall not be effective until such transfer is recorded on the Register maintained by the Agent. The ownership of such Commitment, Loans and Letters of Credit prior to such recordation and all amounts owing to the transferor with respect to such Commitment, Loans and Letters of Credit shall remain owing to the transferor. The registration of an assignment or transfer of all or part of any Commitment, Loan or Letter of Credit shall be recorded by the Agent on the Register only upon the acceptance by the Agent of a properly executed and delivered Assignment Agreement pursuant to Section 8.05(c). Coincident with the delivery of such an Assignment Agreement to the Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to assigning or transferor Lender. The Borrower agrees to indemnify the Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Agent in performing its duties under this Section 8.05(d).

(e) Registration. Upon its receipt of an Assignment Agreement executed by an Assignor Lender and an Assignee Lender (and, to the extent required by Section 8.05(c), by the Borrower and the Administrative Agent) together with payment to the Administrative Agent by Assignor Lender of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment Agreement and (ii) on the Assignment Effective Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower. The Administrative

Agent may, from time to time at its election, prepare and deliver to the Lenders and the Borrower a revised Schedule I reflecting the names, addresses and respective Commitment or Loans of all Lenders then parties hereto (and in any event Schedule I shall be deemed amended to reflect any assignment consummated pursuant to the terms of this Agreement or upon any Lender becoming a party to this Agreement by any other means (including pursuant to a joinder as contemplated by Section 2.01(b)).

(f) Confidentiality. Subject to Section 8.10, the Administrative Agent and the Lenders may disclose the Credit Documents and any financial or other information relating to the Loan Parties to each other or to any potential Participant or Assignee Lender.

(g) Pledges to Federal Reserve Banks; Other Pledges of Notes. Notwithstanding any other provision of this Agreement, any Lender may at any time assign all or a portion of its rights under this Agreement and the other Credit Documents to a Federal Reserve Bank. No such assignment shall relieve the assigning Lender from its obligations under this Agreement and the other Credit Documents. In the case of any Lender that is a Fund, such Lender may (i) assign or pledge all or any portion of the Loans held by it (and Notes evidencing such Loans) to the trustee under any indenture to which such Lender is a party in support of its obligations to the trustee for the benefit of the applicable trust beneficiaries, or (ii) pledge all or any portion of the Loans held by it (and Notes evidencing such Loans) to its lenders for collateral security purpose; provided, however, no such pledgee under clause (i) or (ii) shall become a Lender hereunder (by foreclosure, transfer in lieu of foreclosure or otherwise) unless and until it complies with the assignment provisions of this Agreement to become a Lender hereunder and has received all consents required hereunder.

(h) True Sale. All participations in the Obligations or any portion thereof, whether pursuant to provisions hereof or otherwise, are intended to be “true sales” for purposes of financial reporting in accordance with Statement of Financial Accounting Standards No. 140. Accordingly, the L/C Issuer or any Lender that sells or is deemed to have sold a participation in the Obligations (including any participations in Letters of Credit and/or Loans, any participations described in clause (b) above and any participations under Section 2.10(b)) (each a “Participation Seller”) hereby agrees that if such Participation Seller receives any payment in respect of the Obligations to which such participation relates through the exercise of setoff by such Participation Seller against the Borrower or any other obligor, then such Participation Seller agrees to promptly pay to the participating party in such participation such participant’s pro rata share of such setoff (after giving effect to any sharing with the Lenders under Section 2.10(b) hereof).

(i) Additional Forms. If required by applicable Governmental Rules or otherwise deemed prudent by the Administrative Agent, the Borrower and each Lender shall prepare, execute and deliver a completed Form U-1 (or Form G-3, as applicable) for each Lender (and, if applicable, for each Participant, in which case the applicable Lender shall cause its Participant to satisfy the requirements of this Section).

8.06. Setoff. In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, with the prior consent of the Administrative Agent but without prior notice to or consent of the Borrower, any such notice and consent being expressly waived by the Borrower to the extent permitted by applicable Governmental Rules, upon the occurrence and during the continuance of an Event of Default, to set-off and apply against the Obligations any amount owing from such Lender to the Borrower. The aforesaid right of set-off may be exercised by such Lender against the Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrower or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off may not have been exercised by such Lender at any prior time. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

8.07. No Third Party Rights. Nothing expressed in or to be implied from this Agreement is intended to give, or shall be construed to give, any Person, other than the parties hereto and their permitted successors and assigns hereunder, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or under or by virtue of any provision herein.

8.08. Partial Invalidity. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

8.09. Jury Trial. EACH OF THE BORROWER, THE LENDERS AND THE ADMINISTRATIVE AGENT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE GOVERNMENTAL RULES, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT.

8.10. Confidentiality. Neither any Lender nor the Administrative Agent shall disclose to any Person any Confidential Information, except that any Lender or the Administrative Agent may disclose any such information (a) to its own directors, officers, employees, auditors, counsel and other advisors and to its Affiliates that have a reasonable basis to receive such Confidential Information provided that such persons agree or are otherwise obligated to keep the Confidential Information confidential in a manner consistent with which they keep their own Confidential Information confidential; (b) to any other Lender, the Trade Bank or the Administrative Agent; (c) if required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over such Lender or the Administrative Agent; (d) if required in response to any summons or subpoena; provided that, to the extent permitted by applicable law, the Administrative Agent or applicable Lender shall use reasonable efforts to provide the Borrower with notice thereof and a reasonable opportunity to object prior to responding; provided further that any failure to provide such notice to the Borrower shall not affect the rights of the Administrative Agent and the Lenders under the Credit Documents or the obligations of the Loan Parties under the Credit Documents; (e) in connection with any enforcement by the Lenders and the Administrative Agent of their rights under this

Agreement or the other Credit Documents or any litigation among the parties relating to the Credit Documents or the transactions contemplated thereby; provided that, to the extent permitted by applicable law, the Administrative Agent or applicable Lender shall use reasonable efforts to provide the Borrower with notice thereof and a reasonable opportunity to object prior to disclosure; provided further that any failure to provide such notice to the Borrower shall not affect the rights of the Administrative Agent and the Lenders under the Credit Documents or the obligations of the Loan Parties under the Credit Documents; (f) to comply with any Requirement of Law applicable to such Lender or the Administrative Agent; (g) to any Assignee Lender or Participant or counterparty (or its advisors) to any Lender Rate Contract or any prospective Assignee Lender or Participant or counterparty (or its advisors) to any Lender Rate Contract; provided that such Assignee Lender or Participant or prospective Assignee Lender or Participant agrees to be bound by the provisions of (or provisions substantially similar to) this Section 8.10; or (i) otherwise with the prior consent of such Loan Party; provided, however, that any disclosure made in violation of this Agreement shall not affect the obligations of the Loan Parties under this Agreement and the other Credit Documents. Nothing in this Section 8.10 shall limit the use of any Platform as described in Section 8.01(b). Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (x) the Confidential Information may include material non-public information concerning the Borrower or any of its Subsidiaries, as the case may be, (y) it has developed compliance procedures regarding the use of material non-public information and (z) it will handle such material non-public information in accordance with applicable laws, including United States Federal and state securities laws.

8.11. Counterparts. This Agreement may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes. Transmission by facsimile, “pdf” or similar electronic copy of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. Any party hereto may request an original counterpart of any party delivering such electronic counterpart.

8.12. Consent to Jurisdiction. Each of the parties to this Agreement irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York and the courts of the United States of America located in New York, New York and agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any of the other Credit Documents may be brought against such party in any such courts. Final judgment against any party in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law. Nothing in this Section 8.12 shall affect the right of any party to commence legal proceedings or otherwise sue any other party in any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other papers upon any other party in any manner authorized by the laws of any such jurisdiction. The Borrower agrees that process served either personally or by registered mail shall, to the extent permitted by law, constitutes adequate service of process in any such suit. Each of the parties to this Agreement irrevocably waives to the fullest extent permitted by applicable Governmental Rules (a) any objection which it may have now or in the future to the laying of the venue of any such action, suit or proceeding in any court referred to in the first sentence above; (b) any claim that any such action, suit or proceeding has been brought in an inconvenient forum; (c) its right of removal of any matter commenced by any other party in the courts of the State of New York to any court of the United States of America; (d) any immunity which it or its assets may have in respect of its obligations under this Agreement or any other Credit Document from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process; and (e) any right it may have to require the moving party in any suit, action or proceeding brought in any of the courts referred to above arising out of or in connection with this Agreement or any other Credit Document to post security for the costs of any party or to post a bond or to take similar action.

8.13. Relationship of Parties. The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other, is, and at all times shall remain, solely that of borrower and lenders. Neither the Lenders nor the Administrative Agent shall under any circumstances be construed to be partners or joint venturers of the Borrower or any of its Affiliates; nor shall the Lenders nor the Administrative Agent under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with the Borrower or any of its Affiliates, or to owe any fiduciary duty to the Borrower or any of its Affiliates. The Lenders and the Administrative Agent do not undertake or assume any responsibility or duty to the Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform the Borrower or any of its Affiliates of any matter in connection with its or their property, any security held by the Administrative Agent or any Lender or the operations of the Borrower or any of its Affiliates. The Borrower and each of its Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by any Lender or the Administrative Agent in connection with such matters is solely for the protection of the Lenders and the Administrative Agent and neither the Borrower nor any of its Affiliates is entitled to rely thereon.

8.14. Time. Time is of the essence as to each term or provision of this Agreement and each of the other Credit Documents.

8.15. Waiver of Punitive Damages. Notwithstanding anything to the contrary contained in this Agreement, the Borrower hereby agrees that it shall not seek from the Lenders or the Administrative Agent punitive or consequential damages under any theory of liability.

8.16. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act. The Borrower shall, promptly following a request by the Administrative Lender or any Lender, provide all documentation and other information that the Administrative Lender or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

8.17. Clarification. Notwithstanding anything to the contrary, the parties hereto understand and agree that Wells Fargo is acting in various capacities under this Agreement and the other Credit Documents and therefore shall be permitted to fulfill its roles and manage its various duties hereunder in such manner as Wells Fargo sees fit and, for the avoidance of doubt, in lieu of sending notices to itself when acting in different capacities Wells Fargo may keep internal records regarding all such communications, notices and actions related to this Agreement and the other Credit Documents in accordance with its past practice.

[The first signature page follows.]

IN WITNESS WHEREOF, the Borrower, the Lenders, the Administrative Agent, and the L/C Issuer have caused this Agreement to be executed as of the day and year first above written.

BORROWER:

NETFLIX, INC., a Delaware corporation

By:	/s/ Barry McCarthy
Name:	Barry McCarthy
Title:	Chief Financial Officer

SIGNATURE PAGE TO CREDIT AGREEMENT

ADMINISTRATIVE AGENT and L/C ISSUER

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and L/C Issuer

By:	/s/ Lisa Cuppett
Name:	Lisa Cuppett
Title:	Senior Vice President

THE LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Lisa Cuppett
Name:	Lisa Cuppett
Title:	Senior Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT

BANK OF AMERICA, N.A.

By:	/s/ Ronald J. Drobny
Name:	Ronald J. Drobny
Title:	Senior Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT

SCHEDULE I

THE LENDERS

Part A

Name of Lender	Commitment	Proportionate Share
Wells Fargo Bank, National Association	$50,000,000	50.00000000%
Bank of America, N.A.	$50,000,000	50.00000000%
Total	$100,000,000	100%

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Part B

WELLS FARGO BANK, NATIONAL ASSOCIATION

as a Lender

Notices:

Wells Fargo Bank, National Association

3 Palo Alto Square Suite 150

Palo Alto, California 94306

Attention: Lisa Cuppett

Tel. No. (650) 846-2422

Fax No. (650) 493-2053

E-mail. cuppettl@wellsfargo.com

Domestic and Euro-Dollar Lending Office:

Wells Fargo Bank, National Association

201 Third Street, 8th Floor

MAC Mail A0187-08A

San Francisco, California 94103

Attention: Felix Bayani

Tel. No. (415) 477-5330

Fax No. (425) 512-7059

E-mail. agentsf@wellsfargo.com

BANK OF AMERICA, N.A.

as a Lender

Notices:

Bank of America, N.A.

315 Montgomery Street, 13th Floor

San Francisco, California 94104

Attention: Edmundo Co

Tel. No. (415) 913-2840

Fax No. (877) 481-5962

E-mail. edmundo.g.co@bankofamerica.com

Domestic and Euro-Dollar Lending Office:

Bank of America, N.A.

315 Montgomery Street, 13th Floor

San Francisco, California 94104

Attention: Edmundo Co

Tel. No. (415) 913-2840

Fax No. (877) 481-5962

E-mail. edmundo.g.co@bankofamerica.com

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SCHEDULE 3.01

Conditions Precedent

Initial Conditions Precedent

(a) Principal Credit Documents.

(i) This Agreement, duly executed by the Borrower, each Lender and the Administrative Agent;

(ii) A Note payable to each Lender, each duly executed by the Borrower;

(iii) The Pledge Agreement in form and substance satisfactory to the Administrative Agent, duly executed by the Borrower and the Administrative Agent; and

(iv) A completed Collateral Certificate, duly executed by the Borrower.

(b) Borrower Organizational Documents.

(i) The certificate of incorporation of the Borrower, certified as of a recent date prior to the Closing Date by the Secretary of State (or comparable official) of the Borrower’s state of incorporation;

(ii) A certificate of the Secretary or an Assistant Secretary of the Borrower, dated the Closing Date, certifying (A) that attached thereto is a true and correct copy of the bylaws of the Borrower as in effect on the Closing Date; (B) that attached thereto are true and correct copies of resolutions duly adopted by the board of directors of the Borrower and continuing in effect, which authorize the execution, delivery and performance by the Borrower of this Agreement and the other Credit Documents executed or to be executed by the Borrower and the consummation of the transactions contemplated hereby and thereby; (C) that there are no proceedings pending for the dissolution or liquidation of the Borrower; and (D) the incumbency, signatures and authority of the officers of the Borrower authorized to execute, deliver and perform this Agreement, the other Credit Documents and all other documents, instruments or agreements related thereto executed or to be executed by the Borrower;

(iii) Certificates of good standing (or comparable certificates) for the Borrower, certified as of a recent date prior to the Closing Date by the Secretary of State (or comparable official) of Delaware and the State of California; and

(iv) Certificates of the Franchise Tax Board, Secretary of State or comparable official of the same states referenced in clause (iii) above for the Borrower, dated as of a date close to the Closing Date, stating that the Borrower is in good tax standing under the laws of such states.

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(c) Financial Statements, Financial Condition, Etc.

(i) A copy of the audited Financial Statements of the Borrower and its Subsidiaries for fiscal years ended December 31, 2006 through 2008 (prepared on a consolidated basis), each with an unqualified opinion from KPMG LLP;

(ii) A copy of the unaudited Financial Statements of the Loan Parties for the fiscal quarter ended as of June 30, 2009 (prepared on a consolidated basis), certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition, results of operations and other information reflected therein and to have been prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (which certification requirement shall be satisfied by the certification provided in Exhibit 31 to the Company’s Quarterly Report on Form 10-Q for such fiscal quarter);

(iii) A copy of (and the Administrative Agent’s and Required Lenders’ satisfactory review of) the projected financial statements of the Loan Parties by fiscal year for each of the fiscal years through the Maturity Date, including, in each case, projected balance sheets, statements of income and retained earnings and statements of cash flow of the Loan Parties, all in reasonable detail and in any event to include quarterly projections for the first two years after the Closing Date, all prepared by a financial officer of the Borrower;

(iv) A certificate of the Borrower as to the financial condition and solvency of the Borrower on a pro forma basis after giving effect to the transactions and the Borrowings necessary to pay all fees, costs and other expenses related hereto, in form and substance reasonably satisfactory to the Administrative Agent certified by the chief financial officer or other officer familiar with the financial operations of the Borrower; and

(v) Such other financial, business and other information regarding the Borrower or any other Loan Party as the Administrative Agent, the L/C Issuer or any Lender may reasonably request.

(d) Collateral Documents.

(i) Evidence that upon the filing of appropriate financing statements the Administrative Agent will have a valid, perfected first priority Lien on all Collateral, subject to Permitted Liens;

(ii) Uniform Commercial Code search certificates from the jurisdictions in which Uniform Commercial Code financing statements are to be filed pursuant to subsection (d)(i) above reflecting no other financing statements or filings which evidence Liens of other Persons in the Collateral which are prior to the Liens granted to the Administrative Agent in this Agreement, the Security Documents and the other Credit Documents, except for any such prior Liens (a) which are expressly permitted by this Agreement to be prior or (b) for which the Administrative Agent has received a termination statement or and has made a satisfactory arrangement concerning the termination of the Liens securing such Indebtedness pursuant to subsection (d)(ii) above;

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(iii) Such other documents, instruments and agreements as the Administrative Agent may reasonably request to establish and perfect the Liens granted to the Administrative Agent or any Lender in this Agreement, the Security Documents and the other Credit Documents; and

(iv) Such other evidence as the Administrative Agent may reasonably request to establish that the Liens granted to the Administrative Agent or any Lender in this Agreement, the Security Documents and the other Credit Documents are or upon the proper filings shall be perfected and prior to the Liens of other Persons in the Collateral, except for any such Liens which are expressly permitted by this Agreement to be prior.

(e) Opinion. A favorable written opinion from Wilson Sonsini Goodrich & Rosati, P.C., special counsel for the Borrower dated the Closing Date, addressed to the Administrative Agent for the benefit of the Administrative Agent and the Lenders, covering such legal matters as the Administrative Agent may reasonably request and otherwise in form and substance satisfactory to the Administrative Agent.

(f) Other Items.

(i) A duly completed and timely delivered Notice of Borrowing;

(ii) Due diligence satisfactory to the Administrative Agent and the Lenders shall have been completed (including, without limitation, corporate/company documentation, ownership and organizational structure);

(iii) Since December 31, 2008, no event or circumstance shall have occurred that has resulted or could reasonably be expected to result in a material adverse change in the business, operations, condition (financial or otherwise), assets, or liabilities (whether actual or contingent) of the Borrower individually or the Loan Parties (taken as a whole);

(iv) There shall not exist (A) any order, decree, judgment, ruling or injunction which restrains any part of the consummation of the transactions contemplated under this Agreement in the manner contemplated by the Credit Documents (or any documents executed in connection therewith); or (B) any litigation shall be pending or, to the Borrower’s knowledge, threatened against any Loan Party as of the Closing Date which could reasonably be expected to have a Material Adverse Effect;

(v) A certificate of a Responsible Officer of the Borrower, addressed to the Administrative Agent and dated the Closing Date, certifying that:

(A) The representations and warranties set forth in Article IV and in the other Credit Documents are true and correct in all material respects (except to the extent that such representation and warranty is qualified by materiality, in which case such representation and warranty must be true in all respects) as of such date (except for such representations and warranties made as of a specified date, which shall be true as of such date); and

(B) No Default has occurred and is continuing as of such date;

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(vi) All fees and expenses payable to the Administrative Agent and the Lenders on or prior to the Closing Date (including all fees payable to the Administrative Agent pursuant to the Fee Letter);

(vii) All fees and expenses of counsel to the Administrative Agent invoiced through the Closing Date; and

(viii) Such other evidence as the Administrative Agent or any Lender may reasonably request to establish the accuracy and completeness of the representations and warranties and the compliance with the terms and conditions contained in this Agreement and the other Credit Documents.

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